 Filed Pursuant to 424(b)(4)
 Registration Nos. 333-290204 and 333-290643
PROSPECTUS
Alaska Silver Corp.
18,460,000 Units
Consisting of 18,460,000 Subordinate Voting Shares
and
18,460,000 Warrants to Purchase Subordinate Voting Shares
18,460,000 Subordinate Voting Shares Issuable upon the Exercise of the Warrants
This is the initial public offering of our securities in the United States. We are offering 18,460,000 units (each a “Unit”), each Unit consisting of one of our subordinate voting shares, no par value, and one warrant to purchase one subordinate voting share, pursuant to this prospectus, at a public offering price per Unit of $0.65. Each warrant, with an exercise price of $0.97, will be immediately exercisable to purchase one subordinate voting share and will expire three years from the date of issuance. The subordinate voting shares and warrants comprising the Units will be immediately separable upon issuance. This prospectus also relates to the offering of the subordinate voting shares issuable upon the exercise of the warrants offered hereby. We have not made any arrangements to place the proceeds from this offering, if any, in an escrow or trust account. We do not intend to apply for listing or quotation of the warrants on any national securities exchange or trading system. Therefore, without an active trading market for the warrants, the liquidity of such warrants will be limited.
The Units are being offered and sold in this offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and are being offered and sold under Canadian securities laws, to the extent applicable, pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45-106 — Prospectus Exemptions (the “LIFE Offering Exemption”).
Our subordinate voting shares are currently quoted under the symbol “WAM” on the TSXV. We are seeking the quotation of our subordinate voting shares on the OTCQX Market (“OTCQX”), which is a quotation service for subscribing members, not an issuer listing service, and provides real-time quotes, last sale prices, and volume information for over-the-counter securities. Only market makers can apply to quote securities.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
IN THE UNITED STATES, THIS OFFERING IS LIMITED TO “ACCREDITED INVESTORS”, AS DEFINED IN RULE 501(a) OF REGULATION D UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.
ARIZONA INVESTORS
SALES OF SECURITIES IN THIS OFFERING MAY BE MADE TO RESIDENTS OF ARIZONA ONLY IF THEY QUALIFY UNDER ONE OF THESE TWO FINANCIAL SUITABILITY STANDARDS UNDER ARIZONA ADMIN. CODE § R14-4-144: (1) A minimum of $150,000 gross income (or $200,000 with spouse), during the prior year, and a reasonable expectation of same income in the current year; or (2) A minimum net worth of $350,000 (or $400,000 with spouse), exclusive of home, home furnishings and automobiles, with the investment not exceeding 10% of the investor’s net worth (or net worth of investor and spouse).
Investing in our securities involves a high degree of risk. Before investing in our securities, please carefully read the discussion of material risks of investing in our securities as described in the section entitled “Risk Factors” beginning on page 9 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	PER UNIT	TOTAL
Initial Public Offering Price	$0.65000	$11,999,000
Underwriting discounts and commissions paid by us(1)	$0.04875	$899,925
Proceeds to us, before expenses(2)	$0.60125	$11,099,075

(1)
We have also agreed to issue to the underwriters warrants to purchase up to a number of subordinate voting shares equal to 4% of the Units sold in this offering (the “Underwriters’ Warrants”). See “Underwriting” beginning on page 81 for additional information regarding underwriting discounts and commissions, expense, and other compensation payable to the underwriters.

(2)
The amount of proceeds, before expenses, to us does not give effect to any exercise of (a) the option we have granted to the underwriters to purchase additional Units from us as described below or (b) the warrants to be issued in the Units or the Underwriters’ Warrants.

We have granted the underwriters an option to purchase up to 2,769,000 additional Units from us for a period of 30 days from the date of this prospectus to cover over-allotments, if any.
The underwriters expects to deliver the Units on or about October 3, 2025.
Cantor
Sole Bookrunner
Prospectus dated September 30, 2025.

i

ABOUT THIS PROSPECTUS AND EXCHANGE RATES
Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.
We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.
Unless otherwise indicated, references in this prospectus to “$”, “dollars”, or “United States dollars” are to United States dollars. Canadian dollars are referred to herein as “Canadian dollars” or “C$.”
The high, low, average and closing rates for exchanging Canadian dollars into United States dollars for each of the periods indicated, as quoted by the Bank of Canada, were as follows:
	Year Ended December 31		Quarter Ended June 30, 2025
	2024	2023
High for period	$0.7510	$0.7617	$0.7376
Low for period	$0.6937	$0.7207	$0.6956
Average rate for period	$0.7302	$0.7410	$0.7222
Rate at end of period	$0.6950	$0.7383	$0.7330
On December 31, 2024, the Bank of Canada daily rate of exchange was $1.00 = C$1.4389 or C$1.00 = $0.6950.
On June 30, 2025, the Bank of Canada daily rate of exchange was $1.00 = C$1.3643 or C$1.00 = $0.7330.
On September 29, 2025, the Bank of Canada daily rate of exchange was $1.00 = $1.3921 or C$1.00 = $ 0.7183.

PROSPECTUS SUMMARY
This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our securities. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.
Unless the context indicates otherwise, as used in this prospectus, the terms “Alaska Silver,” “the Company,” “we,” “us,” “our,” “our company” and “our business” refer to Alaska Silver Corp.
Our Company
Overview
We are a mineral exploration company. Our portfolio consists of five mineral properties in the Illinois Creek District of western Alaska, which contain gold, silver, copper, lead, and zinc at varying stages of exploration and deposit styles. They include a Carbonate Replacement Deposit, or “CRD”, a past-producing open pit oxide gold mine. We hold all claims in the district, located in western Alaska near the Yukon River, covering approximately 73,120 acres. Our mineral deposits with resources include the past producing Illinois Creek Mine (gold-silver) and the Waterpump Creek CRD Deposit (silver-zinc-lead-gallium). Properties without resources include the Round Top (copper-molybdenum-silver) and TG/TG North CRD (silver-zinc-lead) Property; and Honker Property (gold). The Illinois Creek Property contains a State of Alaska Upland Mining Lease and 241 state mining claims. The Round Top Property consists of 92 state mining claims, located in the Mount McKinley and Nulato mining districts of Alaska. The Honker Property consists of 24 state mining claims, located in the Mount McKinley mining district of Alaska. Our Illinois Creek Project is located in the Mount McKinley mining district of Alaska. Other exploration projects in the District include Paw Print and Khotol Property. All properties and claims are located in Alaska on State of Alaska land.
Corporate Information
We were incorporated in the province of British Columbia on April 8, 2020, under the Business Corporations Act of British Columbia, or “BCBCA”. Our subordinate voting shares are listed for trading on the TSXV under the symbol “WAM”. Our telephone number is (520) 200-1667. Our head office is located at 1500-1111 West Hastings Street, Vancouver, British Columbia, V6E 2J3 Canada. Our website address is www.alaskasilver.com. The contents of our website are not part of this prospectus.
Organizational Structure
We have one directly held wholly-owned subsidiary, Western Alaska Copper & Gold Company (“WACG”), and one indirectly held, wholly owned subsidiary, Piek Incorporated. WACG exists under the laws of Alaska and carries out exploration activities in Alaska.
Our organizational chart is as follows:

Additional Information
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the U.S. Securities and Exchange Commission, or the “SEC”. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, Units consisting of one subordinate voting share and one warrant only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or any sale of the Units. Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act”, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. Those accommodations include, but are not limited to:
•
being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•
reduced disclosure obligations regarding executive compensation and exemption from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to solicit shareholder approval of any golden parachute payments not previously approved.

We elected to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.
We may take advantage of these exemptions until the last day of the fifth fiscal year following the closing of this offering. However, if certain events occur prior to the end of such period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”, after we cease to qualify as an emerging growth company, certain of the accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosure requirements; and (iii) the ability to provide only two years of audited financial statements, instead of three years.
Implications of Being a Smaller Reporting Company
Rule 12b-2 under the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:
•
had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
•
in the case of an initial registration statement under the Securities Act of 1933 or the Securities Exchange Act of 1934, for shares of our common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the initial public offering price of the shares; or

•
in the case of an issuer whose public float as calculated under the previous two bullet points was zero or less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company and, as such, that we (a) will not be required to and may not include a Compensation Discussion and Analysis section in our proxy statements and (b) will provide only two years of financial statements. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements may make our securities less attractive to potential investors, which could make it more difficult for our security holders to sell their securities.
Summary Risk Factors
We and our business are subject to material risks, which could cause actual results, performance and achievements to differ materially from those anticipated. See the risk factors set forth in the section entitled “Risk Factors” in this prospectus. These risks can be summarized as follows:
Risks related to the Offering
•
Investors in this offering may experience immediate dilution in the book value per share of the subordinate voting shares purchased in the offering.

•
Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

•
Holders of our warrants will have no rights as holders of our subordinate voting shares unless and until they acquire our subordinate voting shares upon exercise of our warrants.

•
The warrants offered by this prospectus may not have any value.

•
There is no public market for the warrants being offered in this offering.

•
We may receive limited or no additional funds upon the exercise of the warrants being issued in this offering.

Risks Related to our Securities
•
Due to the absence of an established trading market in the U.S. for our securities, potential challenges may arise in selling any shares acquired in this offering, and broker-dealers may be prohibited or otherwise restricted under the laws of certain U.S. states from being involved in certain transactions involving our securities.

•
The market price for our subordinate voting shares may be volatile, which could contribute to the loss of all or part of your investment.

•
We anticipate that our subordinate voting shareholders will experience dilution in the future upon the conversion of proportionate voting share and the exercise of outstanding warrants and finder warrants.

•
Our dual class structure may adversely affect the trading market for our subordinate voting shares.

•
A non-U.S. holder will likely be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our subordinate voting shares or warrants unless (i) our subordinate voting shares are regularly traded on an established securities market and (ii) such non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

Risks Related to our Business
•
We may be unable to make the payments required under the Piek Promissory Note (as defined herein) and the Loan (each as defined below) and as a result we may be in default under the Piek Promissory Note and the Loan.

•
We have incurred significant losses and have limited cash on hand, and there is substantial doubt as to our ability to continue as a going concern.

•
We rely on a limited number of properties, and, unless we acquire additional property interests, adverse developments affecting our current properties could have a material adverse effect upon our business.

•
Our mineral resources described in the S-K 1300 Report are only estimates as we have no established mineral reserves, and the anticipated tonnages and grades described in the S-K 1300 Report may not be achieved, or the indicated level of recovery may never be realized.

•
We have faced, and may continue to face, liquidity concerns.

•
Mining operations generally involve a high degree of risk, and there is no certainty that the expenditures to be made by us towards the exploration and evaluation of minerals will result in discoveries or production of commercial quantities of minerals.

•
The development and exploration of our properties may require substantial additional financing and there are significant uncertainties regarding the mineral prices and the availability of equity financing for the purposes of mineral exploration and development. The failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of our projects.

•
As described under “Risk Factors — We are subject to extensive laws and regulations”, we have never completed a mining development project, we have not generated any operating revenues from production, and operating losses are anticipated until one of our projects comes into production which may or may not occur.

•
We have no history of mineral production on our properties, and commercial quantities of minerals may never be profitably mined by us.

Risks Related to Government Regulation and Disputes
•
Legislation has been proposed that, if enacted, could significantly affect the mining industry and our business.

•
Procedures for identifying, isolating and safely removing or reducing impurities or toxic substances from minerals we mine may require strict adherence and no assurance can be given that employees, contractors or others will not be exposed to or be affected by such impurities and toxic substances, which may subject us to liability.

•
Our operations are subject to various health and safety laws and regulations, and the costs associated with the compliance with such health and safety laws and regulations may be substantial.

General Risks
•
Our relationships with the communities in which we operate are critical to the future success of our existing operations and the construction and development of our projects.

•
The imposition of trade tariffs, particularly those issued by the U.S., or other trade restrictions could have significant repercussions for Canadian businesses, and the broader economy.

•
Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development, which may give rise to perceived or actual conflicts of interest.

The Offering
Securities offered by us
18,460,000 Units, with each Unit consisting of one of our subordinate voting shares, no par value, and one warrant to purchase one subordinate voting share, based on a public offering price of $0.65 per Unit. The subordinate voting shares are part of a dual-class voting structure in which holders of proportionate voting shares possess voting power with respect to each such proportionate voting share equal to 100 subordinate voting shares per every proportionate voting share held. Each warrant, with an exercise price of $0.97 per subordinate voting share, will be exercisable immediately and will expire three years from the date of issuance. The subordinate voting shares and warrants comprising the Units will be immediately separable upon issuance. Pursuant to this prospectus, we are also offering 18,460,000 subordinate voting shares issuable from time to time upon the exercise of the warrants comprising part of the Units offered hereby.
See “Description of the Securities We are Offering” in this prospectus for additional information concerning the terms of the warrants.
Over-allotment option
We have granted to the underwriters an option to purchase up to 2,769,000 additional Units from us to cover over-allotments, if any, for a period of 30 days from the date of this prospectus.
LIFE Offering Exemption in Canada
The Units are being offered and sold in this offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and are being offered and sold under Canadian securities laws pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45‑106 — Prospectus Exemptions.
Subordinate voting shares to be outstanding after this offering

62,627,986 subordinate voting shares (or 65,396,986 subordinate voting shares if the underwriters exercise in full their option to purchase additional Units), assuming none of the warrants issued in this offering and none of the Underwriters’ Warrants are exercised.
Use of proceeds
We estimate that the net proceeds to us from the sale of the Units in this offering will be $10.40 million ($12.06 million if the underwriters exercise in full their option to purchase additional Units), assuming all Units offered hereby are sold at public offering price of $0.65 per Unit as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $5.78 million ($7.26 million if the underwriters exercise in full their option to purchase additional Units) of the estimated net proceeds from this offering to fund exploration activities. In addition, 6% of the gross proceeds will be used to repay a portion of the Piek Promissory Note, and approximately $1.3 million will be used to repay debt and interest from the Loan (as defined herein) received by us from a small group of existing shareholders on March 21, 2025, as described under

“Management’s Discussion and Analysis — Liquidity and Capital Resources — Contractual Obligations and Off-Balance Sheet Financing”. See “Use of Proceeds”.
Proposed OTCQX symbol
We are seeking the quotation of our subordinate voting shares on the OTCQX under the symbol “WAMFF.”
No Listing of Warrants
We do not intend to apply for listing or quotation of the warrants on any national securities exchange or trading system.
Lock-Up
Each of our directors and executive officers and our single largest shareholder immediately prior to this offering have agreed with the underwriters, subject to certain specified exceptions, not to offer, sell, contract to sell, grant any option for the sale of, pledge, transfer, or otherwise dispose of, any subordinate voting shares for a period of 120 days following the date of this prospectus, without the prior written consent of the Cantor Fitzgerald & Co., as representative for the underwriters. In addition, we have agreed, subject to certain exceptions, that, for a period of 120 days from the date of this prospectus, we will not offer, sell, contract to sell, grant any option for the sale of, issue, pledge, transfer, or otherwise dispose of any subordinate voting shares, or publish our intention to do any of the foregoing. See “Underwriting — No Sales of Similar Securities” for more information.
Risk Factors
An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus, before investing in our subordinate voting shares and warrants.
The number of subordinate voting shares to be outstanding after this offering is based on an aggregate of 44,167,986 subordinate voting shares outstanding as of September 25, 2025 and does not include:
•
5,125,500 subordinate voting shares issuable upon exercise of outstanding options as of September 25, 2025, at a weighted average exercise price of C$1.27 per share;

•
22,480,100 subordinate voting shares issuable upon conversion of outstanding proportionate voting shares;

•
357,808 RSUs exercisable for subordinate voting shares;

•
1,902,301 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one subordinate voting share per warrant;

•
12,359,204 warrants issued and outstanding and exercisable at a price of C$0.90 to purchase one subordinate voting share per warrant;

•
545,964 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one subordinate voting share per warrant;

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2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one subordinate voting share per warrant;

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92,923 Finders warrants issued and outstanding that are exercisable at a price of $0.90 to purchase one subordinate voting share per warrant;

•
1,170 Finders warrants issued and outstanding that are exercisable at a price of $3.15 to purchase one subordinate voting share per warrant;

•
1,153,819 subordinate voting shares reserved for future issuance under our stock option plan as of September 25, 2025, plus any future increases in the number of subordinate voting shares reserved for issuance under our stock option plan pursuant to evergreen provisions; and

•
The subordinate voting shares issuable upon future exercises, if any, of the warrants being issued in this offering, including the Underwriters’ Warrants.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional Units from us.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our subordinate voting shares and warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our subordinate voting shares could decline, and you may lose all or part of your investment.
Risks Related to this Offering
Investors in this offering may experience immediate dilution in the book value per share of the subordinate voting shares comprising the Units purchased in the offering.
The initial public offering price of the Units in this offering may be substantially higher than the net tangible book value per share of our currently outstanding subordinate voting shares. After giving effect to the sale of our subordinate voting shares included in the Units for the aggregate amount of $11,999,000 at the public offering price of $0.65 per Unit, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of June 30, 2025 would have been approximately $14,201,970, or approximately $0.23 per subordinate voting share. While this represents an immediate increase in net tangible book value, future sales of subordinate voting shares in this offering may represent an immediate increase in net tangible book value to our existing shareholders and an immediate dilution to new investors, depending on the market value of our subordinate voting shares.
Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.
We intend to use approximately $7.26 million of the net proceeds from this offering to fund exploration activities. In addition, as required under the terms of the Piek Promissory Note, 6% of the gross proceeds will be used to repay a portion of the terms of the Piek Promissory Note, and $1,320,000 will be used to repay debt and interest from the Loan we received from a small group of existing shareholders on March 21, 2025, as described under “Management’s Discussion and Analysis — Liquidity and Capital Resources — Contractual Obligations and Off-Balance Sheet Financing.” Our management has broad discretion as to the use of these proceeds, and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our subordinate voting shares.
Holders of our warrants will have no rights as holders of our subordinate voting shares unless and until they acquire our subordinate voting shares upon exercise of our warrants.
Until holders acquire our subordinate voting shares upon exercise of the warrants, holders will have no rights with respect to our subordinate voting shares issuable upon exercise of the warrants. Upon exercise of such holder’s warrants, holders will be entitled to exercise the rights of a holder of our subordinate voting shares only as to matters for which the record date occurs after the exercise date.
The warrants offered by this prospectus may not have any value.
The warrants offered by this prospectus will be exercisable for years from the date of issuance. There can be no assurance that the market price of our subordinate voting shares will ever exceed the exercise prices of the warrants. In the event that the price of our subordinate voting shares does not exceed the exercise price of the warrants during their terms, such warrants may not have any value.
There is no public market for the warrants being offered in this offering.
There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list or for the quotation of the warrants on any national securities exchange or trading system, including the OTCQX or the TSXV. Without an active market, the liquidity of the warrants will be extremely limited, including by applicable U.S. state “blue sky” securities laws.
We may receive limited or no additional funds upon the exercise of the warrants being offered in this offering.
The warrants being offered in this offering, including the Underwriters’ Warrants, provide that the exercise thereof (a) is required to be effectuated on a “cashless” basis if at the time of exercise thereof a registration statement registering the issuance of the subordinate voting shares underlying the warrants under the Securities Act is not effective or the prospectus contained therein is not available and (b) may, at the Company’s election, be effectuated on a “cashless” basis if at the time of exercise thereof the subordinate voting shares are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act. If a warrant is cashlessly exercised, the holder thereof would receive upon such exercise a net number of subordinate voting shares determined according to the formula set forth in the warrant. Accordingly, we may receive limited or no additional funds upon the cashless exercise, if any, of the warrants.
Risks Related to Our Securities
Due to the absence of an established trading market in the U.S. for our securities, potential challenges may arise in selling any shares acquired in this offering, and broker-dealers may be prohibited or otherwise restricted under the laws of certain U.S. states from being involved in certain transactions involving our securities.
Our securities are not currently traded on any United States national stock exchange or quoted on any U.S. trading system. The demand for our subordinate voting shares in the United States is limited, and there is currently no existing public market in the United States for the subordinate voting shares comprising the Units offered by this prospectus. We are seeking the quotation of our subordinate voting shares on the OTCQX, which is a quotation service for subscribing members, not an issuer listing service, and provides real-time quotes, last sale prices, and volume information for over-the-counter securities. Only market makers can apply to quote securities. There can be no assurance that a market maker will provide quotations for our subordinate voting shares on the OTCQX or, if a market maker provides such quotations, will continue to provide them. If a market maker does not, or ceases to, make a market in our subordinate voting shares, then the liquidity of our subordinate voting shares will be adversely affected, which could result in a situation where realizing any benefit from the investment or liquidating our subordinate voting shares becomes difficult or delayed, if at all possible.
In addition, because we do not intend, now or at any point in the foreseeable future, to list our subordinated voting shares on a U.S. national securities exchange, broker-dealers may not be able to recommend or discuss transactions involving our subordinated voting shares in certain U.S. states, which may adversely affect the market for and liquidity of our subordinated voting shares.
The market price for our subordinate voting shares may be volatile, which could contribute to the loss of all or part of your investment.
Prior to this offering, there has not been a public market for our subordinate voting shares in the U.S. Accordingly, the initial public offering price for the Units in this offering may not be indicative of the price of our subordinate voting shares that will prevail on the OTCQX following this offering. If an active market for our subordinate voting shares develops and continues, the trading price of our subordinate voting shares following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.
Some of the factors that could negatively affect or result in fluctuations in the market price of our subordinate voting shares include:
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actual or anticipated fluctuations in our financial conditions and results of operations;

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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

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anticipated or actual changes in laws, regulations or government policies applicable to our business;

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lawsuits threatened or filed against us;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

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other factors described in this section of this prospectus titled “Risk Factors” and in “Forward-Looking Statements.”

Any of the factors listed above could materially adversely affect your investment in our subordinate voting shares, and our subordinate voting shares may trade at prices significantly below the initial public offering price, which could contribute to a loss of all or part of your investment. In such circumstances the trading price of our subordinate voting shares may not recover and may experience a further decline.
In addition, broad market and industry factors could materially adversely affect the market price of our subordinate voting shares, irrespective of our operating performance. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ours, may not be predictable. A loss of investor confidence in our industry or the stocks of other companies that investors perceive to be similar to us, the opportunities in Alaska or the stock market in general could depress our share price regardless of our business, financial condition, results of operations or growth prospects.
Our subordinate voting shareholders will experience dilution in the future upon any future conversions of proportionate voting shares.
Each proportionate voting share is convertible at the option of a holders into 100 subordinate voting shares. In addition, our Board may determine by resolution that it is no longer in our best interests that the proportionate voting shares be maintained as a separate class of shares of our company, and, if so determined, all proportionate voting shares will automatically, without any action on the part of a holder, be converted into subordinate voting shares on the basis of 100 subordinate voting shares for each proportionate voting share. If the proportionate voting shares are converted into subordinate voting shares, and especially if our Board elects to convert all of the proportionate voting shares in a single transaction, our subordinate voting shareholders will experience significant dilution. These conversions will also have a dilutive effect on our earnings per share, which could adversely affect the market price of subordinate voting shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Corporate Matters,” “Principal Shareholders” and “Description of Securities.”
Our subordinate voting shareholders will experience dilution in the future upon any exercise of outstanding warrants and finder warrants.
As described under “Description of Securities” in this prospectus, we have issued and outstanding warrants and finder warrants that are exercisable for our common shares. If the warrants and finder warrants are exercised, our subordinate voting shareholders will experience significant dilution and there will be a dilutive effect on our earnings per share, which could adversely affect the market price of subordinate voting shares.
Our dual class structure may adversely affect the trading market for our subordinate voting shares.
We have adopted a dual class structure with different voting rights, and such dual class share structure may result in a lower or more volatile market price of our subordinate voting shares. Our dual class share structure is comprised of subordinate voting shares and proportionate voting shares. In respect of matters requiring the votes of shareholders, each subordinate voting share is entitled to one vote, and each proportionate voting share is entitled to 100 votes. Only the subordinate voting shares are traded on the TSXV, are being offered in the offering and are expected to be quoted for trading on the OTCQX.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our subordinate voting shares, adverse publicity, or other adverse consequences. Certain stock index providers exclude or limit the ability of companies with multi-class share structures from being added to certain of their indices. In addition, most shareholder advisory firms and many large institutional investors oppose the use of multiple class structures. As a result, our dual class structure may make us ineligible for inclusion in certain indices and may discourage other indices from selecting us for inclusion. Our dual class structure may also cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure and may result in large institutional investors not purchasing our subordinate voting shares. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, any exclusion from certain stock indices could result in less demand for our subordinate voting shares. Any actions or publications by shareholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our subordinate voting shares.
The price of our securities, including our subordinate voting shares, our financial results, and our access to the capital required to finance our exploration activities may in the future be adversely affected by short-term changes or declines in the price of precious and base metals.
The price of our securities, our financial results, and our access to the capital required to finance our exploration activities has in the past, and may in the future, be adversely affected by declines in the price of precious and base metals. Securities of mining companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, market perceptions of the attractiveness of particular industries, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. The price of the subordinate voting shares is also likely to be significantly affected by short-term changes in mineral prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that may have an effect on the price of the subordinate voting shares include the following: (i) the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; (ii) lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of subordinate voting shares; (iii) our subordinate voting shares being quoted on the OTCQX rather than a U.S. national securities exchange, which may have an unfavorable impact on our stock price and liquidity; (iv) the size of our public float may limit the ability of some institutions to invest in our securities; and (v) a substantial decline in the price of the subordinate voting shares that persists for a significant period of time could cause our securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity.
A non-U.S. holder will likely be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our subordinate voting shares or warrants unless (i) our subordinate voting shares are regularly traded on an established securities market and (ii) such non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.
A non-U.S. holder of our Units, subordinate voting shares or warrants generally will incur U.S. federal income tax on any gain realized upon a sale or other disposition of our subordinate voting shares or warrants to the extent our subordinate voting shares or warrants constitute a “United States real property interest” (“USRPI”), under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes stock in a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the U.S. Tax Code (a “USRPHC”). We believe that we are currently and anticipate remaining for the foreseeable future a USRPHC for U.S. federal income tax purposes.
Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were “effectively connected” with a United States trade or business of the non-U.S.

holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder will have to file a U.S. federal income tax return reporting that gain.
However, if the subordinate voting shares are regularly traded on an established securities market (the “Regularly Traded Exception”), then gains realized upon a sale or other disposition of the subordinate voting shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder was not a 5% Shareholder (as defined below under the heading “Material United States Federal Income Tax Considerations”). No assurance can be provided that our subordinate voting shares will be considered to be regularly traded for purposes of the Regularly Traded Exception. Accordingly, we can provide no assurances that the subordinate voting shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. The foregoing summary is qualified in its entirety by the discussion contained herein under the heading “Material United States Federal Income Tax Considerations.” Non-U.S. investors should consult their own tax advisors regarding the potential application of the FIRPTA regime to their investment in our Units.
Sales of a large number of subordinate voting shares in the public markets, or the potential for such sales, could decrease the trading price of the subordinate voting shares and could impair our ability to raise capital through future sales of subordinate voting shares.
Sales of a large number of subordinate voting shares in the public markets, or the potential for such sales, could decrease the trading price of the subordinate voting shares and could impair our ability to raise capital through future sales of subordinate voting shares. In particular, Joan Marrs and Christopher Marrs beneficially own, directly or indirectly, approximately 20% of the issued and outstanding subordinate voting shares (assuming conversion of all outstanding proportionate voting shares) and approximately 20% of the voting power of our issued and outstanding securities. If such shareholders decide to liquidate all or a significant portion of their positions, it could adversely affect the price of our subordinate voting shares.
If our subordinate voting shares are quoted on the OTCQX, our subordinate voting shares will be quoted in U.S. dollars and will also be listed on the TSXV in Canadian dollars, which may result in price variations.
If our subordinate voting shares are quoted on the OTCQX, our subordinate voting shares will be quoted in U.S. dollars and will also be listed on the TSXV in Canadian dollars, which may result in price variations. Dual-listing in this way may result in price variations between the OTCQX and the TSXV due to a number of factors. Our subordinate voting shares would trade in U.S. dollars on the OTCQX and would trade in Canadian dollars on the TSXV. In addition, the markets have differing holiday schedules. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result in different trading prices for our subordinate voting shares on the OTCQX and the TSXV.
We may choose to raise capital through acquisitions or equity, resulting in dilution to existing shareholders.
From time to time, it can be expected that we will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends upon our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of our business. Any acquisitions would be accompanied by risks. In the event that we choose to raise debt capital to finance any such acquisitions, our leverage will be increased. If we choose to use equity as consideration for such acquisitions, existing shareholders, as well as warrant holders and holders of other securities exercisable or convertible for our subordinate voting shares, may suffer dilution. Alternatively, we may choose to finance any such acquisitions with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.
Since we do not currently plan to register our subordinate voting shares under Section 12 of the Exchange Act, our reporting obligations will be limited under Section 15(d) of the Exchange Act, which may result in reduced transparency for investors.
Currently, we do not intend to register our common stock under Section 12(g) of the Exchange Act. As a result, we will not be subject to the ongoing reporting requirements applicable to issuers with securities registered under Section 12 of the Exchange Act, including the comprehensive disclosure, proxy solicitation, and beneficial ownership reporting obligations that apply to Exchange Act reporting companies. Instead, we will only be required to comply with the more limited reporting obligations under Section 15(d) of the Exchange Act. Specifically, under Section 15(d), we will be required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as long as our reporting obligations remain active. However, unlike a company registered under Section 12, we will not be subject to certain requirements of the Exchange Act, including the proxy solicitation rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit rules under Section 16 of the Exchange Act and the corporate governance and disclosure requirements that may otherwise apply to companies with listed securities on a national securities exchange.
Additionally, our obligation to file reports under Section 15(d) may be automatically suspended for any fiscal year if, at the beginning of such year, we have fewer than 300 shareholders of record. If our reporting obligations are suspended, we may cease filing periodic reports, significantly reducing the amount of public information available about our company.
In light of our more limited reporting obligations, investors may have less information about our financial condition and business operations compared to companies that are registered under Section 12 of the Exchange Act, which could adversely impact investor confidence in us and the liquidity of subordinated voting shares.
No dividends on the subordinate voting shares have been paid by us to date, and we do not anticipate paying any dividends in the foreseeable future.
No dividends on the subordinate voting shares have been paid by us to date, and we currently intend to retain our future earnings, if any. Accordingly, investors in our securities should not expect to receive a dividend on their investment in the foreseeable future. As a result, capital appreciation, if any, of our subordinate voting shares will be investors’ sole source of potential gain for the foreseeable future.
We may be subject to securities litigation in the future.
The market price of our subordinate voting shares may be volatile. In the past, companies that have experienced volatility in the market price of their securities, particularly those whose securities are publicly traded in the U.S. where the risk of litigation is higher, have been subject to securities class action litigation. We may be the target of this type of litigation in the future, and our insurance coverage may not be sufficient or adequate to cover such claims. Any such litigation, regardless of its merit or outcome, could result in substantial costs, divert management’s attention and resources, and harm our reputation. In addition, an adverse outcome in any such litigation could result in significant monetary damages or injunctive relief against us, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. There can be no assurance that we will not be subject to securities litigation in the future or that any such litigation would not have a material adverse impact on us.
As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.
We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
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Have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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Provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;

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Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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Submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

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Disclose certain executive compensation related items such as the correlation between executive compensation and performance comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1,235 billion in non-convertible debt during the preceding three year period. Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or the auditor attestation of internal controls over financial reporting.
Until such time, however, we cannot predict if investors will find our subordinate voting shares less attractive because we may rely on these exemptions. If some investors find our subordinate voting shares less attractive as a result, there may be a less active trading market for our subordinate voting shares and the share price may be more volatile.
Changes in U.S. tax law may adversely impact certain investors, us and the value of the Units, subordinate voting shares and warrants.
Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of the Units, subordinate voting shares and warrants.
Risks Related to Our Business
We may be unable to make the payments required under the Piek Promissory Note and the Loan (each as defined below) and as a result we may be in default under the Piek Promissory Note and the Loan.
In 2021, WACG entered into the Piek Acquisition Agreement to acquire all of the issued and outstanding shares of common stock of Piek for a total purchase price of $3,698,000, which WACG satisfied by the issuance of a promissory note (the “Piek Promissory Note”). The Piek Promissory Note requires us to make certain expenditures with respect to our company. Since 2021, the Piek Promissory Note has been amended seven times, and both parties have been previously amenable to make amendments in the best interests of our company, including to postpone or modify the required expenditures by us thereunder. Additionally, on March 21, 2025, we completed an unsecured loan transaction with certain Lenders (as defined below) pursuant to which we issued promissory notes in the aggregate principal amount of $1,200,000. We currently owe $1,320,000, including accrued interest, under the Loan. However, if we are unable to make the payments or expenditures required under the Piek Promissory Note or the payments under the promissory notes underlying the Loan and are unable to agree on an amendment to the Piek Promissory Note or the promissory notes underlying the Loan, we could be in default under the Piek Promissory Note or the Loan, as applicable, which could have a material adverse effect on our company. In the event of default, non-defaulting parties may accelerate demand for repayment.
We have incurred significant losses and have limited cash on hand, and there is substantial doubt as to our ability to continue as a going concern.
We incurred net losses of $7,279,098 and $10,073,774 for the years ended December 31, 2024 and December 31, 2023, respectively, and $1,331,998 and $1,873,047 for the three months ended June 30, 2025 and June 30, 2024, respectively. In its report for the fiscal year ended December 31, 2024, our auditor has expressed that there is substantial doubt as to our ability to continue as a going concern. We have incurred operating losses since our formation, expect to incur substantial losses and negative operating cash flows for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve profitability and maintain our operations. If we are unable to generate the revenue necessary to achieve profitability and maintain our operations in the future, we could be required to cease operations, and, even if we are able to maintain our operations, our inability to achieve or maintain profitability could negatively impact the value of our subordinate voting shares.
We rely on a limited number of properties, and, unless we acquire additional property interests, adverse developments affecting our current properties could have a material adverse effect upon our business.
The only material property of ours is the Illinois Creek Property located in Alaska. As a result, unless we acquire additional property interests, any adverse developments affecting this property could have a material adverse effect upon our business and would materially and adversely affect the potential mineral resource production, profitability, financial condition and results of operations of our business. While we may seek to acquire additional mineral properties to help us fulfill our business objectives, there can be no assurance that we will be able to identify suitable additional mineral properties or, if we identify suitable properties, that we will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to us or at all.
Our mineral resources described in the S-K 1300 Report are only estimates as we have no established mineral reserves, and the anticipated tonnages and grades described in the S-K 1300 Report may not be achieved, or the indicated level of recovery may never be realized.
We are a resource company focused primarily on the acquisition, exploration and development of mineral properties located in Alaska. Our properties have no established mineral reserves. There can be no assurance that any of our projects can be mined profitably. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource, and it is uncertain if further exploration will result in the determination of any mineral resource. Quantities and/or grade described in this registration statement should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations. Accordingly, we may not realize any profits in the short to medium term, or at all. Any profitability in our future business will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.
We intend to continue exploration on our properties, and we may or may not acquire additional interests in other mineral properties. The search for mineral deposits at our existing properties and any future properties we acquire is extremely risky. We can provide investors with no assurance that exploration on our current properties, or any other property that we may acquire, will establish that any commercially exploitable quantities of mineral deposits exist. There are various ways we may be prevented from discovering any mineral deposits, including unanticipated problems relating to exploration and additional costs and expenses associated with our exploration activities that may exceed current estimates. If we are unable to establish the presence of viable mineral deposits on our properties, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably, and investors may lose all their investment in our company.
We have faced, and may continue to face, liquidity concerns.
In the past, we experienced liquidity issues as a result of excess financial obligations due to our limited available financial assets at various points in time. Similar liquidity challenges may arise in the future, particularly if market conditions deteriorate or unforeseen events impact our business. Our objective in managing liquidity risk is to maintain sufficient readily available cash reserves and credit in order to meet our liquidity requirements at any point in time. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when we will require external financing in future periods.

Mining operations generally involve a high degree of risk, and there is no certainty that the expenditures to be made by us towards the exploration and evaluation of minerals will result in discoveries or production of commercial quantities of minerals.
Mining operations generally involve a high degree of risk. Our operations are subject to all the hazards and risks normally encountered in the exploration, development and production of minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of our properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable adequate machinery, equipment or labor and obtaining necessary services in jurisdictions in which we operates. Unfavorable changes to these and other factors have the potential to negatively affect our operations and business.
Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by us will result in a profitable commercial mining operation. Whether a precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as quantity and quality of mineralization and proximity to infrastructure; mineral prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.
There is no certainty that the expenditures to be made by us towards the exploration and evaluation of minerals will result in discoveries or production of commercial quantities of minerals. In addition, once in production, mineral reserves are finite, and there can be no assurance that we will be able to locate additional reserves as our existing reserves are depleted.
The development and exploration of our properties may require substantial additional financing, and there are significant uncertainties regarding the mineral prices and, by extension, the availability of equity financing for mineral exploration and development. If we fail to obtain such additional financing as and when we need it, further exploration and development of our projects may be delayed or indefinitely postponed.
There are significant uncertainties regarding the price of minerals and the availability of equity financing for the purposes of mineral exploration and development. Our future performance will be largely tied to the operation of the Illinois Creek Property, the development of the Illinois Creek Property, and the commodity and financial markets. Financial markets were volatile throughout 2024 and the first half of 2025 and may continue to be volatile for the remainder of 2025 and beyond, reflecting ongoing concerns about the stability of the global economy and global growth prospects. These economic trends may impact the interests of investors and, relatedly, the availability of equity financings, limiting our ability to develop and/or further explore the mineral properties in which we currently, or may in the future, hold an interest. If these increased levels of volatility and market uncertainty continue, our operations and the price of our subordinate voting shares could be adversely impacted.
Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of our projects.
Our business is strongly affected by the world market price precious and base metals and there can be no assurance we will be able to develop our properties profitably or at all.
Our business is strongly affected by the world market price of precious and base metals. Global metal prices fluctuate widely and are affected by numerous factors beyond our control, including global demand and production levels; political and economic conditions; producer hedging activities; speculative activities; inflation; interest rates; central bank lending, sales and purchases of metals; the strength of, and confidence in, the U.S. dollar, the currency in which the price of metals are generally quoted; and currency exchange rates.
The price of metals has fluctuated widely in recent years, and future sustained metal price declines could cause development of, and commercial production from, our projects to be uneconomic. Depending on the price of metals, our cash flow from any mining operations may be insufficient to meet our operating needs and capital expenditures, and as a result, we could experience losses and/or may curtail or suspend some or all of our exploration, development, construction and mining activities or otherwise revise our mine plans, and exploration, development and construction plans, and could lose our interest in, or be forced to sell, some or all of our properties. Further, if forced to use significantly lower metal prices for Mineral Resource calculations for the Illinois Creek Property life-of-mine could result in material write-downs in Company’s mining properties and increased amortization, reclamation and closure charges.
In addition to adversely affecting our mineral reserve estimates and our financial condition, declining commodity prices could impact operations by requiring a reassessment of the feasibility of our projects, including the Illinois Creek Property. Such a reassessment may be the result of a management decision or may be required under financing mergers related to a particular project. Even if such project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.
Our operating results are expected to be substantially dependent upon the market price of metals, the prices for which fluctuate widely. The volatility of precious metal prices represents a substantial risk, which no amount of planning or technical expertise can fully eliminate. In the event metal prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.
We have no history of mineral production on our properties, and commercial quantities of gold, silver, zinc, gallium or other minerals may never be profitably mined by us.
Other than the Illinois Creek Mine, which was in production from 1996 through 2002, there is no history of mineral production on the properties. As such, we have had no operating revenues and have had a history of losses, and no operating revenues are anticipated until one of our projects comes into production, which may or may not occur. While there was some historical exploration and sampling starting in the 1980’s, the Illinois Creek Property is a high risk, speculative venture, and only a minimal amount of exploration and sampling has been conducted by us. There is no certainty that the expenditures proposed to be made by us towards the search for and evaluation of gold, silver, zinc, gallium or other minerals with regard to the Illinois Creek Property or otherwise will result in discoveries of commercial quantities of gold, silver, zinc, gallium or other minerals.
Furthermore, there can be no assurance that commercial quantities of gold, silver, zinc, gallium or other minerals will be discovered at any future properties nor is there any assurance that any future exploration programs of ours on the properties or any other properties will yield any positive results. Even where commercial properties of minerals are discovered, there can be no assurance that any property of ours will ever be brought to a stage where mineral reserves can be profitably produced thereon. It is difficult to evaluate our prospects, and our future success is more uncertain than if we had a more proven history. We will continue to experience losses unless and until we can successfully develop and begin profitable commercial production at one of our mining properties.
You should not rely on the S-K 1300 Report as an indication that we will have profitable commercial operations in the future. Factors which may limit our ability to produce mineral resources from our properties include, but are not limited to, the price of mineral resources are explored, availability of additional capital and financing and the nature of any mineral deposits.
In addition, we are and will continue to be subject to all the risks associated with establishing new mining operations, including: the timing and cost, which can be considerable, of the construction of mining and processing facilities; the availability and cost of skilled labor and mining equipment; the need to obtain necessary environmental and other government approvals and permits and the timing of the receipt of those approvals and permits; the availability of funds to finance construction and development activities; potential opposition from non- governmental organizations, indigenous peoples, environmental groups or local groups which may delay or prevent development activities; and potential increases in construction and operating costs due to changes in the costs of fuel, power, materials and supplies.
It is common in new mining exploration operations to experience unexpected costs, problems and delays during construction, development and mine start-up. In addition, delays in the early stages of mineral production often occur. Accordingly, our mining operations at our mineral properties may not be, and may never become, profitable.
The development and exploration plans and costs associated with the Illinois Creek Property may differ from the estimates in the S-K 1300 Report.
The S-K 1300 Report contains estimates of future production, development plans, operating and capital costs, financial returns and other economic and technical estimates relating to the Illinois Creek Property. These estimates are based on a variety of factors and assumptions, and there can be no assurance that such production, plans, costs or other estimates will be achieved. Actual costs and financial returns may vary significantly from the estimates in the S-K 1300 Report depending on a variety of factors, many of which are not within our control, including, but not limited to: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; the price of gold and silver; short-term operating revisions to mine plans; equipment failures; industrial accidents; natural phenomena; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; exchange rate and commodity price fluctuations; shortages of principal supplies needed for development and operations; labor shortages or strikes; high rates of inflation; civil disobedience, protests and acts of civil unrest or terrorism, applicable taxes and restrictions or regulations imposed by governmental or regulatory authorities or other changes in the regulatory environments. Failure to achieve estimates or material increases in costs could have a material adverse impact on our future cash flows, profitability, results of operations and financial condition.
Equipment failures, natural disasters including severe weather, terrorist acts, acts of war, cyberattacks or other breaches of network systems or security that affect computer systems within our network could lead to disruptions in our business functions.
Equipment failures, natural disasters including severe weather, terrorist acts, acts of war, cyberattacks or other breaches of network systems or security that affect computer systems within our network could disrupt our business functions, including our exploration and any future production activities. The mining industry has become increasingly dependent on digital technologies. We rely on digital technologies to conduct certain exploration and other activities. The mining industry faces various security threats, including cybersecurity threats. Such attacks are increasing and include malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions to critical systems, unauthorized release of confidential information and corruption of data. A cyberattack could negatively impact our operations. A corruption of Company’s financial or operational data or an operational disruption could, among other potential impacts, result in: (i) distraction of management; (ii) damage to our reputation or our relationship with customers, vendors employees and joint venture partners; or (iii) events of noncompliance, which events could lead to regulatory fines or penalties. Any of the foregoing could have a material adverse impact on our reputation, business, results of operations and financial condition.
Although to date we have not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
We are subject to taxation both in Canada and the United States, which could have a material adverse effect on our business, financial condition and results of operations.
Although we are a Canadian corporation, we are also classified as a U.S. domestic corporation for United States federal income tax purposes under Section 7874(b) of the U.S. Tax Code and are subject to United

States federal income tax on our worldwide income. However, for Canadian tax purposes, regardless of any application of Section 7874 of the U.S. Tax Code, we are treated as a Canadian resident corporation. As a result, we are subject to taxation both in Canada and the United States, which could have a material adverse effect on our business, financial condition and results of operations.
No dividends on the subordinate voting shares have been paid by us to date. Investors in our securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all.
If we were to pay a dividend, dividends received by holders who are residents of Canada for purposes of the Tax Act and not “U.S. persons” for U.S. federal income tax purposes will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as provided in an applicable tax treaty. In addition, a Canadian foreign tax credit or deduction may not be available under the Tax Act in respect of such taxes.
Dividends received by U.S. persons for U.S. federal income tax purposes will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax under the Tax Act. Dividends paid by us will be characterized as U.S. source income for purposes of the foreign tax credit rules under the U.S. Tax Code. Accordingly, U.S. holders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax.
Dividends received by persons that are neither Canadian residents for applicable Canadian tax purposes nor U.S. persons for U.S. federal income tax purposes will generally be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to the recipient, subject to examination of the relevant treaty.
Since we are classified as a U.S. domestic corporation for United States federal income tax purposes under Section 7874(b) of the U.S. Tax Code, the subordinate voting shares will be treated as shares of a U.S. domestic corporation and holders thereof will be subject to the relevant provisions of the U.S. Tax Code and/or the Treaty (as defined below). As a result, the United States gift, estate and generation-skipping transfer tax rules generally apply to a non-U.S. holder of Units, subordinate voting shares or warrants.
EACH INVESTOR SHOULD SEEK TAX ADVICE, BASED ON SUCH INVESTOR’S PARTICULAR FACTS AND CIRCUMSTANCES, FROM SUCH INVESTOR’S OWN TAX ADVISORS, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH OUR CLASSIFICATION AS A U.S. DOMESTIC CORPORATION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES UNDER SECTION 7874(b) OF THE U.S. TAX CODE, THE APPLICATION OF THE U.S. TAX CODE, THE APPLICATION OF THE TREATY, THE APPLICATION OF U.S. FEDERAL ESTATE AND GIFT TAXES, THE APPLICATION OF U.S. FEDERAL TAX WITHHOLDING REQUIREMENTS AND THE APPLICATION OF U.S. TAX RETURN FILING REQUIREMENTS.
There are uncertainties as to title matters in the mining industry, and any defects in title could cause us to lose rights in our mineral properties and jeopardize our business operations.
There are uncertainties as to title matters in the mining industry. Any defects in title could cause us to lose rights in our mineral properties and jeopardize our business operations. Our mineral properties currently consist of mining claims located on lands administered by Alaska Department of Natural Resources to which we only have possessory title. Because title to mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.
The present status of our mining claims located on public lands allows us the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. We are also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the State of Alaska. We remain at risk that the mining claims may be forfeited either to the State of Alaska or to rival private claimants due to failure to comply with statutory requirements.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history of many mining properties.
We currently do not, and, in the future, do not expect to maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history of many mining properties. Although, with the assistance of legal counsel, we have diligently investigated, and will continue to conduct such investigations going forward as to, title to our mineral claims, we cannot give any assurance that title to properties we acquired individually or through historical share acquisitions will not be impugned and cannot guarantee that we will have or acquire valid title to mining properties. We also may not have, or may not be able to obtain, all necessary surface rights to develop a property. Failure by us to retain title or the necessary surface rights to the properties could have a material adverse effect on us and the value of the subordinate voting shares.
There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Alaska and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of such properties which, if successful, could impair development and/or operations.
Mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also mining claims are always subject to possible challenges by third parties. The validity of an mining or mill site claim, in terms of both our location and our maintenance, is dependent on strict compliance with a complex body of state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of mining claims.
We will also be required to make annual claim maintenance payments to Alaska Department of Natural Resources in order to maintain our rights to explore and, if warranted, to develop our mining claims. If we fail to meet these obligations, we will lose the right to explore for minerals on those properties.
The title to our mineral property interests may be challenged.
There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Furthermore, in any such case, the investigation and resolution of any such issues would divert our management’s time from ongoing exploration and development programs, which could have a material adverse impact on our business, financial condition and results of operations.
Joan Marrs or Christopher Marrs may have the ability to influence the outcome of matters submitted to our shareholders for approval, which could include the election and removal of directors, amendments to our corporate governing documents and business combinations.
Joan Marrs (Vice President — Administration) and Christopher Marrs (a director and the CEO of our business) hold, directly or indirectly, approximately 20% of the voting power of our issued and outstanding shares (including the issued and outstanding proportionate voting shares), and are our largest shareholders. As a result, Joan Marrs or Christopher Marrs may have the ability to strongly influence the outcome of matters submitted to our shareholders for approval, which could include the election and removal of directors, amendments to our corporate governing documents and business combinations. Our interests and those of Joan Marrs and Christopher Marrs may at times conflict, and any such conflict might be resolved against our interests. The concentration of approximately 20% of the voting power in the hands of these two shareholders may discourage an unsolicited bid for the subordinate voting shares, which may adversely impact the value and trading price of the subordinate voting shares.
The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio- political, marketing, or other relevant issues.
Mineral resource estimates are based upon estimates made by our personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Inferred resources are resources for which there has been insufficient exploration to define as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category.
The grade of mineralization that may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by us. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.
There is no certainty that any of the mineral resources identified on any of our properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only.
Our business is subject to a number of risks, and such occurrences may result in damage to mineral properties or production facilities.
Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.
Although we may maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our mining operations. It is not always possible to fully insure against such risks and, even where such insurance is available we may decide to not take out insurance against such risks. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.
WACG is not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) may be prohibitively expensive. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our subordinate voting shares. We may have to suspend operations or take cost interim compliance measures if we are unable to fully fund the cost of remedying an environmental problem, if it occurs.
We do not insure against all of the risks we face in our operations.
We do not maintain insurance to cover all the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction, and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.
Our operations rely on adequate infrastructure and without reliable infrastructure, our capital and operating costs may be affected.
Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our business, financial condition and results of operations.
The occurrence of a significant event that disrupts the production of mineral resources at our properties and the subsequent sale thereof for an extended period could have a material negative impact on our business, financial condition and results of operations.
The occurrence of a significant event which disrupts the production of mineral resources at our properties and the subsequent sale thereof for an extended period, could have a material negative impact on our business, financial condition and results of operations. The mining industry is subject to natural events including fires, adverse weather conditions, earthquakes and other similar events that are unforeseeable, irresistible and beyond our control. The occurrence of any one of these events could have a material adverse effect on our business and financial condition.
We may experience an inability to attract or retain qualified personnel.
Our success depends to a large degree upon our ability to attract, retain and train key management personnel, as well as other technical personnel. If we are not successful in retaining or attracting such personnel, our business may be adversely affected. Furthermore, the loss of our key management personnel could materially and adversely affect our business and operations.
As our business becomes more established, we will also be required to recruit additional qualified key financial, administrative, operations and marketing personnel. There will be no guarantee that we will be able to attract and keep such qualified personnel, and, if we are not successful, it could have a material and adverse effect on our business and results from operations.
Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures and any of these events could result in information system failures, delays and/or increase in capital expenses.
Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation, business, financial condition and results of operations.
We are subject to and required to disclose mineral resources and mineral reserves in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects, or “NI 43-101”, and, following the completion of this offering, will be subject to analogous disclosure requirements under S-K 1300 rules, which may result in increased compliance costs.
We have adopted the mining disclosure standards of S-K 1300. We are also subject to Canadian reporting requirements, and, while the S-K 1300 rules are similar to the NI 43-101 rules in Canada, they are not identical and therefore two reports have been produced for the Illinois Creek project. Any revisions to, or interpretations of, S-K 1300 or NI 43-101 could result in us incurring additional costs associated with compliance with those disclosure obligations, both in the U.S. and in Canada.
Risks Related to Government Regulation and Disputes
If we are required to compensate anybody suffering loss or damage from our mining activities, or if we become subject to fines or penalties for violations of law, it could lead to costs, delays and suspensions that may negatively affect our business.
Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such penalties, fines, sanctions or shutdowns could have a material adverse effect on our business, financial condition and results of operations.
Legislation has been proposed, if enacted, that could significantly affect the mining industry and our business.
Members of the United States Congress have repeatedly introduced bills that would supplant or alter the provisions of the General Mining Law. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.
Procedures for identifying, isolating and safely removing or reducing impurities or toxic substances from minerals we mine may require strict adherence, and no assurance can be given that employees, contractors or others will not be exposed to or be affected by such impurities and toxic substances, which may subject us to liability.
Mineral ores and mineral products, including gold, silver, zinc and gallium ore, contain naturally occurring impurities and toxic substances. Although we have implemented procedures that are designed to identify, isolate and safely remove or reduce such impurities and substances, such procedures require strict adherence and no assurance can be given that employees, contractors or others will not be exposed to or be affected by such impurities and toxic substances, which may subject us to liability. Standard operating procedures may not identify, isolate and safely remove or reduce such substances. Laws, rules and regulations requiring downstream users of chemical substances, including metals and minerals, to establish that the substances can be handled and used without negatively affecting health or the environment may impact our operations and markets. These potential compliance costs, litigation expenses, regulatory delays, remediation expenses and operational costs could negatively affect our financial results.
We are subject to extensive laws and regulations.
Mining activities are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health and safety, water disposal, toxic substances, explosives, management of natural resources, environmental management and protection, mine safety, dealings with native groups, historic and cultural preservation and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, construction, operating and closing mines and other facilities. Compliance with environmental regulations may require significant capital outlays on behalf of our business and may cause material changes or delays in our intended activities. Any breaches of environmental laws could materially and adversely affect us. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations, requiring corrective measures or other remedial actions, any of which could result in our incurring significant expenditures. We may be subject to potential legal claims which, if determined adversely to us, could have a material effect on us and/or our financial condition. We may be required to compensate persons suffering loss or damage as a result of any infringement of applicable laws or regulations.

We may also be required to obtain certain other property rights to access, or use, certain of our properties in order to proceed with mining activities. There can be no assurance that all licenses, permits or property rights which we may require for any exploration or development of mining operations will be obtainable on reasonable terms or in a timely manner, or at all, that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain such licenses, permits or property rights or extension thereto, challenges to the issuance of such licenses, permits or property rights, whether successful or unsuccessful, changes to the terms of such licenses, permits or property rights, or a failure to comply with the terms of any such licenses, permits or property rights that we have obtained, could have a material adverse effect on us by delaying or preventing or making more expensive exploration, development and/or production.
We have never completed a mining development project and have not generated any revenues from production. The future development of properties found to be economically feasible will require the construction and operation of mines, processing plants and related infrastructure and we do not have any experience in taking a mining project to production. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if it had a more proven history. In addition, we are and will continue to be subject to all the risks associated with establishing new mining operations, including: the timing and cost, which can be considerable, of the construction of mining and processing facilities; the availability and cost of skilled labor and mining equipment; the need to obtain necessary environmental and other governmental approvals and permits and the timing of the receipt of those approvals and permits; the availability of funds to finance construction and development activities; potential opposition from non-governmental organizations, indigenous peoples, environmental groups or local groups which may delay or prevent development activities; and potential increases in construction and operating costs due to changes in the costs of fuel, power, materials and supplies.
It is common in new mining operations to experience unexpected costs, problems and delays during construction, development and mine start-up. In addition, delays in the early stages of mineral production often occur. Accordingly, we cannot provide assurance that our activities will result in profitable mining operations at our mineral properties.
Our operations are subject to various health and safety laws and regulations, and the costs associated with the compliance with such health and safety laws and regulations may be substantial.
Our operations are subject to various health and safety laws and regulations that impose various duties on our operations relating to, among other things, worker safety and obligations in respect of surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, our operations. We expect to make significant expenditure to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near our mineral properties.
The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations.
When we commence development and mining operations, our operations will become subject to extensive federal, state and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are also increasingly stringent. The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations. Further, any failure by us to comply fully with all applicable laws and regulations could have significant adverse effects on us, including the suspension or cessation of operations. All phases of our operations in Alaska will be subject to extensive federal and state environmental regulation, including:
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Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”);

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The Federal Resource Conservation and Recovery Act (the “RCRA”);

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The Clean Air Act;

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The National Environmental Policy Act (“NEPA”):

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The Clean Water Act (the “CWA”);

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The Safe Drinking Water Act (the “SDWA”); and

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The Endangered Species Act.

The CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed
The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.
NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The EPA, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the Draft and Final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate our potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.
The CWA is a federal law where the permitting authority for some permits has been delegated to the State of Alaska Department of Environmental Conservation. The statutes impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA can also regulate storm water from mining facilities and require a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from our operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by the US Army Corps of Engineers an appropriately issued 404 permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.
SDWA and the UIC program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others, the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.
There can be no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties on which we hold interests which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties.
We cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect our financial condition. There can be no assurance that any future changes to environmental regulation, if any, will not adversely affect us.
Land reclamation requirements for our properties may require us to post bonds or other surety to guarantee the cost of post-reclamation mining, which add significant costs to our operations and delays in our projects.
Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mining and exploration companies in order to minimize long term effects of land disturbance, and to re- establish pre-mining or other acceptable land uses. Reclamation may include requirements to:
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control dispersion of potentially deleterious effluents;

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treat ground and surface water to non-degradation standards; and

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reasonably re-establish pre-disturbance land forms and vegetation.

In Alaska, certain state and federal agencies require that mining operations on lands subject to its regulation obtain an approved plan of operations. On federal lands, this approval is subject to environmental impact evaluation under the National Environmental Policy Act. However, our property is on state land and a state Plan of Operations approval is not subject to NEPA. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. Cash collateral obligations to secure the bonds are typically required and may be increased by the Surety at any point in time up to the face value of the bond.. We plan to set up a provision for our reclamation obligations on properties, as appropriate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected. Our mineral exploration operations are required to be covered by reclamation bonds deemed adequate by regulators to cover these risks, which may ultimately not be adequate for our operations.
We are subject to anti-corruption and anti-bribery laws and liable for any violations of such laws.
Our operations are governed by, and involve interactions with, many levels of the United States and Canadian government. We are required to comply with anti-corruption and anti-bribery laws, including the Canadian Criminal Code, and the Canadian Corruption of Foreign Public Officials Act, as well as the United States Foreign Corrupt Practices Act. In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-corruption and anti-bribery laws. Furthermore, we may be found liable for violations by not only our employees, but also by our contractors and third-party agents. The steps we take to mitigate such risks may not be effective in ensuring that we, our employees, contractors or third-party agents will comply strictly with such laws. If we were subject to an enforcement action or is found to be in violation of such laws, this may result in significant penalties, fines and/or sanctions imposed on us that may result in a material adverse effect on our reputation and results of our operations.
Any failure of any partner to meet its obligations to us or other third parties, or any disputes with respect to third parties’ respective rights and obligations, could have a material adverse effect on our rights under such agreements.
We may in the future enter into other option agreements and/or joint ventures as a means of acquiring property interests. Any failure of any partner to meet its obligations to us or other third parties, or any disputes with respect to third parties’ respective rights and obligations, could have a material adverse effect on our rights under such agreements. Furthermore, we may be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, and the result may be a materially adverse impact on the strategic value of the underlying mineral claims.

Some of the lands in which we hold an interest, or the exploration equipment and roads or other means of access which we intend to utilize in carrying out our work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies.
Some of the lands in which we hold an interest, or the exploration equipment and roads or other means of access which we intend to utilize in carrying out our work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, our work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for us.
Climate change and climate change regulations could have an adverse impact on our cost of operations.
Climate change could have an adverse impact on our cost of operations. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development of our properties and adversely affect the financial performance of our operations.
Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of ours. A number of governments or government bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in natural resources industry could harm our reputation.
Our Illinois Creek Property may face indigenous land claims.
Our Illinois Creek Property may in the future be the subject of indigenous land claims. The legal nature of land claims is a matter of considerable complexity. The impact of any such claim on our ownership interest in our properties cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of indigenous rights in the area in which our properties are located, by way of a negotiated settlement or judicial pronouncement, would not have an adverse effect on our operations. Even in the absence of such recognition, we may at some point be required to negotiate with and seek the approval of holders of such interests to facilitate exploration and development work on our properties, and there can be no assurance that we will be able to establish a practical working relationship with the indigenous groups in the area to allow us to ultimately develop the properties.
General Risks
Our relationships with the communities in which we operate are critical to the future success of our existing operations and the construction and development of our projects.
Our relationships with the communities in which we operate are critical to the future success of our existing operations and the construction and development of our projects. In recent years, there has been ongoing and potentially increasing public concern relating to the effects of resource extraction on the natural landscape, communities and the environment. Certain non-governmental organizations (“NGOs”) that oppose globalization and resource development can be vocal critics of the mining industry and our practices, including the use of cyanide and other hazardous substances in processing activities. In addition, there have been many instances in which local community groups have opposed resource extraction activities, resulting in disruption and delays to the relevant operations. Adverse publicity generated by such NGOs or others related to the mining industry, or to extractive industries generally, could have an adverse effect on our reputation or financial condition and may impact our relationship with the communities in which we operate. NGOs or local community groups could direct adverse publicity against and/or disrupt our operations in respect of one or more of our properties, despite our efforts to comply with and maintain social and environmental best practices. Any such actions and the resulting media coverage could have adverse effects on the reputation and financial condition of our business or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition and results of operations.
Our ability to successfully obtain key permits and approvals to explore for, develop and operate mines and to successfully operate in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law at the applicable time. Operating our business in accordance with those objectives could increase capital and operating costs and, therefore could have an adverse impact upon our business, financial condition and results of operations. Although we strive to promote improvements in health and safety, human rights, environmental performance and community relations, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health, safety and well-being of our employees, human rights, the environment or the communities in which we operate.
Public opinions may change, and opposition to mining projects could result in increased operating costs.
Given the emotion, political significance and uncertainty around the environmental consequences of mining on public land, we cannot predict how public opposition could affect legislation and regulation or how this might affect our financial condition, operating performance and ability to compete. Furthermore, even without such current opposition, increased awareness and any adverse publicity in the global marketplace about potential environmental impacts by us or other companies in the mining industry could harm our reputation. A poor reputation in the mining industry directly affects the ability of any mining company to obtain future permits, renew existing permits and/or obtain bonding instruments for the reclamation of mining projects. The realization of any of the forgoing may adversely impact the cost, production and financial performance of our operations.
The imposition of trade tariffs, particularly those issued by the U.S., or other trade restrictions could have significant repercussions for Canadian businesses, and the broader economy.
The imposition of trade tariffs, particularly those issued by the U.S., or other trade restrictions could have significant repercussions for Canadian businesses and the broader economy. Increased costs of goods and services may contribute to inflation. Higher consumer prices could reduce demand for Canadian goods, leading to a decline in exports which could in turn weaken Canadian Gross Domestic Product, slow economic growth, and increase unemployment. There continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Overall, trade policy restrictions create financial uncertainty for companies, disrupt trade relationships, and put downward pressure on economic growth.
For example, raw material costs are impacted by governmental actions, such as tariffs and trade sanctions. The imposition by the U.S. government of tariffs on products imported from certain countries and trade sanctions against certain countries have introduced greater uncertainty with respect to policies affecting trade between the U.S. and other countries and have impacted the cost of certain raw materials.
Our development will depend on the efforts of key management and other key personnel, and any future loss of any of those people could have a material adverse effect on our business.
Our development will depend on the efforts of key management and other key personnel. Loss of any of those people, particularly to competitors, could have a material adverse effect on our business. Further, with respect to future development of our projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside our control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect our ability to employ the specific personnel required. Due to our relatively small size, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on our business, results of future operations and financial condition. We do not intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.
Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development, which may give rise to perceived or actual conflicts of interest.
Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development, which may give rise to perceived or actual conflicts of interest, including decisions relating to pursuing business opportunities, negotiating agreements, or resolving disputes. In addition, our organizational documents and corporate policies do not prohibit our directors, officers, or shareholders from engaging in other business activities, including activities that may compete with us. In the event that a conflict arises, pursuant to the BCBCA, the affected director or officer must disclose the potential conflict or interest in a transaction and then recuse themselves from (and not vote on any) decisions related to the matter from which the conflict arose.
We may be subject to litigation which may materially affect our business.
We may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If we are unable to resolve these disputes favorably, it may have a material adverse impact on our business, financial condition, and results of operations.

FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:
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our strategies and objectives, both generally and in respect of our specific mineral properties;

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exploration plans and costs associated with the Illinois Creek Project;

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our use of proceeds from this offering; the timing of decisions regarding the strategy and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, our exploration programs;

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the timing and cost of our planned exploration programs, and the timing of the receipt of results therefrom;

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our future cash requirements;

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our retention of all available funds and any future earnings;

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general business and economic conditions;

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tour ability to meet our financial obligations as they come due, including payments required to maintain our mineral property interests;

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the timing and pricing of proposed financings, if applicable;

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the anticipated use of the proceeds from any financings completed us;

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the potential for the expansion of the known mineralized zones; and

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the potential for the amenability of mineralization to respond to proven technologies and methods for recovery of ore.

Although we believe that such statements are reasonable, we can give no assurance that such expectations will prove to be correct. Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including, but not limited to:
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We do not insure against all of the risks we face in our operations.

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Our operations rely on adequate infrastructure and without reliable infrastructure, our capital and operating costs may be affected.

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The occurrence of a significant event which disrupts the production of mineral resources at our properties and the subsequent sale thereof for an extended period, could have a material negative impact on our business, financial condition and results of operations.

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Our ability to acquire properties and develop mineral reserves in the future will depend on our ability to develop our present properties and our ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply.

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We may experience an inability to attract or retain qualified personnel.

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Our mineral resources described in our S-K 1300 Report are only estimates and no assurance can be given that the anticipated tonnages and grades will be achieved, or that the indicated level of recovery will be realized.

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We are subject to and required to disclose mineral resources and mineral reserves in accordance with S-K 1300.

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The other risk factors detailed herein under the section entitled “Risk Factors.”

Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that could cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all of the forward-looking statements contained or incorporated by reference in this prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO INVESTORS REGARDING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES AND PROVEN AND PROBABLE MINERAL RESERVES
We have adopted the mining disclosure standards of S-K 1300. We are subject to and required to disclose mineral resources and mineral reserves in accordance with S-K 1300. We are also subject to NI 43-101, and while the S-K 1300 rules are similar to the NI 43-101 rules in Canada, they are not identical. Therefore, two reports have been produced for the Illinois Creek project. The information about our mining operations in this prospectus has been prepared under S-K 1300.
As currently reported, there are no material differences in our disclosed, indicated, and inferred resource under each of S-K 1300 and NI 43-101. We have not currently reported any proved or probable mineral reserves or measured mineral resources. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves; therefore, investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Estimations of inferred resources involve far greater uncertainty as to their existence and economic viability than the estimations of other categories of resources; therefore, it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $10.40 million (or $12.06 million if the underwriters’ over-allotment option is exercised in full) from the sale of the Units offered by us in this offering, assuming all Units offered hereby are sold at the public offering price of $0.65 per Unit, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to support our operations. We intend to use approximately $5.78 million ($7.26 million if the underwriters exercise in full their option to purchase additional Units) of the estimated net proceeds from this offering to fund exploration activities. In addition, in accordance with its terms, 6% of the gross proceeds will be used to repay a portion of the Piek Promissory Note, and we expect to use $1,320,000 to repay debt and interest from the Loan we received from a small group of existing shareholders on March 21, 2025, as described under “Management’s Discussion and Analysis — Liquidity and Capital Resources — Contractual Obligations and Off-Balance Sheet Financing.” The Loan is due to be repaid on March 21, 2028 and accrues interest at 10% per year, payable at maturity of the Loan. The proceeds from the Loan are being used to fund the filing of this registration statement, complete our application to be quoted on the OTCQB, pay the applicable filing fees, and for working capital and general corporate purposes. See Note 8 to our Unaudited Condensed Consolidated Financial Statements for a description of the interest rate and maturity date applicable to the Piek Promissory Note.
Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DIVIDEND POLICY
We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our subordinate voting shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our business, financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

ENFORECABILITY OF CIVIL LIABILITIES
We were incorporated under the laws of the Province of British Columbia, Canada. Some of our directors and officers, as well as the certain experts named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because some of our assets, and substantially all the assets of our non-U.S. directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. In addition, it may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada.
Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.
DILUTION
Investors purchasing securities in this offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their subordinate voting shares. Dilution in as adjusted net tangible book value represents the difference between the public offering price and the as adjusted net tangible book value per Unit immediately after the offering.
The historical net tangible book value of our subordinate voting shares as of June 30, 2025 was $3,802,895 or $0.09 per subordinate voting share. Historical net tangible book value per subordinate voting share represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of subordinate voting shares outstanding as of that date.
After giving effect to the sale of 18,460,000 Units in this offering at the public offering price of $0.65 per Unit, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2025 would have been $14,201,970, or $0.23 per subordinate voting share. This amount represents an immediate increase in net tangible book value of $0.14 per subordinate voting share to our existing shareholders and an immediate dilution in net tangible book value of approximately $0.61 per subordinate voting share to new investors purchasing our subordinate voting shares in this offering. We determine dilution by subtracting the net tangible book value per subordinate voting share after the offering from the amount of cash that a new investor paid for a Unit.
The following table illustrates this dilution on a per subordinate voting share basis:
Public offering price per Unit(1)	$0.65
Historical net tangible book value per subordinate voting share as of June 30, 2025	$0.09
Increase in net tangible book value per subordinate voting share attributable to Investors	$0.14
Net tangible book value per subordinate voting share after the offering	$0.23
Dilution per subordinate voting share to new investors	$0.42
If the underwriters exercise their option to purchase an additional 2,769,000 Units, the pro forma as adjusted net tangible book value per subordinate voting share after giving effect to this offering would be $0.25 per share, and the dilution in net tangible book value per share to investors purchasing Units would be $0.40.
The table above does not include:
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6,037,500 subordinate voting shares issuable upon exercise of outstanding options as of June 30, 2025, at a weighted average exercise price of C$1.22 per share, of which 5,290,820 shares were vested as of such date;

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38,780 subordinate voting shares reserved for future issuance under our stock option plan as of June 30, 2025, plus any future increases in the number of subordinate voting shares reserved for issuance under our stock option plan pursuant to evergreen provisions;

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1,902,301 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one subordinate voting share per warrant;

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12,359,204 warrants issued and outstanding and exercisable at a price of C$0.90 to purchase one subordinate voting share per warrant;

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545,964 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one subordinate voting share per warrant;

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2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one subordinate voting share per warrant;

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92,923 Finders warrants issued and outstanding that are exercisable at a price of $0.90 to purchase one subordinate voting share per warrant;

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1,170 Finders warrants issued and outstanding that are exercisable at a price of $3.15 to purchase one subordinate voting share per warrant; and

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subordinate voting shares that may be issued upon the exercise of warrants issued in this offering.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors.” We are not undertaking any obligation to update any forward-looking statements or other statements we may make in the following discussion or elsewhere in this document even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made. Therefore, no reader of this document should rely on these statements being current as of any time other than the date of this prospectus.
Our Business
We were incorporated in the province of British Columbia on April 8, 2020 under the name 1246779 B.C. LTD. In November 2021, 1246779 B.C. LTD completed a business combination with Western Alaska Copper and Gold Company (“WACG”) and, on November 4, 2021 changed its name to Western Alaska Minerals Corp. On April 25, 2025, we changed our name to Alaska Silver Corp. We are a Canadian public company whose subordinate voting shares are listed for trading on the TSX Venture Exchange (“TSXV”) under the symbol “WAM”.
Our principal executive office is located at 1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3 Canada.
We have no operating revenue and support our operations through the sale of equity in our company. The value of any of our mineral properties is dependent upon the existence or potential existence of economically recoverable mineral reserves.
All financial information in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, for current and past years, was accounted for under US GAAP.
Since 2010, we, operating through WACG and Alaska Silver, have been exploring and advancing interests in the Illinois Creek mining district that includes gold, silver, copper, gallium, and zinc exploration targets in western Alaska east of the Yukon River.
Illinois Creek Project, Alaska: Claim Consolidation
On October 17, 2018, WACG and one of its shareholders, Joe Piekenbrock, entered into the Operating Agreement of Illinois Creek Joint Venture LLC (the “JV Operating Agreement”), which formed the Illinois Creek Joint Venture LLC. Pursuant to the JV Operating Agreement, WACG issued 346 WACG common shares valued at $692,000 to Mr. Piekenbrock. On March 31, 2021, the members of the Illinois Creek Joint Venture LLC, agreed to terminate and dissolve the Illinois Creek Joint Venture LLC, and dissolve it, as directed by the Action of Unanimous Written Consent of the members of the Illinois Creek Joint Venture LLC, effective as of March 31, 2021. On March 31, 2021, WACG and Mr. Piekenbrock entered into a Stock Purchase Agreement, whereby WACG acquired 100% of the issued and outstanding common shares of an Alaska private company, Piek Incorporated, in exchange for 120 WACG common shares (valued at $540,000) and $3,698,000 payable by the issuance of a promissory note to Mr. Piekenbrock. Piek is the sole owner of 40 state mineral claims, known as the Illinois Creek Project, located in the Mount McKinley mining district of Alaska. Seventy (70) other Piek claims totaling approximately 11,135 acres were converted to a State of Alaska Uplands Mine Lease in July, 2024. An additional 86 claims were staked by WACG in 2021, after the acquisition of Piek, and 115 new claims were staked by WACG in 2022.
Illinois Creek/Waterpump Creek Property, Alaska
Our most advanced stage asset is the Illinois Creek oxide gold-silver project, a past-producing run of mine (ROM) heap leach mine that operated between 1997 and 2002. The Illinois Creek project includes a modern, fully operational camp and 4,400-foot airstrip. The current resource estimate dated December 31, 2024 for the Waterpump Creek portion of the Illinois Creek project includes an inferred mineral resource of

2.4 million metric tonne (“Mt”) at 980 grams per tonne (“g/t”) silver equivalent (“AgEq”) for 74.9 million troy ounce (“Moz”) AgEq hosting high-grade silver & zinc. See “Properties.”
Our Waterpump Creek property is located within the Illinois Creek project. An exceptional high-grade silver-lead-zinc re-discovery was made in 2021, when we drill tested historically recognized sulfide CRD mineralization at depth. Drill hole WPC21-09 cut 10.5-meters (9.1 meters true thickness) of 522 g/t silver, 22.5% zinc and 14.4% lead of massive intergrown sphalerite and argentiferous galena down-dip of the historical drilling. This exceptional high-grade interval turned the focus on targeting the overall CRD (carbonate replacement deposit) potential on the property. An initial resource estimate was released on February 22, 2024. The (2.4Mt) initial resource reveals an inferred 980 g/t AgEq for 74.9Moz AgEq hosting high-grade silver & zinc.
Honker Property, Alaska
The Honker Property is a gold-silver (Au-Ag) low sulfidation vein system discovered in 1981 located approximately six miles north of the Illinois Creek Mine. It consists of 24 state mineral claims, owned 100% by WACG, located in the Mount McKinley recording district of Alaska.
Round Top Property, Alaska
The Round Top property, located 15.5 miles NE of the Illinois Creek project, is a large copper-molybdenum-silver (Cu-Mo-Ag) porphyry system that includes both high grade copper surface discoveries and drill intercepts to a depth of 800 meters. Cu-Mo-Ag mineralization is associated with Cretaceous (+/- 74 Ma) age intrusive rocks. The property consists of 88 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato recording districts of Alaska.
Khotol and Paw Print, Alaska
Khotol and Paw Print are the early exploration stage properties we staked in 2022. There are 19 claims for Khotol with 3 additional claims staked in 2024 and 18 claims for Paw Print. Both properties are located directly northwest of the Illinois Creek Property.
The Khotol Claim Block contains three main prospects: Khotol Ridge gossan, Colorado Creek gossan, and Sunny Day gossan. The Khotol Ridge prospect is the most prospective gossan on these claims and is a Ag-Pb-Zn gossan hosted in metasedimentary rocks similar to Illinois Creek. The Sunny Day gossan mineralization is weakly anomalous in Cu, Pb, Ag, and As and consists of scattered limonitic quartzite breccia and minor massive vuggy gossan float in a dry east-west trending gully coincident with a pronounced linear feature (Brewer and Millholland, 1982). The Colorado Creek gossan is a weakly anomalous Ag-Pb-Zn-Cu gossan consisting of quartz breccias and vuggy oxidized gossanous float.
The Paw Print prospect consists of silt and soil anomalies associated with iron seeps along a northeast trending ~4km long linear feature. The seeps and iron-stained streams drain the inferred contact between the graphitic schistose quartzite and the younger unmetamorphosed mafic volcanics and intrusive (JMI Greenstone) (Flanigan, 1994). There seems to be a correlation of the mineralized seeps with the contact between the mafic volcanics and the schistose quartzites (Flanigan, 1994).
Other Corporate Matters
Subordinate Voting and Proportionate Voting Shares
In connection with a reverse takeover transaction in 2021, we created a dual share structure with subordinate voting shares and proportionate voting shares. The subordinate voting shares are listed for trading on the TSXV. The proportionate voting shares are, in effect, subordinate voting shares compressed at the ratio of 100:1 which have voting and economic rights on an as-converted basis. Each proportionate voting share is convertible into 100 subordinate voting shares. The proportionate voting shares are convertible to subordinate voting shares at the request of the shareholder.
Operations
During the year ended December 31, 2024, our main focus was the 2024 drilling season with planning and coordinating for site activities and human resources at our Warm Springs and LH prospects located within the Illinois Creek Project. Competition in the mineral exploration industry is intense. We compete with other mining companies, many of which have greater financial resources and technical facilities for the acquisition and development of mineral concessions, claims, leases and other interests, as well as for the recruitment and retention of qualified employees and consultants. The mining business is subject to mineral price and investment climate cycles. The marketability of minerals is also affected by worldwide economic and demand cycles. In recent years, the significant demand for minerals in some countries has driven increased commodity process. It is difficult to assess if the current commodity prices are long-term trends, and there is uncertainty as to the recovery, or otherwise, of the world economy. If the global conditions weaken and commodity prices decline as a consequence, a continuing period of lower prices could significantly affect the economic potential of each of the Illinois Creek Project and the Other Properties. See “Risk Factors — Our business is strongly affected by the world market price of gold and silver and there can be no assurance we will be able to develop our properties.”
Mining is an extractive industry that impacts the environment. Our goal is to regularly evaluate ways to minimize such impact. We expect to meet or exceed environmental standards at each of the Properties (including the Illinois Creek Project) and to continue this approach through effective engagement with affected stakeholders, including local communities, government and regulatory agencies and indigenous groups.
We are currently active only in Alaska, which has established environmental standards and regulations that we strive to exceed. Our environmental performance is overseen at the board level and environmental performance is our responsibility. We recognize environmental management as a corporate priority and place a strong emphasis on preserving the environment for future generations, while also providing for safe, responsible and profitable operations by developing natural resources for the benefit of our employees, shareholders and communities.
The are no significant elements of the income or loss from continuing operations that do not arise from or are not necessarily representative of the ongoing business.
There have not been any unusual or infrequent events or transactions or significant economic changes that materially affected the amount of income or loss from continuing operations.
RESULTS OF OPERATIONS
Comparison of the Six Months Ended June 30, 2025 and 2024
Summary of components of Consolidated Statements of Operations and Comprehensive Loss	Six Months Ended June 30, 2025 ($)	Six Months Ended June 30, 2024 ($)
Operating expenses	(2,062,253)	(2,908,237)
Other items	(125,489)	(37,483)
Net loss	(2,187,742)	(2,945,720)
Unrealized foreign exchange on translation of foreign operations	(7,144)	(7,901)
Comprehensive loss	(2,194,886)	(2,953,621)
The loss for the six months ended June 30, 2025 was $2,187,742 compared to $2,945,720 for the six months ended June 30, 2024. The decrease in the loss from 2025 to 2024 was mainly due to higher exploration expenses, share-based payments and management fees 2024.

SUMMARY OF QUARTERLY RESULTS
The following is a summary of our most recent eight quarterly results:
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Loss for the period	1,331,998	855,852	1,238,700	3,028,245	$1,870,883	1,072,673	680,380	2,429,918
Pre-RTO: Weighted Average number of subordinate voting shares outstanding	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Post-RTO: Weighted Average number of subordinate voting shares outstanding	42,287,602	42,189,920	41,989,920	41,981,678	37,326,420	28,120,406	27,811,495	27,096,726
Weighted Average number of proportionate voting shares outstanding	224,801	224,801	224,801	224,801	224,801	224,801	224,801	224,801
Loss per share	(0.02)	(0.01)	(0.02)	(0.05)	(0.03)	(0.02)	(0.01)	(0.05)
Exploration and evaluation assets – additions	$—	$—	$—	$2,356	$—	$181	$159,555	$16,400
Overall, during the eight recently completed quarters, we had consistent losses of between $0.6 million and $4.8 million. Our operating losses are due to Management fees, and consulting and marketing expenses for our management team and its external resources to assist with our engagement with our shareholders and increase in market exposure to the Capital markets. In addition, we issued restricted share units during the six months ended June 30, 2025 and were expensed as share-based payment and exploration expense.
Comparison of the Year ended December 31, 2024 and December 31, 2023
Summary of components of Consolidated Statements of Operations and Comprehensive Loss	Year Ended December 31, 2024 ($)	Year Ended December 31, 2023 ($)
Operating expenses	(7,254,553)	(9,966,446)
Other items	(24,545)	(106,757)
Net loss	(7,279,098)	(10,073,774)
Unrealized foreign exchange on translation of foreign operations	23,363	(126,288)
Comprehensive loss	(7,255,445)	(10,200,062)
Summary of components of Consolidated Statements of Financial Position	December 31, 2024 ($)	December 31, 2023 ($)
Current assets	988,308	1,397,803
Long-term deposits	—	—
Equipment	1,558,765	1,999,413
Exploration & evaluation property interests	6,090,370	5,922,878
Total assets	8,637,443	9,320,094
Current liabilities	929,671	1,161,932
Long-term liabilities	2,462,024	2,818,918
Shareholders’ equity	5,245,748	5,339,244
Total Liabilities and equity	8,637,443	9,320,094

The loss for the year ended December 31, 2024, was $7,255,445 compared to $10,200,062 for the year ended December 31, 2023. The decrease in the loss from 2023 to 2024 was primarily due to higher exploration expenses and management fees in 2023, as well as higher consulting fees and professional fees in 2023. The most significant operating expense for the year ended December 31, 2024 was our exploration expense incurred on our mineral properties. Exploration expenses include the costs of drilling, assaying as well as the maintenance of a summer camp for drillers and staff. Our other operating expenses include management fees, which is the compensation of executives, directors and management, including any stock-based compensation and also marketing expenses, which is the cost of promoting our business through conferences and promotional activities.
Exploration Expenses
Our Illinois Creek camp opened on May 14, 2024 and drilling commenced on June 6. The planned 4,000 meter drill program was completed August 25, with the drilling of 4,230 meters. The 2024 exploration program utilized our two new and wholly owned Multi-Power HD drill rigs. One full crew (day shift and night shift) moved between the two rigs that were stationed at LH and Warm Springs, respectively, to save rig move time.
The Warm Springs target is located 1.5 km east-southeast of the Illinois Creek oxide mineral resource. Eight of the nine holes intersected CRD-style alteration including an upper zone with intense silicification and brecciation associated with massive to semi-massive pyrite hosting gold-copper mineralization.
The four drill holes completed at LH, along with surface trenching, define a vertical structurally controlled feeder with Pb-Zn-(Ag) oxide mineralization within a wide tan (ankerite) alteration zone. The results demonstrate that the Illinois Creek CRD system runs through LH and remains a viable drill target.
We incurred fewer exploration expenditures in the year ended December 31, 2024 compared to the prior year as less meters were drilled. In 2023 there were 5,119 meters drilled and in 2024 there were 4,230 meters drilled. With fewer meters drilled, the drilling costs were reduced along with the assaying charges as well as camp costs related to the drill campaign.
General and Administrative Expenses
The significant general and administrative expenses incurred for the year ended December 31, 2024 were management fees, marketing expenses, consulting fees and professional fees. Management fees decreased from $2,039,213 in 2023 to $1,561,326 as our stock-based compensation issued to directors, executives and management decreased in 2024, whilst cash compensation remained relatively consistent. Marketing fees increased from $386,544 in 2023 to $531,374 as we increased efforts to promote ourselves and our mineral properties through investor and industry conferences as well as through on-line marketing initiatives. Consulting fees decreased from $510,103 in 2023 to $306,835 as we focused less on the technical studies related to the exploitation of minerals at its mineral properties. Professional fees for 2023 and 2024 were relatively consistent with expenses incurred on lawyers, auditors and accountants being $264,052 and $259,140, respectively.
LIQUITY AND CAPITAL RESOURCES
Liquidity risk is the risk that we will encounter difficulty in satisfying financial obligations as they become due. We manage our liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. Our objective in managing liquidity risk is to maintain sufficient readily available reserves to meet its liquidity requirements.
Sources of Liquidity
We do not have operating revenue to finance our existing obligations and therefore must continue to rely on external financing to generate capital to maintain our capacity to meet working capital requirements. We have relied on debt and equity raises to finance our operating activities since incorporation. We intend to continue to rely on debt and the issuance shares to finance our operations. However, there is a risk that additional financing will not be available on a timely basis or on terms acceptable to us. We do not have any material sources of unused sources of liquid assets. All liquid assets are available for use to finance Company operations.

The following table presents our cash, cash equivalents and restricted cash and working capital as of June 30, 2025.
Cash, cash equivalents and restricted cash	$591
Total current assets	$736
Less: total current liabilities	$1,198
Working capital deficiency	$462
The following table presents our cash, cash equivalents and restricted cash and working capital as of December 31, 2024 and 2023.
	Balances at December 31, 2024 (in thousands)	Balances at December 31, 2023 (in thousands)
Cash, cash equivalents and restricted cash	$850	$1,192
Total current assets	$988	$1,398
Less: total current liabilities	930	1,162
Working capital	$58	$236
Debt Transactions
On March 21, 2025, we completed an unsecured loan transaction with certain lenders (the “Lenders”), pursuant to which we issued promissory notes in the aggregate principal amount of $1,200,000 (the “Loan”). The Loan will mature after 36 months and bear interest at rate of 10% per annum. The Loan will be payable by us after 12 months. In addition, we have also issued to the Lenders an aggregate of 2,697,600 bonus warrants. Each bonus warrant entitles the holder to purchase one of our subordinate voting share at an exercise price of C$0.64 for a period of 36 months from the date of issuance. Of the $1,200,000, $175,000 was loaned to the us by certain of our executive officers and directors, who also received an aggregate of 393,400 warrants.
In 2021, WACG entered into the Piek Acquisition Agreement to acquire all of the issued and outstanding shares of common stock of Piek for a total purchase price of $3,698,000, which WACG satisfied by the issuance the Piek Promissory Note. Since 2021, the Piek Promissory Note has been amended seven times and both parties have been previously amenable to make amendments in the best interests of our company. As at December 31, 2024, we owed $2,356,065 to the holder of the Piek Promissory Note. Under the terms of the Piek Promissory Note, as amended, 6% of all equity financings are due and payable upon closing of an equity financing to the holder. A principal reduction of $750,000 will be due on June 1, 2026 and the remaining balance and all accrued interest is be due on December 1, 2026.
Equity Transactions
On May 14, 2024, we completed a non-brokered private placement, aggregate of 4,012,981 units for gross proceeds of C$2.608 million, and paid cash commission of C$113,200 and issued 92,923 compensation warrants.
On April 26, 2024, we completed a brokered shelf prospectus offering, aggregate of 9,403,352 units for gross proceeds of C$6.112 million, and paid cash commission of C$366,731 and issued 564,200 compensation warrants.
Future Funding Requirements
The net proceeds to us from this equity financing will be used to repay the Loan with interest ($1,320,000) and under the terms of the Piek Promissory Note, as amended, we are required to pay 6% of gross proceeds of any equity financing to the holder of the Piek Promissory Note. Remaining proceeds will be used to explore our mineral properties. Refer to “Use of Proceeds” section for additional details.
Cash flows
The following table presents a summary of our cash flows for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended,
(in thousands)	June 30, 2025	June 30, 2024
Net cash (used in) provided by:
Operating activities	$(1,393,889)	$(2,329,104)
Investing activities	—	—
Financing activities	1,142,907	5,688,656
Effect of exchange rates changes on cash and cash equivalents	(7,155)	(317)
Increase (Decrease) in cash and cash equivalents	$(258,126)	$3,359,235
Working Capital
As of June 30, 2025, we had working capital deficiency of $461,791 (December 31, 2024 – working capital of $58,637).
Cash
As of June 30, 2025, we had cash of $591,446 (December 31, 2024 – $849,572).
Cash Used in Operating Activities
Cash used in operating activities during the six months ended June 30, 2025, was $1,393,889. Cash was mostly spent on management fees, marketing fees, professional fees and consulting fees.
Cash Used in Investing Activities
During the six months ended June 30, 2025, we spent $nil on mineral properties acquisition and $nil on equipment purchases for the camp.
Cash Generated by Financing Activities
During the six ended June 30, 2025, we received $1,142,907 in net financing activities compared to $5,688,656 during the six months ended June 30, 2024.
The following table presents a summary of our cash flows for the years ended December 31, 2024 and 2023:
	For the Years Ended,
(in thousands)	December 31, 2024	December 31, 2023
Net cash (used in) provided by:
Operating activities	$(5,780,968)	$(7,471,415)
Investing activities	(176,109)	(1,517,437)
Financing activities	5,638,741	6,210,765
Effect of exchange rates changes on cash and cash equivalents	(23,653)	126,900
Decrease in cash, cash equivalents, and restricted cash equivalents	$(341,989)	$(2,651,187)
For the financial year ended December 31, 2024, we had negative operating cash flow of $5,780,968. We have no source of operating cash flow and there can be no assurance that we will ever achieve profitability. Accordingly, we are dependent on third party financing to continue exploration activities on its properties, maintain capacity and satisfy contractual obligations. The amount and timing of expenditures will depend on a number of factors, including in material part the progress of ongoing exploration, the results of consultants’ analyses and recommendations, the entering into of any strategic partnerships and the acquisition of additional property interests. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of our properties or require us to sell one or more of its properties.

Contractual Obligations and Off-Balance Sheet Financing
On March 21, 2025 we obtained a loan of $1,200,000 from a small group of existing shareholders to sustain general and administrative costs until we are able to complete an equity financing. The Loan has a term of three years and matures on March 21, 2028. However, we are permitted to repay the Loan after one year, and we are currently planning to repay the Loan with interest ($1,320,000) on March 21, 2026. Related to the loan, we issued to the Lenders an aggregate of 2,697,600 bonus warrants (the “Warrants”). Each Warrant entitles the holder to purchase one subordinate voting share at an exercise price of C$0.64 for a period of 36 months from the date of issuance.
As at December 31, 2024, we owed $2,356,065 to the holder of the Piek Promissory Note. Under the terms of the Piek Promissory Note, as amended, 6% of all equity financings are due and payable upon closing of an equity financing to the holder. A principal reduction of $750,000 will be due on June 1, 2026 and the remaining balance and all accrued interest is be due on December 1, 2026.
Working Capital
As of December 31, 2024, we had working capital of $58,637 (December 31, 2023 — $235,871).
Cash
As of December 31, 2024, we had cash of $849,572 (December 31, 2023 — $1,191,561).
Cash Used in Operating Activities
Cash used in operating activities during the year ended December 31, 2024, was $5,780,968. Cash was mostly spent on exploration expenses, management fees, marketing fees, professional fees and consulting fees.
Cash Used in Investing Activities
During the year ended December 31, 2024, we spent $176,109 on mineral properties claim maintenance costs.
Financing Activities
During the year ended December 31, 2024, we received net proceeds of $5,638,741 from private placements, exercises of stock options and share purchase warrants and repayment of promissory notes compared to net proceeds of $6,210,765 from private placements and exercises of stock options during the year ended December 31, 2023.
On May 14, 2024, we completed a non-brokered private placement, aggregate of 4,012,981 units for gross proceeds of C$2.608 million, and paid cash commission of C$113,200 and issued 174,154 compensation warrants.
On April 26, 2024, we completed a brokered shelf prospectus offering, aggregate of 9,403,352 units for gross proceeds of C$6.112 million, and paid cash commission of C$366,731 and issued 564,200 compensation warrants.
On September 1st and September 14th, 2023, we issued by non-brokered private placement in two tranches, respectively, an aggregate of 822,553 units for gross proceeds of C$1.686 million, and paid cash commission of C$2,399 and issued 1,170 finder warrants.
On May 4, 2023, we issued by a brokered private placement, an aggregate of 2,982,049 units for gross proceeds of C$7.007 million, and paid cash commission of C$405,469 and issued 172,540 broker warrants.
See “Description of Securities — Warrants” below for more information concerning the warrants issued in the private placements described above.
Other Liabilities
As at December 31, 2024, we owed $722,989 (2023 — $523,757) to three related parties, Christopher “ Kit” Marrs, Joan Marrs and Joe Piekenbrock. The liability relates to deferred salaries and reimbursable expenses over the past two years.

Capital Resources
We have relied mostly on equity financings since our inception to meet our capital resource needs. On two occasions, we have issued debt in circumstances where equity financing was not available and/or would have been too dilutive. We intend to continue to meet ours capital resources needs through equity financings as and when needed.
We do not have any material commitments to make capital expenditures.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our business, financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the consolidated financial statements and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Research and Development Activities
We do not incur significant R&D costs. Our major operating costs are costs associated with our exploration activities.
Share Information
The following table summarizes the fully diluted number of subordinate voting shares outstanding as of June 30, 2025:
	Undiluted	Fully diluted subordinate voting shares
Subordinate voting shares	42,287,602	42,287,602
Proportionate voting shares	224,801	22,480,100
Total Subordinate voting shares		64,767,702
Options	6,037,500	6,037,500
Restricted share units	357,808	357,808
Warrants	18,511,346	18,511,346
Fully Diluted Subordinate voting shares		89,674,356
Going Concern
The recoverability of amounts shown as mineral exploration and evaluation assets is dependent upon the discovery of economically recoverable reserves, our ability to obtain financing to develop the properties and the ultimate realization of profits through future production or sale of the mineral property interests. Realized values may be substantially different than carrying values as recorded in these financial statements.
Our consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to continue its operation as a going concern for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. At June 30, 2025, we had not achieved profitable operations and had an accumulated deficit of $42,691,229.

We have no source of revenue, income or cash flow. We are wholly dependent upon raising monies through the sale of our subordinate voting shares to finance our business operations. There can be no assurances that this capital will be available in amounts or on terms acceptable to us, or at all.
Market Risks
Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices. These fluctuations may be significant.
Interest Rate Risk — We are exposed to interest rate risk to the extent that its cash balances bear variable rates of interest. The interest rate risks on cash and on our obligations are not considered significant.
Foreign Currency Risk — We have identified our functional currencies as the US dollar and the Canadian dollar. Business is transacted in Canadian dollars and US dollars. We maintain US dollar bank accounts in Canada and the United States to support the cash needs of our operations.
Commodity Price Risk — While the value of our mineral properties is related to the price of gold and silver and the outlook for these minerals, we do not currently have any operating mines and therefore does not have any hedging or other commodity-based risks with respect to its operating activities.
Historically, the price of gold and silver has fluctuated significantly and is affected by numerous factors outside of our control, including, but not limited to, industrial and retail demand, central bank lending, forward sales by producers and speculators, levels of worldwide production, short-term changes in supply and demand because of speculative hedging activities, and certain other factors related specifically to gold and silver.
Income Taxes
In assessing the probability of realizing income tax assets, management makes estimates related to expectation of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.
Use of Estimates and Assumptions
The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, management evaluates its estimates, including valuing equity securities in share-based payment arrangements, estimating the fair value of financial instruments recorded as a warrant liability, useful lives of depreciable assets and definite lived intangible assets, and whether impairment charges may apply, and the determination of whether an asset constitutes a business a business combination or asset acquisition. Management bases these estimates on historical and anticipated results, trends, and various other assumptions that we believe are reasonable under the circumstances, including assumptions as to forecasted amounts and future events. Actual results could differ materially from these estimates under different assumptions or conditions.

BUSINESS
Overview
We are a mineral exploration company. Our portfolio consists of five mineral deposits, which contain gold, silver, copper, lead, and zinc at varying stages of exploration and deposit styles, including a Carbonate Replacement Deposit (CRD) and a past-producing oxide gold mine. We hold all claims in the district, which is located in western Alaska near the Yukon River, covering approximately 73,120 acres. Our mineral deposits include Round Top Property, Alaska; Illinois Creek Mine Project, Alaska; and Honker Property, Alaska. The Round Top Property consists of 88 state mineral claims, located in the Mount McKinley and Nulato mining districts of Alaska. The Honker Property consists of 24 state mineral claims, located in the Mount McKinley mining district of Alaska. Our Illinois Creek Project, which is located in the Mount McKinley mining district of Alaska. Our exploration target projects in Alaska include Paw Print and Khotol Property.
Corporate Information
We were incorporated in the province of British Columbia on April 8, 2020, under the Business Corporations Act of British Columbia, or “BCBCA”. We are a public company whose subordinate voting shares are listed for trading on the TSXV under the symbol “WAM”. Our telephone number is (520) 200-1667. Our head office is located at 1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3 Canada. Our website address is www.alaskasilver.com.
Organizational Structure
We have one directly-held wholly-owned subsidiary, WACG, and one indirectly-held wholly owned subsidiary, Piek. WACG exists under the laws of Alaska and carries out exploration activities in Alaska.
Our organizational chart is as follows:
WACG is an Alaska corporation incorporated in 2010 for the primary purpose of conducting mineral exploration on the mining claims which it owns.
Markets
The mining industry is highly competitive. Mining companies compete for, among other things, mining properties from which minerals and other substances can be profitably extracted; personnel with technical expertise to find, develop, and operate mining properties; labor to operate the properties; and capital to finance the development of such properties. Many of our competitors have greater financial resources and technical facilities for the acquisition and development of mineral concessions, claims, leases and other interests, as well as for the recruitment and retention of qualified employees and consultants. Our relatively small size and limited capital resources, and current or future competition, could have a material adverse effect on our ability to develop our mineral projects, recruit and retain qualified personnel, or acquire the capital needed to fund our operations and develop mining projects.
Raw Materials
We use critical components such as water, electrical power, explosives, diesel and propane in our business, all of which are readily available. Potable water is supplied by an on-site water well permitted by the State of

Alaska. Water for drilling needs is obtained by surface sources permitted by the State of Alaska. Electrical power is provided by company owned generators on site. Fuel (gasoline, diesel, Jet A and aviation fuel) is purchased from Everts Air Fuel, based in Fairbanks, AK at competitive prices. Everts purchases fuel direct from the Marathon Petroleum refinery in Kenai, 60 miles south of Anchorage, AK. No explosives are currently being used. Propane is purchased in Fairbanks, AK and delivered to our camp by Wright Air Service. Building materials are purchased in Fairbanks and delivered to site by Wright Air Service. Wood timbers for construction and drill pads are produced on site.
Government Approvals and Regulations
Mining is an extractive industry that impacts the environment. Our goal is to constantly evaluate ways to minimize such impact. We expect to meet or exceed environmental standards at each of the properties (including the Illinois Creek Project) and to continue this approach through effective engagement with affected stakeholders, including local communities, government and regulatory agencies and indigenous groups.
We are currently operating only in Alaska, which has established environmental standards and regulations that we strive to exceed. Our environmental performance is overseen at the board level and environmental performance is our responsibility. We recognize environmental management as a corporate priority and place a strong emphasis on preserving the environment for future generations, while also providing for safe, responsible and profitable operations by developing natural resources for the benefit of our employees, shareholders and communities.
We received a five year exploration permit known as “APMA” from the Alaska Department of Natural Resources at a cost of less than $1,000 per application. We have an approved Plan of Operations for our camp, structures and exploration activities with minimal costs to update. Water source permits for drilling operations (five) currently cost $50 per year. We participate in the State of Alaska Large Mine Permit Team. Annual costs are approximately $25,000 and include fish habitat monitoring by Alaska Department of Fish & Game and coordination of permit and program reviews by various state agencies. Please see “Risk Factors — The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations” for a more detailed discussion of those regulations.
Our current exploration operations are subject to certain state and federal regulations aimed at reducing the impact of our business on the environment. In the future, if our project advances to full commercial production, we will be subject to additional state and federal regulations with the same aim.
Currently, our exploration activities are undertaken under state permits that authorize limited surface disturbance and water withdrawals from surface water bodies. We are in compliance with the stipulations in those permits, and there is no measurable risk that we will not meet our obligations under those exploration permits in the future.
Our project is located in unincorporated Alaska and not within any local jurisdiction — so no local statutes.
Our project is subject to regulations of the Alaska Dept of Natural Resources (DNR), Division of Mining, Land and Water. We operate under a Miscellaneous Land Use permit (MLUP) on our state mining claims and an approved Plan of Operations for our exploration activities on our Upland Mining Lease. The company is in full compliance with its exploration permits. Similar DNR statutes will apply to any future mine development including requirements to provide a financial assurance sufficient to fund the likely and reasonable cost of mine reclamation.
Future development of a commercial mine will be require us to comply with and maintain compliance with the conditions under a significant number of additional permits from state and federal regulatory agencies, generally with the same aim of protecting the environment. We are already taking initial steps to characterize the pre-mining site environmental conditions through an expanding baseline environmental program to support a robust future mine design and permitting process. However, there is some risk that any future mine may encounter site conditions that are significantly different than anticipated. This could require modifications of mine facilities, operations and permit requirements, potentially with a significant increase in capital and operating costs. See “Risk Factors — The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations.”

Costs and Effects of Compliance with Laws and Regulations
We are required to perform annual assessment work in order to maintain the Illinois Creek Project. If annual assessment work is not performed we must pay the assessment amount in cash in order to maintain the claims. Completion of annual assessment work in the amount of $400 per 1/4 section (160 acre) claim or $100 per 1/16 section (40 acre) claim extends the claims for a one year period. Assessment work performed in excess of the required amount may be carried forward for up to 4 years to reduce future obligations for assessment work.
We currently have no material costs to comply with environmental laws concerning our exploration program as we are at the pre-development stage. In the future, we will have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described in the chart below. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.
Our fuel storage facility is reviewed by third party service for compliance with State regulations at a cost of approximately $1500 per year.
Employees and Contractors
As of June 30, 2025, we have engaged six contractors and six employees. All contractors serve us part-time. All employees serve us full time. These contractors provide management, technical, administrative, accounting and legal services to us. We believe the contractors are an efficient use of our resources, providing us greater flexibility in our cost structure as we commence exploration programs.
Description of Business
Revenue Generating Activities
We have no operating revenues or earnings and have a history of losses. We will have no operating revenues and maintain a history of losses, and no operating revenues are anticipated until one of our projects comes into production, which may or may not occur. We will continue to experience losses unless and until we can successfully develop and begin profitable commercial production at one of our mining properties, and there can be no assurance that we will be able to do so.
Status of Exploration Efforts
We have announced mineral resources at two of our deposits, the past producing Illinois Creek Gold-Silver Mine and the high-grade Waterpump Creek Carbonate Replacement Deposit (silver-zinc-lead-gallium). These resources are end members of a large scale carbonate replacement mineralizing system. The two resources will utilize different types of metallurgical processing systems. Metallurgical testing is underway on samples from both deposits in order to quantify mineral recoveries.
In 2025, we plan to build economic models for both deposits. If this work yields positive results, we will decide whether to advance one or both deposits towards a Preliminary Economic Analysis, or “PEA”.
We are a member of the Large Mine Permit Team organized by the Alaska Department of Natural Resources and managed by the Office of Project Management & Permitting. The Large Mine Permit Team brings together all state agencies that will be involved in permitting a mining exploration and development project. This is a major part of our effort to advance environmental baseline studies to de-risk both deposits. We have engaged with State of Alaska Large Mine Permit Team and have initiated discussions with the federal permitting regulators to explore the permitting requirements for a planned Yukon River access route. Previous studies include multiple years of fish habitat studies conducted by Alaska Fish & Game, wetlands delineation and surface water quality sampling.
During 2024, we focused on extending the known trend of mineralization between Waterpump Creek and the past producing Illinois Creek Mine to show continuity of mineralization across the Illinois Creek Project. Initial exploration drilling at the Warm Springs target located 1.5 km southeast of the Illinois Creek Mine confirmed an approximately 1.7 km x 1.0 km mineralized corridor, south of the Warm Springs fault, trending east-northeast. Eight of nine holes encountering significant CRD-style alteration and mineralization. Intersections of complex multi-stage mineralization are characterized by thick intervals of silica pyrite mineralization punctuated by thin zones of both Illinois Creek and Waterpump Creek styles of mineralization.
The proposed 2025 drill program will consist of approximately 4,000 to 6,000 meters of diamond drilling with a focus on extending the Waterpump Creek mineralization to the south and north. The proposed drill locations are based on our five year drill data loaded into a 3D computer program and combined with multiple geophysical surveys from 2022, 2023 and 2024 and various historical geophysical surveys.
When either or both the Illinois Creek and Waterpump Creek resources produce positive PEAs, we intend to determine if either or both projects are ready to advance to pre-feasibility and feasibility studies.
Seasonal Variations in Business
The mining business is subject to mineral price and investment climate cycles. The marketability of minerals is also affected by worldwide economic and demand cycles. In recent years, the significant demand for minerals in some countries has driven increased commodity process. It is difficult to assess if the current commodity prices are long-term trends, and there is uncertainty as to the recovery, or otherwise, of the world economy. If the global conditions weaken and commodity prices decline as a consequence, a continuing period of lower prices could significantly affect the economic potential of each of the Illinois Creek Project and the other properties.
Facilities and Equipment
We own the Illinois Creek camp which includes all buildings, kitchen/dining facility, offices, dormitory/sleeping facilities, tents, core sheds, electrical generators, water supply and storage systems, radio and internet communication equipment. Camp personnel capacity is 45 persons. We own our exploration drilling equipment which includes two new mechanized drill rigs and rod sloops purchased in 2023 – 2024 and three older used drill rigs. We maintain extensive spare parts for its drilling equipment. We own and maintain a fleet of vehicles that include pickup trucks, side by side off road vehicles, fuel and water trucks and a dump truck. Heavy equipment includes a CAT D6 dozer, CAT 630 loader, CAT motor grader for road and runway maintenance, Hitachi excavator, John Deere dozer & excavator, snow machines and numerous miscellaneous minor equipment.
We utilize the State of Alaska owned 4,400 ft Illinois Creek airstrip for delivery of food, supplies and personnel. Fixed wing support is contracted to Wright Air Service and Everts Air Cargo. Lynden Air Cargo provide C-130 Hercules cargo aircraft with a 50,000 pound payload for drill rigs and other heavy equipment.
We do not lease any buildings or equipment related to the Illinois Creek Project.
Reports to Securityholders
Upon completion of this offering, we intend to comply with the periodic reporting requirements under the Exchange Act, even if we are not otherwise required to do so. We plan to furnish our shareholders with an annual report for each fiscal year beginning for the fiscal year ending December 31, 2025 containing financial statements audited by our independent registered public accounting firm. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

LEGAL PROCEEDINGS
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.
PROPERTIES
We have adopted the mining disclosure standards of S-K 1300. We subject to and required to disclose mineral resources and mineral reserves in accordance with S-K 1300. While the S-K 1300 rules are similar to NI 43-101, rules in Canada, they are not identical and therefore two reports have been produced for the Illinois Creek project. The disclosure in this prospectus related to the Illinois Creek project is based on the S-K 1300 technical report summary entitled “S-K 1300 Technical Report Summary, Illinois Creek Project, Western Alaska, USA”, with an effective date of January 31, 2025 and a signature date of April 30, 2025, and prepared by Bruce Davis, Jack DiMarchi and Deepak Malhotra. Each of Bruce Davis, Jack DiMarchi and Deepak Malhotra is a qualified person within the meaning of S-K 1300 and NI 43-101 and is independent of us within the meaning of NI 43-101. The qualified persons are employed by Bruce Davis Consulting in the case of Bruce Davis, Core Geoscience LLC in the case of Jack DiMarchi, and DM Consulting in the case of Deepak Malhotra. None of the qualified persons or their employers is affiliated with us or any other entity that has an ownership, royalty or other interest in the Illinois Creek project.
Summary
We have interests in five properties in the Illinois Creek District. The Illinois Creek Property is the only property we consider material but we have several key mineral resource projects throughout Alaska. Mineral Resources at the Illinois Creek Property are located in two areas, Illinois Creek and Waterpump Creek. Illinois Creek Mineral Resources consist of Illinois Creek oxide gold-silver mineralization and leach heap pad material from the historical Illinois Creek mine. Mineral Resources at Waterpump Creek consist of near surface oxide lead-zinc-silver and deeper sulfide silver mineralization. See Figure 1.1 and Table 1-1 for our land holdings.
Figure 1.1:   Land Holdings of Alaska Silver in the Illinois Creek Mining District

PAW PRINT
TG NORTH
ROUND TOP
ROUND TOP
KHOTOL
HONKER GOLD
YUKON RIVER
Proposed Road Access to Yukon River
PROPOSED BARGE FACILITY
WATERPUMP CREEK
ILLINOIS CREEK MINE
UPLAND LEASE
ILLINOIS CREEK
WAM Claims
Upland Lease
Proposed Road access
Existing roads
Airstrip
Target Area
0
5
10 km

Table 1-1:   Summary of Alaska Silver Lands
Owner	Property	Number	Type	Acres	Hectares
WACG	Illinois Creek	201	State Claims	32,160	13,015
	Round Top	88	State Claims	14,080	5,698
	Honker	24	State Claims	3,840	1,554
	Khotol Ridge	19	State Claims	3,040	1,230
	Pawprint	18	State Claims	2,880	1,165
Piek Inc.	Illinois Creek	40	State Claims	6,400	2,590
	Upland Lease	1	Upland Lease	11,135	4,506
Illinois Creek Project, Western Alaska, USA
The Illinois Creek Property is located in the southern Kaiyuh Mountains just east of the Yukon River in western Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the community of Galena. The Property is in rural Alaska with no current road access or nearby power infrastructure.
The Illinois Creek mining district is characterized by intrusion related hydrothermal systems including porphyry copper/molybdenum/silver deposits (PCDs) and surrounding poly-metallic silver/zinc/lead/copper/gold carbonate replacement deposits (CRDs) along with distal low sulfidation precious-metal veins related to the porphyries.
In 2019, WACG began evaluation of the historical Illinois Creek oxide mineralization and completed a detailed review of the historical drilling data that led to development of the Illinois Creek Mine. This review led to the publishing of an Illinois Creek mineral resource on October 1, 2019. In 2019, WACG drilled three exploration diamond drill holes for a total of 365.8 meters at the West Illinois Creek Mag Anomaly. In 2020, WACG conducted extensive drilling of the leach pad as part of the corporate strategy to redevelop the oxide mine. A total of 73 reverse circulation drill holes for a total of 646.2 meters were completed on the leach pad. This program enabled the calculation of an indicated and inferred resource for the leach pad and an updated Illinois Creek mineral resource on February 2, 2021. The Illinois Creek Mine mineralization is a deeply weathered, massive sulfide body oxidized to as much as 400 m below the existing surface which contains exploitable Au/Ag/Cu mineralization.
In 2021, WACG began to explore not just for extensions to the Illinois Creek oxide gossan mineralization but made its initial test of sulfide mineralization at Waterpump Creek that had been discovered by Anaconda Minerals Company (Anaconda) in 1983. Drilling in 2021 first targeted oxide gossan mineralization and then drilled down dip of a number of historical Anaconda drill holes that had encountered high-grade sulfide Carbonate Replacement Deposit (CRD) style mineralization. Results from WPC21-09 returned 11.5 m of 522 g/t Ag, 22.5% Zn, and 14.8% Pb. The impact of this high-grade hole caused us to pivot our exploration strategy to focus on the sulfide potential of the Property at Waterpump Creek. In 2021, a total of 17 diamond drill holes for a total of 1,604 meters were completed.
Since 2021, a major reinterpretation of the Property geology has been ongoing using 1) a better understanding of CRD morphologies; 2) a multi-element inductively coupled plasma (ICP) soil database, which was substantially expanded in 2021 and 2022; 3) a reinterpretation and inversions of historical geophysical surveys; 4) a 2022 controlled source audio- magnetotellurics (CSAMT) and a 2023 three-dimensional (3D) resistivity and induced polarization (3DIP) geophysical surveys, undertaken to domain resistivity and chargeability at depth; and 5) ongoing drilling and mapping.
Drilling in 2022 and 2023 at Waterpump Creek has outlined a CRD containing massive to semi-massive sulfide mineralization dominated by coarse-grained sphalerite, argentiferous galena, and pyrite in recrystallized ferroan dolomite. Drilling to date has outlined a sulfide body approximately 495 m in strike length by 25 m to 75 m in width, and with thicknesses varying from 5 m to over 100 m. In 2022, a total of 32 diamond drill holes for a total of 8,842.9 meters were completed. In 2023, a total of 14 diamond drill holes for a total of 5,118.5 meters were completed. The 2021, 2022 and 2023 drill assay results were used to compile and publish an initial inferred mineral resource for Waterpump Creek on April 2, 2024 of 74.9 million silver equivalent (Ag Eq) ounces at a grade of 980 g/t Ag Eq.
In 2024 exploration focused on two targets, the LH target south of Waterpump Creek and the Warm Springs target located 1.5 km southeast of the Illinois Creek Mine. The LH drilling (four holes totaling 1,347 m) intersected a few gossanous breccia intervals, but no significant sulfide manto mineralization. This drilling, along with extensive trench mapping, shows that the LH mineralization is more likely vertically oriented and higher in the CRD system than Waterpump Creek and the high grade manto target is deeper than originally anticipated. Seven of nine drill holes targeting Warms Spring target for a total of 2,883 meters intersected multiple pulses of mineralization including massive to semi-massive pyrite associated with gold, copper, and local silver mineralization, recrystalized ankerite associated with sphalerite (zinc) and galena (lead) mineralization, and extensive gossan (oxide). The mineralization is hosted within an intense silicification and brecciation zone that is an order of magnitude greater in size of Waterpump Creek, thus defining a large CRD hydrothermal system.
Other Non-Material Properties
We hold number of other properties that we have determined are not material to our business, including the following properties which total in the aggregate approximately 23,840 acres of mineral claims:
•
Honker Property, Western Alaska, USA. The Honker Property covers an area of approximately 3,840 acres and consists of 24 state mining claims.

•
Round Top Property, Western Alaska, USA. The Round Top Property covers an area of approximately 14,080 acres and consists of 88 State of Alaska mining claims.

•
Khotol Property, Western Alaska, USA. The Khotol Property covers an area of approximately 3,040 acres and consists of 19 state mining claims.

•
Paw Print Property, Western Alaska, USA. The Paw Print Property covers an area of approximately 2,880 acres and consists of 18 state mining claims.

We have a 100% interest in all of our mineral properties. Our mineral properties are all exploration-stage properties, with no production within the last three fiscal years, or during the current fiscal year.
Summary of Mineral Resources
The following tables show our estimates of Mineral Resources as defined in S-K 1300 as of December 31, 2024 for our Illinois Creek Project, which includes both Illinois Creek and Waterpump Creek deposits, as of December 31, 2024. We have not estimated Mineral Resources or Mineral Reserves on our other properties.
Table 1-2: Mineral Resource Estimate for Illinois Creek In Situ Mineral Resources — July 21, 2021
		Average Grade				Contained Metal				Metallurgical Recoveries
Class	Tonnes (Mt)	AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	7.4	1.39	0.98	32.7	111.1	331	234	7.8	26.5	92	65
Inferred	3.1	1.47	1.02	35.9	117.5	148	102	3.6	11.8	92	65

Notes:
(1)
The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

(2)
In Situ Mineral Resources are constrained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t). The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

(3)
Metal prices are based on industry consensus long term pricing.

(4)
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

(5)
Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

(6)
Totals may not add due to rounding.

Table 1-3: Mineral Resource Estimate for Leach Pad Mineral Resources — July 21, 2021
		Average Grade				Contained Metal				Metallurgical Recoveries
Class	Tonnes (Mt)	AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	1.30	1.00	0.44	44.3	79.5	41.8	18.6	1.9	3.4	92	65
Inferred	0.15	0.90	0.37	42.6	72.2	4.4	1.8	0.2	0.3	92	65

Notes:
(1)
The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

(2)
It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Mineral Resources are presented at a zero-cut-off grade. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t).

(3)
Metal prices are based on industry consensus long term pricing.

(4)
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

(5)
Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

(6)
Totals may not add due to rounding.

Table 1-4: Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources — July 21, 2021
		Average Grade				Contained Metal				Metallurgical Recoveries
Class	Tonnes (Mt)	AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	8.7	1.33	0.90	34.4	106.4	373	253	9.6	29.8	92	65
Inferred	3.3	1.44	0.99	36.2	115.4	152	104	3.8	12.1	92	65

Notes:
(1)
The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014), were followed for Mineral Resources.

(2)
In Situ Mineral Resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t).The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

(3)
It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Leach Pad Mineral Resources are presented at a zero-cut-off grade.

(4)
Metal prices are based on industry consensus long term pricing.

(5)
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

(6)
Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

(7)
Totals may not add due to rounding.

The following table show our estimates of Mineral Resources as defined in S-K 1300 as of December 31, 2024 for our Waterpump Creek project as of December 31, 2024. We have not estimated Mineral Resources or Mineral Reserves on our other properties.
Table 1-5: Summary In Situ Mineral Resource Estimate for Waterpump Creek
Class	Domain	Tonnes (Mt)	Average Grade						Contained Metal					Metallurgical Recoveries
			AgEq (g/t)	AgEq (oz/t)	Ag (g/t)	Zn (%)	Pb (%)	ZnEq (%)	AgEq (Moz)	Ag (Moz)	Zn (Mlb)	Pb (Mlb)	ZnEq (Mlb)	Ag (%)	Zn (%)	Pb (%)
Inferred	Oxide/Sulfide	0.04	302	9.7	302	—	—	—	0.3	0.3				75
Inferred	Sulfide	2.38	980	31.5	279	11.28	9.87	26.4	74.9	21.4	591.2	517.3	1383	75	84	70

Notes:
1.
The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.
In situ Mineral Resources are stated based on estimated recoveries of 75% Ag, 70% Pb, and 84% Zn and metal pricing of US$24/oz Ag, US$1.30/lb Zn, and US$1.00/lb Pb. The formulas for AgEq and ZnEq based on the above metal prices are AgEq (g/t) = Ag (g/t) + 28.56 x Pb (%) + 37.12 x Zn (%) and ZnEq (%) = Zn (%) + Pb (%) x 0.7692 + Ag (g/t) x 0.0269. The cut-off grade for resources considered amenable to underground extraction methods is 200 g/t AgEq and includes recoveries in the calculations: AgEq(recovery) = Ag (g/t) x 75% + 28.56 x Pb (%) x 70% + 37.12 x Zn (%) x 84%.

3.
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

4.
Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.
Totals may not add due to rounding.

The effective date of the Mineral Resource is February 20, 2024. The QP for the Mineral Resource is Bruce Davis, FAusIMM.
High-grade samples were restricted using an outlier strategy for Ag at 1100 ppm, Pb at 33% and Zn at 40% for zone 665 and Ag at 200, Pb at 10% and Zn at 12% for 45 m from the composite.
AgEqR reporting cut-off grade calculation is based on estimated recoveries from preliminary metallurgical test work of 75% Ag, 70% Pb, and 84% Zn and metal prices of US$24.00/oz Ag, US$1.00/lb Pb, and US$1.30/lb Zn and cost inputs suitable for underground extraction method. The AgEq and ZnEq grade calculations are based on the same metal prices and assume full metal recovery.
Material Properties
Illinois Creek Project
Project Description
The Illinois Creek Project is an exploration-stage project located in the southern Kaiyuh Mountains just east of the Yukon River in western Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the community of Galena. The Property is geographically isolated with no current road access or nearby power infrastructure. The Illinois Creek Project contains two mineral deposits, the past producing Illinois Creek open pit oxide gold mine and the Waterpump Creek silver-zinc-lead sulphide deposit. Waterpump Creek will likely be an underground mining operation. The Illinois Creek Project’s book cost as at December 31, 2024 was $5,409,207. The equipment used to support the Illinois Creek Project and our other mineral projects had a net book value at December 31, 2024 of $1,558,765.

Location and Access
The Illinois Creek Project is located in the State of Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the regional supply center of Galena (Figure 1.1). Geographic coordinates of the Illinois Creek Property are N64°2’ 7.31” latitude and W157° 54’ 55.92” longitude Universal Transverse Mercator (UTM) North American Datum (NAD) 83, Zone 4W coordinates 7101400N, 553000E. Primary access to the Illinois Creek Property is by air using either fixed-wing aircraft or helicopters.
The Illinois Creek Property is located in the southern Kaiyuh Mountains of west-central Alaska just east of the Yukon River. The Illinois Creek Property is in the Nulato A-4 and A-5 quadrangles, Kateel River Meridian T16S, R4E, sections 13, 14, 23 – 25, and 36; T16S, R5E, sections 10 – 36; T16S, R6E, sections 7, 18,19, 30 and 31; T17S, R4E, sections 1, 11 – 14, 23 – 26, 35 and 36; and T17S, R5E, sections 1 – 13, 15 – 24, and 26 – 35.
Figure 1.1
Figure 1.2

Ownership
We own and operate the Illinois Creek Project. We have executed surface use and access agreements and fee mineral leases with the State of Alaska, owner of both surface and mineral rights at the Illinois Creek Project.
On October 17, 2018, Piek Inc. (Piek) and WACG entered into a joint venture agreement to actively explore and develop the Illinois Creek Property owned 100% by Piek, an Alaska-based corporation. Under the terms of the agreement and amendments to the agreement, a JV Company was established whereby WACG could acquire a 100% ownership in the Illinois Creek Property through a series of milestones. On March 31, 2021, in anticipation of listing WACG on the TSX-V exchange, WACG completed the purchase of the Property from Joe Piekenbrock, the underlying 100% owner of Piek. Under terms of the purchase agreement, WACG exercised its option to purchase the remaining 50% interest in the Property for US$3.698 million via promissory note and 120 shares in WACG.
In October 2021, as a precursor to going public, the Illinois Creek JV was completed and terminated and WACG was vested with 100% interest in the Property by purchasing Piek. WACG then went public in November 2022 by completing a reverse takeover of WACG using a shell company 1246779 B.C. Ltd which subsequently was renamed Western Alaska Minerals Corp., which holds title to both the WACG claims and Piek Inc. claims within WACG.
Subsequent claim staking in 2021, 2022, and 2024 consolidated WAM’s land holdings (through Piek and WACG) in the district. The total land package consists of 390 State of Alaska mining claims and one Upland Mining Lease totaling 114.86 square miles (73,535 acres or approximately 29,759 ha). This total includes the Illinois Creek Property (241 claims) and the Round Top (88 claims), Honker (24 claims), Khotol Ridge (19 claims), and the Pawprint (18 claims) properties.
The State of Alaska issued a 20 year Upland Mining Lease ADL# 422236 to Piek Incorporated on July 1, 2024 that covers approximately 11,135 acres and converted 70 ICP (ICP 1-70) mining claims to leasehold. The lease is subject to renewal as provided in 11 AAC 86.312 and AS 38.05.205. This lease grants “the exclusive right to mine, extract, remove and dispose of all minerals subject to AS 38.05.185-38.05.275”. The annual lease payment due to the State of Alaska of $22,938.10 was paid on November 6, 2024. All mining claims and leases that produce minerals are subject to a Production Royalty of three percent (3%) of net income as determined under the Mining License Tax Law AS 43.65 and regulations 15 AAC 65.
The annual claim rental for Piek Inc. ICP Claims 71 – 110 of $13,200 was paid on November 6, 2024.
The annual claim rental for WACG ICP Claims 111 – 196, Round Top II Claims 03 – 05, 15 – 18, 23 – 30, 32 – 40, 45 – 62, 67 – 82, Honker II Claims 1 – 20, Round Top II Claims 85 – 108, 201 – 206, Honker II Claims 21 – 24, Paw Print Claims PP 01 – 18, Khotol Claims KH 01 – 16, ICP Claims 197 – 286 of $131,175 was paid on November 6, 2024.
A summary of WACG land holdings is shown in Table 2.1. Figure 1.2 shows WACG land holdings within the Illinois Creek mining district.
Table 2.1: Summary of WAM Lands
Owner	Property	Number	Type	Acres	Hectares
WACG	Illinois Creek	201	State Claims	32,160	13,015
	Round Top	88	State Claims	14,080	5,698
	Honker	24	State Claims	3,840	1,554
	Khotol Ridge	19	State Claims	3,040	1,230
	Pawprint	18	State Claims	2,880	1,165
Piek Inc.	Illinois Creek	40	State Claims	6,400	2,590
	Upland Lease	1	Upland Lease	11,135	4,506

Infrastructure
Road/Barge
In 1993, during operation of the Illinois Creek mine, the Alaska Industrial Development and Export Authority or “AIDEA” conducted an engineering study of the Yukon access route from a laydown area south of Kaltag to the mine titled the Illinois Creek Transportation Study. That study proposed a 47.5 km (29.5 mile) access road that connected to a port located on the river with a greater than 40 ft draft and serviceable by deep-water barges for five months of the year from either upstream at Nenana or downstream at Saint Mary’s/Emmonak deep-water port . The 1993 AIDEA Transportation Study outlined costs to build the access route, including laydown area, two 100-ft bridges, and a ferry at $12.2M.
Power
During the mine operation, diesel fuel was transported by DC-6 or C-130 aircraft from Galena to the mine site (fuel was barged down the Yukon River from Nenana near Fairbanks and then staged in Galena). The 1993 AIDEA Transportation Study also looked at the impact of direct shipping to the Kaltag laydown site and outlined a >26% cost savings for fuel. Capital costs (1993) for proposed tankage at the laydown area were $650,000. Current exploration activities rely on the delivery of diesel, and 100 LL fuel to the Illinois Creek airstrip by various aircraft; DC-6s are most cost effective.
Geology and Mineralization
The Illinois Creek mining district is characterized by intrusion-related hydrothermal systems including porphyry copper/molybdenum/silver deposits (PCDs) and surrounding poly-metallic silver/zinc/lead/copper/gold carbonate replacement deposits (CRDs) along with distal low-sulfidation precious-metal veins related to the porphyries.
At the Illinois Creek Property, mineralization is characterized by the extensive development of Ag/Zn/Pb/Cu/Au carbonate replacement bodies deposited in the over-thickened continental margin carbonate assemblages. The property is divided into two distinct structural blocks herein dubbed the East Block and the West block, that are reinterpreted as thrust sheets. Both blocks show distinctive stratigraphic sequences, but both are overprinted by the same 110 – 114 Ma Illinois Creek mineralization event. That event is metallogenetically related to the relaxation at the end of the compressional event which resulted in the emplacement of the Khotol Mountain suite of intrusions.
Both primary sulfide mineralization and secondary gossan-hosted oxide mineralization are present on the property, and both are viable exploration targets.
In conjunction with the 2022 drill program, WAM commissioned a property-wide CSAMT (controlled-source audio-magnetotellurics) survey with Zonge International to better understand the overall structural architecture of the system. CSAMT is a deep-sounding resistivity technique that effectively defines areas of similar resistivity and highlights structures bounding those discrete resistivity domains. Profiles from the CSAMT have improved the understanding of the structural framework and stratigraphic sections permissive for CRD mineralization in both the East and West structural blocks.
A high resolution 3DIP survey was acquired by DIAS Geophysical (DIAS) covering the Waterpump Creek and Last Hurrah target areas during the 2023 summer field season. Over three million dipole combinations were generated using the DIAS common voltage reference technique to provide an extremely data rich survey for resolving both shallow and deep subsurface electrical properties over an area of approximately 11 km2. Inversion modeling with UBC DCIP3D and Loke Res3DInv reveals distinct structural, stratigraphic controls to CRD mineralization as well as outline the increasing alteration halo to the south from Waterpump Creek, through Last Hurrah and into the Illinois Creek area.
In the East Block, the mineralization-controlling NNE-trending Waterpump Creek fault is apparent over the entire 6 km strike length of the survey. With the success of 2022 drilling at Waterpump Creek in the East Block and the potential to greatly expand the mineralization footprint, WAM also commissioned a reinversion of the historical 2005 NovaGold Resources Inc. (NovaGold) pole-dipole IP survey using an updated 3D inversion algorithm. This survey covers 2 km of the Waterpump Creek fault south from the WPC21-09 discovery hole including the currently outlined extent of the mineralized body. The new 3D inversion shows a direct correlation between both resistivity and chargeability with the Waterpump Creek sulfide body. The data also shows the conductive anomaly extending over 1.4 km south of the current Waterpump drilling into the Last Hurrah target area. Extensions to the Waterpump Creek sulfide mineralization and the conductive anomaly was a focus of 2023 drilling.
In the West Block, the new CSAMT profiles have led to the recognition of a slightly oblique fault south of the Illinois Creek fault called the Warm Springs fault. Between the two faults, deep oxidation up to 400 m has formed the Illinois Creek gossan. The oxide resources described in this TRS occur in the gossan. The low-grade East Illinois Creek manto extends east and south of the Illinois Creek gossan. The East Illinois Creek manto appears to lie at or near the contact between the dolomitic quartzites and dolomites.
South of the Warm Springs fault, an extensive greenstone thrust plate caps the permissive stratigraphy and looks to provide an aquitard similar to that seen with the Waterpump Creek (WPC)-LH trend where the Kaiyuh pelitic schists cap the dolomites. Two exploration holes were drilled late in the 2022 season south of the Warm Springs fault along the eastern margin of the West Block. Though both holes were lost after cutting the uppermost 50 m of the dolomitic quartzites, the holes encountered major alteration as multiphase silicification and pyrite with anomalous Pb, Zn and Ag. This permissive stratigraphy occurs in a CRD target area of 4 km x 2 km defined by the CSAMT survey. The target lies to east and south of the Illinois Creek oxide resource pit. In addition to the geophysical support for the Warm Springs target, expanded soil sampling coverage shows a major coincident Cu, Au, Pb, and As anomaly covering a 1.5 km x 1.5 km area south of the Illinois Creek pit. The soil samples suggest that a porphyry target may be developing in this direction.
Potential analogs to the Illinois Creek style of mineralization include: Hermosa and Magma in Arizona, USA; Tintic and Bingham Canyon in Utah, USA; the Leadville and Gilman districts in Colorado, USA; and a series of deposits including Santa Eulalia, Cinco de Mayo, and Naica in Mexico. Notably, the Hermosa discovery in Arizona and subsequent acquisition by S32, a major Australian mining company, for $1,300,000,000 in 2018, has led to a resurgence in CRD exploration.
Equipment and Facilities
We own the Illinois Creek camp, which includes all buildings, kitchen/dining facility, offices, dormitory/ sleeping facilities, tents, core sheds, electrical generators, water supply and storage systems, radio and internet communication equipment. Camp personnel capacity is 45 persons. We own our exploration drilling equipment, which includes two new mechanized drill rigs and rod sloops purchased in 2023 – 2024 and three older used drill rigs. We maintain extensive spare parts for our drilling equipment. We own and maintain a fleet of vehicles that include pickup trucks, side by side off road vehicles, fuel and water trucks and a dump truck. Heavy equipment includes a CAT D6 dozer, CAT 630 loader, CAT motor grader for road and runway maintenance, Hitachi excavator, John Deere dozer & excavator, snow machines and numerous miscellaneous minor equipment.
We utilize the State of Alaska owned 4,400 ft Illinois Creek airstrip for delivery of food, supplies and personnel. Fixed wing support is contracted to Wright Air Service and Everts Air Cargo. Lynden Air Cargo provide C-130 Hercules cargo aircraft with a 50,000 pound payload for drill rigs and other heavy equipment.
We do not lease any buildings or equipment.
History
Regional exploration in the Kaiyuh Hills began with the Anaconda Minerals Company/Cook Inlet Region, Inc., or “CIRI”, joint venture. CIRI is one of the 13 regional native corporations defined in the Alaskan Native Claims Settlement Act. The Anaconda/CIRI joint venture identified prospective mineral-endowed lands for CIRI to select under that federal legislation.
During the 1980s, exploration for minerals in western Alaska began with extensive soil sampling, mapping, and drilling. Soil sampling in the 1980s resulted in the finding of significant intervals of oxidized gossanous mineralization to depths approaching 350 m below surface where sampling was conducted. Soil sampling in 1981 outlined a 2,000 m by 50 m anomaly with very high values of lead, zinc, copper, silver, gold and arsenic with zinc zoned to the east and copper zoned to the west.

Ownership, control, and operation of the project areas has varied greatly since the 1980s.
Permitting and Licensing
Exploration Permits
WACG has renewed the authorization to explore at Illinois Creek under authority of the Alaska Department of Natural Resources (“ADNR”) Miscellaneous Land Use Permit #9831, also referred to as an “APMA” permit, which has an issue date of April 26, 2024, and will expire on December 31, 2028. The permit has reclamation stipulations and includes requirements for filing an annual work plan and an Annual Reclamation Report with ADNR, describing reclamation activities. WACG submitted a Plan of Operations approved on April 26, 2024 by the ADNR under the APMA application F20249831 that will allow for exploration activities on the Upland Mining Lease area for 2024 to 2028. Exploration of the remaining Illinois Creek claims outside of lease are authorized under the same Plan of Operations, though will require an annual Work Plan to be submitted. WACG submits annual Reclamation Reports to ADNR and a Notice of Intent to fulfill any carryover reclamation obligations into the next year. Certain aspects of camp operations, including management of solid wastes, are authorized under permit SWGPCAMP-28.
A list of likely required major mine permits is shown below:
Table 1.2: Mine Permits
Agency	Authorization
State of Alaska
ADNR	Plan of Operations Approval (including Reclamation Plan and Financial Assurance)
Upland Mining Lease
Mill Site Lease
Reclamation Financial Assurance
Certificate of Approval to Construct a Dam
Certificate of Approval to Operate a Dam
Water Use Authorization to Appropriate Water
ADF&G	Title 16 Permits for Fish Passage (authorize stream crossings, if required)
ADEC	APDES Water Discharge Permit (if required)
Alaska Multi-Sector General Permit (MSGP) for Stormwater Discharge Pollution Prevention Plan (requirement of MSGP)
Section 401 Water Quality Certification of the CWA Section 404 Permit (for CWA Section 404 permit)
Integrated Waste Management Permit
Air Quality Control — Construction Permit
Air Quality Control — Title V Operating Permit
Reclamation Financial Assurance (shared with ADNR)
Federal Government
EPA	Spill Prevention, Control, and Countermeasure (SPCC) Plan (fuel transport and storage)
USACE	CWA Section 404 Dredge and Fill Permit (if required)
Quality Assurance and Quality Control
We have maintained a consistent Quality Assistance and Quality Control (“QA/QC”) protocol for all drill cores sampling through the 2021 to 2023 field seasons. Our protocol calls for insertion of 11% QA/QC check samples by inserting a blank, a duplicate, and a standard into each set of 27 core samples.
During the 2021 field program, blank material consisting of sand that had previously been tested by SGS Canada, an independent lab with no ownership interest in our business, using the same analytical suite as the

2021 drill core to determine baseline values of the material. During the 2022 drill program, WACG acquired blank material from ALS Global (“ALS”), an independent lab with no ownership interest in our business, prep lab in Fairbanks, which also analyzed and certified the material. Commercially available marble chips were used in 2023 as blank material. One split was taken from each 50 pound bag (3 splits) and was analyzed separately to establish values for the blanks. During the 2024 drill program WACG acquired blank and standard samples from OREAS LTD, an independent lab with no ownership interest in our business, and samples were shipped to ALS Vancouver, BC and Reno, NV for preparation and analysis.
For the 2021, 2022, 2023 and 2024 drilling campaigns, WACG collected field duplicates of drill core. Each designated duplicate sample was collected by halving the primary sample interval such that the primary sample and duplicate sample were quarter core segments of the entire sample interval.
Data Verification
WACG randomly selected the sample data from 15 drill holes including results from across the Illinois Creek area gold drilling programs. The number of samples represent over 4% of the data used in the estimate of mineral resources. A typical industry procedure is to compare approximately 5% of the assay sample results in the database to certificates. If the error rate is less than 1%, then no further action is taken. If the error rate exceeds 1%, a more extensive review is undertaken. The grades in these holes were compared to those contained in the certified assay certificates provided by the laboratories. In this suite of 818 individual samples, there were four errors found in the gold data and three errors in the silver data, an error rate of less than one percent. These results are similar to those achieved during previous database audits. The historical metallurgical studies were reviewed to understand why the historic heap leach process did not work efficiently. Those studies represented valuable background needed to develop a process that could efficiently handle both gold and copper metallurgy as the project progresses.
The sample data from an additional four drill holes from the leach pad area were randomly selected, and the assay results were compared to the values contained in the assay certificates. There were no errors identified.
The sample data from two drill holes from the Waterpump Creek (“WPC”) area were randomly selected, and the assay results in the database were compared to the values contained in the assay certificates. There were no errors identified.
Mineral Extraction Activities
There have been no extractions from the Illinois Creek Project.
Mineral Resources
On March 20, 2019, WACG provided the updated drill hole sample data for the Illinois Creek deposit. Since that time, there has been no additional exploration in the area of the in-situ mineral resources.
The drill hole sample data comprised a series of ASCII files containing collar locations, down- hole survey results, geologic information, and assay results for a total of 583 drill holes representing 51,558 m of drilling. Of these, 505 drill holes, totaling 41,488 m of drilling, test the Illinois Creek deposit and contribute to the estimation of the in-situ mineral resources. The other 78 drill holes are exploratory in nature and test for extensions east of the Illinois Creek deposit or other satellite deposits on the Property.
The drilling data for the Illinois Creek deposit had initially been reported in the imperial system using a local “drill grid” coordinate system. All of this information was converted to metric units, and the coordinates were rotated to UTM grid coordinates (UTM NAD83 Zone 4W).
Of the 505 holes that test the Illinois Creek deposit, 145 are diamond drill (“DD”) holes and the other 360 holes are reverse circulation (RC) drill holes. Comparisons were made between the data produced from each type of drilling. DD holes tend to provide higher gold grades than RC drilling, but these differences are inconsistent and may only be local occurrences. Previous studies conducted by Mineral Resource Development Inc. (“MRDI”) suggest that the RC drilling may not effectively capture all of the gold in some areas. DD and

RC results show local variations, but the results overall, seem to correspond quite well. There were no modifications made to the database based on the type of drill hole.
There is no recovery data included in the database. MRDI, as part of its March 2000 audit, reported that recoveries tend to be quite good in most cases, but some gold losses were observed in holes that encountered poor recoveries.
Drilling on the Illinois Creek deposit was conducted between 1981 and 2006 with the majority of holes completed during campaigns run from 1990 through 1995. Drill holes penetrate the south-southeast dipping Illinois Creek deposit over a strike length of more than 2,500 m and to depths that exceed 200 m below surface.
In the Illinois Creek sample database, a total of 16,936 individual samples, representing 25,611 m of drilling, were analyzed for gold and silver content. About 50% of these samples were also analyzed using a multi-element (whole-rock, 26-element) package. The results for copper, lead and zinc were selected for potential inclusion in this mineral resource evaluation. Further evaluation of the available data show that only about 30% of samples were tested for lead and zinc content, and based on these results, the distributions of lead and zinc data are considered insufficient to support estimates of mineral resources.
Tables presenting an estimate of the Illinois Creek project’s mineral resources as at December 31, 2024 are provided above under “Properties — Summary of Mineral Resources”. The mineral resource estimates disclosed are the first to be disclosed by us subject to S-K 1300, and there are no previously disclosed S-K 1300 mineral resources from prior fiscal years to which we can make any comparison.
The 2024 exploration activities at the Illinois Creek project did not produce material results. The 2024 exploration activities were not associated with the Illinois Creek or Waterpump Creek mineral resources.
Mining and Recovery Methods
The Illinois Creek Project is an early exploration project and as such, there have been no recovery methods investigated.
Economic Analysis
The Illinois Creek Project is an early exploration project and as such, no economic analysis has been completed.
Exploration Areas
The Illinois Creek Property represents a major epigenetic porphyry-centered system which presents opportunities to find both the causative porphyry driving the system and distal CRD mineralization focused within carbonate-rich clastic sediments and carbonates within the lower Paleozoic Illinois Creek formation. Deep leaching in the district has also allowed for extensive oxidation and the development of the Illinois Creek deposit oxide gossans.
Since 2021, a major reinterpretation of the Illinois Creek property geology has been ongoing due to the discovery at WPC of sulfide mineralization at depths below previous levels of exploration.
In the East Block the mineralization-controlling north-northeast-trending WPC fault and the look alike Wades fault trend are apparent over the entire 6 km north-south strike length of the controlled source audio-magnetotellurics (“CSAMT”) survey. Immediate extensions to the WPC sulfide mineralization and the 1.4 km low resistivity anomaly was a focus in the 2023 drilling. The extension of WPC mineralization to the north along the WPC fault is still open for exploration and is a target for 2024 drilling. To the south, the WPC mineralization is offset against the E-W 4700N fault, but mineralization is believed to continue south into the LH zone. The primary focus of 2024 exploration drilling will be to explore down-dip of the anomalous soil geochemistry and LH gossan, towards the WPC fault which is shown in the 2023 3D IP low resistivity.
In the West Block, south of the Warm Springs fault, an extensive greenstone sill caps the permissive stratigraphy and looks to provide an aquitard not unlike that seen in the East Block where the pelitic schists provide an aquitard to trap mineralization. The mineralization permissive stratigraphic section below the greenstone sill identified by the CSAMT profiles outline an approximate 4x2 km CRD target area southeast of the Illinois Creek pit. This Warm Springs target zone will be another primary focus of 2024 exploration drilling.
A Cu, Au, Pb, As soil anomaly covering a 1.5 x 1.5 kms area extending south of the Illinois Creek pit suggests a developing porphyry target in that area.
In addition to the sulfide targets which are the current focus of exploration, additional oxide Au/Ag targets extend in and around the Illinois Creek mine pit.
Planned Work
The planned exploration program in 2025 will be focused on expanding the WPC resource to the south. Up to 6,000 meters of diamond drilling is planned for the WPC South Target, subject to completion of a financing. Up to 20 drill holes with depths between 150 and 450 meters are planned, depending upon depth of mineralization encountered and geologic targets. A secondary target is WPC North, along the northerly projection of the WPC structure north of the existing resource. If adequate funding is available, a tertiary target is to define the extent of the 2024 Warm Springs discovery, a promising zone of high grade gold-copper similar to the Illinois Creek Mine and a separate zone of high grade silver-lead mineralization similar to that of WPC.
Additional metallurgical testing of both WPC and Illinois Creek deposits is planned. This work will assist in an update of the Illinois Creek resource estimate. Baseline environmental work will continue if budgets permit, including fish habitat studies by Alaska Department of Fish & Game and wetlands delineation along the planned Yukon River & Access Route.
Internal controls disclosure
Historical pre-1999 assays and sample collection did not fully document quality assurance/quality control and (QA/QC) programs are lacking or poorly documented. The last documented and outlined procedures were outlined in 1999. MRDI, then a prominent mineral resource development consulting company, conducted an audit of drilling, sampling, and assay procedures in 1999. They concluded the assays from the various drill campaigns were sufficiently well controlled by QA/QC programs to support mineral resource estimation. They also compared drill results from the different drill campaigns and found results were consistent. Unfortunately, the database of results compiled by MRDI was lost. The current QP’s also compared historical drill results to those obtained by us. They also found those assay results were consistent with the historical assays where drilling intersections were in proximity. The QP’s concurred with the MRDI assessment that pre-1999 drill results are sufficiently controlled to support mineral resource estimation.
QA/QC programs by Western Alaska Copper & Gold for 2020-2024 were documented and observed per the disclosure under Quality Assurance and Quality Control under “Material Properties — Illinois Creek Project — Quality Assurance and Quality Control.”

MANAGEMENT
The following table provides information regarding our executive officers and directors as of December 31, 2024:
Name	Age	Position(s)
Executive Officers:
Christopher “Kit” Marrs	73	Chief Executive Officer, President, and Director
Joe Piekenbrock	70	Chief Exploration Officer
Darren Morgans	50	Chief Financial Officer
Non-Employee Directors
Nate Brewer	73	Director
Susan Mitchell	69	Director
Kevin Nishi	61	Director
David Smallhouse	76	Director
The following is a biographical summary of the experience of our executive officers, other senior management and directors. There are no family relationships among any of our executive officers, other senior management or directors.
Executive Officers
Christopher (Kit) Marrs, CEO and Director, 73
Mr. Marrs has served as our President, CEO and Director since November 2021. Prior to November 2021, Mr. Marrs was the President, CEO and Director of WACG, currently a 100% owned subsidiary of Alaska Silver, since its inception in 2010. Mr. Marrs has more than 40 years’ experience as an Economic Geologist.
Mr. Marrs was a project geologist for Anaconda, based in Anchorage, Alaska, managed the Illinois Creek and Round Top Projects in the 1980’s along with a number of other projects throughout Alaska, and participated in the discovery of the Greens Creek deposit in southeast Alaska while working for WGM Consultants. Mr. Marrs was also previously a consulting geologist for Noranda Mining and LAC Minerals in Sonora, Mexico. Mr. Marrs has a B.S. in Geology and a M.S. in Economic and Structural Geology from the University of Arizona and is a member of the Society of Economic Geologists, Alaska Miners Association and Arizona Geological Society. Mr. Marrs has also served on the University of Arizona Geoscience Department Advisory Board between 2005 and 2021.
Joe Piekenbrock, Chief Exploration Officer, 70
Mr. Piekenbrock has served as our Chief Exploration Officer since November 2021. Mr. Piekenbrock brings over 45 years of experience to the mining exploration and development industry where he has managed all aspects of exploration from grassroots discovery through feasibility.
From 2014 to 2021, he managed his privately owned exploration assets held in Piek Exploration LLC and provided consulting services and advisory expertise for a variety of Canadian TSX-listed companies including Western Alaska Copper and Gold (now Alaska Silver), Sitka Gold (TSX), and Cappex Minerals (now Highlander Silver). During that period, he also served on the Board of Directors for several TSX-listed exploration companies including Solidusgold (now Valhalla Metals) and Tintina Resources (now Sandfire America). From 2011 to 2014 he served as Senior Vice President of Exploration for NovaCopper (now Trilogy Metals). From 2003 to 2011, he served as Vice President, Exploration, for NovaGold Resources. He developed extensive experience throughout Latin America while working for Placer Dome and was one of the founding members of Brett Resources. Earlier in his career, he was a member of the Cominco Alaska exploration team responsible for the discovery of the Whistler Cu deposit, and the Pebble Cu/Au deposit. After joining the Nova group of companies in 2003, he led a series of discoveries including the Donlin Creek Au deposit, the Bornite Cu and the Galore Creek Cu/Au porphyry deposit in Alaska and British Columbia. He was awarded the Thayer Lindsley medal for International Discovery in 2009 for his role in the discovery of the Donlin

Creek deposit and the Colin Spence award for International Discovery in 2015 for his contributions to the discovery of South Reef deposit at Bornite. Mr. Piekenbrock holds a Bachelor of Arts degree in geology from the University of Colorado and a Master of Science degree in economic geology from the University of Arizona.
Darren Morgans, Chief Financial Officer, 50
Mr. Morgans was appointed as our CFO in June 2024, and he is also currently CFO of Cosa Resources Corp, a uranium explorer in the Athabasca Basin in Canada, where he was appointed in February 2023. Mr. Morgans, a Canadian CPA and Australian CA, has been a practicing finance professional since 1995 and has worked with Canadian and Australian publicly listed resource companies for over 25 years.
Previously, Mr. Morgans was a fractional CFO for Velocity Minerals (December 2019 to April 2024) and Volta Metals (January 2023 to September 2024), both Canadian listed junior explorers. Earlier in his career, Mr. Morgans was the CFO of Perpetua Resources Corp (April 2011 to March 2021) (formerly Midas Gold Corp.). Mr. Morgans joined Perpetua when it was a private company and assisted it through its initial public offering in 2011 on the Toronto Stock Exchange and subsequent capital raises of more than C$200 million in equity, convertible debt, and royalty financings, with the focus of advancing the Stibnite Gold Project from a small resource to a Feasibility Study with almost 5 million ounces in reserves. Prior to joining Perpetua in 2011, he was the Controller and Secretary for Terrane Metals Corp. prior to its acquisition by Thompson Creek Metals. He has also worked for Placer Dome Inc. and Mount Isa Mines. Mr. Morgans began his career with PwC after obtaining a Bachelor of Commerce from the University of Queensland.
Non-Employee Directors
Nathan Brewer, Director, 73
Mr. Brewer has more than 45 years’ experience as an exploration geologist. Since January 2019, he has been self-employed as a consulting economic geologist and has advised three clients on their gold and gold-copper exploration projects. These are Gold Fields Australia Pty. Ltd, and Newcrest Resources Inc, both major mining companies with global exploration interests; and Andex Minerals, a private Canadian company with a gold-copper project in Chile. He has been a Director of Western Alaska Minerals (now Alaska Silver) since we went public in November 2021. Prior to that, Mr. Brewer served as a Director of Western Alaska Copper & Gold starting in 2019. He also served as a Director for Highlander Silver Corp., a Canadian public company, from August 2021 until February 2023. Prior to his retirement from Gold Fields Ltd. in December 2018, Mr., Brewer was Senior Vice President, Global Greenfields Exploration. During his career he led two South American projects from grass roots discovery through resource delineation, PEA, and Pre-Feasibility and Feasibility stages. One of these projects — Salares Norte commenced production in Q1 2024. He also played a role in the acquisition of the Cerro Corona copper-gold project in Peru and the Veladero gold-silver project in Argentina. Both of these projects have since become profitable mines. In addition to his international experience, he worked for Anaconda Minerals in Alaska in the early 1980’s where he was the Project Manager of the Illinois Creek Project from 1982 through 1985 and played a key role in the discovery of the Waterpump Creek deposit. Mr. Brewer holds a BA in Geology from UC Santa Barbara and is a Certified Professional Geologist and Qualified Person as a member of the American Institute of Professional Geologists. He is also a member of the Society of Economic Geologists and was the President of the Denver Regional Exploration Geologists Society from 2019 to 2021.
David Smallhouse, Director, 69
Mr. Smallhouse is a fifth generation Tucsonan, graduated from the University of California at Davis with a Bachelor of Science Degree in Agricultural Economics and holds a Master of Science Degree in Agricultural Economics from the University of Arizona. Since 2002 Mr. Smallhouse has been the Managing Partner of Miramar Ventures, LLC, a firm involved in agribusiness, real estate, private equity and venture capital investments. Miramar Ventures is also an active investor in angel and early-stage ventures. In 2015 Mr. Smallhouse was appointed a board member of Dependable Health Services and its four subsidiaries.

Kevin Nishi, Director, 61
Mr. Nishi is a Chartered Professional Accountant and holds a Bachelor of Business Administration degree from Simon Fraser University. He has held several director positions with exploration stage mining companies. Mr. Nishi was an audit partner with Smythe LLP for 28 years working with several public companies listed on the TSX and TSX Venture exchanges in Canada and in the United States before retiring in December 2023. In the past five years, Mr. Nishi is also an independent director of Outcrop Silver & Gold Corporation (from February 2015 to current), and was an independent director of Providence Gold Mines Inc (January 2021 – March 2023), both TSX Venture Exchange companies in the resource exploration industry. He also completed a 12-year term as an independent director and 10-year term as the treasurer of the Eagle Ridge Hospital Foundation in Port Moody, Canada in June 2023. Mr. Nishi has served as one of our directors since May 10, 2021.
Susan Mitchell, Director, 76
Ms. Mitchell brings over 40 years of capital markets experience to Alaska Silver, starting her career with Canadian Imperial Bank of Commerce in Toronto in the Corporate Finance and Treasury divisions, participating in raising over C$1 billion in primary capital. She was also Director of Treasury of Cyprus AMAX Minerals and a Managing Director of Metals & Mining, Global Structured finance for Westdeutsche Landesbannk (WESTLB) in New York, NY, and a Director of Risk Solutions with Standard & Poor’s in New York. For the last five years Ms. Mitchell’s principial occupation has been president of her own consulting firm, S. Mitchell & Associates which provides investment banking services and corporate finance advice. Ms. Mitchell formed S, Mitchell & Associates in 2024. Ms. Mitchell obtained her International Board Director Competency Designation in 2023. Ms. Mitchell has served as one of our directors since November 1, 2023. Ms. Mitchell was a director of Talisker Resources Ltd from March 2020 to June 2021.
Significant Employees
Principal Geologist; Sage Langston-Stewart
Ms. Langston-Stewart holds both a Master’s (2022) and a Bachelor’s (2020) degree in Geology and Geological Engineering from the Colorado School of Mines. While at Mines, Sage also worked as a laboratory technician in the thin section and SEM laboratories from 2019 to 2020. She worked on numerous other projects including working with the Center for Advanced Subsurface Earth Resource Models on the Hyperspectral Data Project, Tailings to Glass Project, and Mineralogy Across Scales Case Studies while at Mines. Sage worked at the Caribou-Cross Mine in Nederland, Colorado from January 2021 until May of 2022, where she completed her master’s thesis, conducted core logging, underground mapping, and geological modeling at the alkaline Au-Ag intermediate sulfidation magmatic-hydrothermal vein system. Sage developed a conceptual model for the Caribou-Cross deposits including alteration and metal zoning and improved understanding of ore zonation, related alteration assemblages, mineralogy, and spatial distribution of precious metals using optical petrography, micro-X-ray fluorescence, cathodoluminescence microscopy, fluid inclusion petrography and micro-thermometry, FE-SEM-BSE and -EDS, and SEM based automated mineralogy. Sage started with Alaska Silver in the summer of 2020 as an exploration geologist working on the RC drill rig and collecting soil samples on the Illinois Creek Property. Since then, Sage has been critical in the drill targeting and development of the WPC Resource and exploration drilling. She started full time with Alaska Silver in the fall of 2022. Sage now serves as the Principal Geologist, where she leads drill hole targeting, geologic interpretation, geologic modeling, and leads the geologic team. Additionally, Sage manages the core processing facilities, is involved with overall project management, and plays a key role in advancing the geological understanding of the Illinois Creek — Waterpump Creek CRD system.
Executive Vice President; Patrick Donnelly
Mr. Donnelly possesses extensive experience in mineral exploration, capital markets, corporate development, and investor relations. His career began nearly three decades ago as a project geologist, exploring for precious and base metals as well as diamonds in western and northern Canada. Following this, he transitioned to a role as a mining analyst with a Canadian securities firm. Most recently Mr. Donnelly was the Vice President of Capital Markets for Tudor Gold Corp. Mr. Donnelly has considerable experience working in Alaska due to his time as Vice President of Corporate Communications and Development for Trilogy

Metals Inc., where he played a key role in advancing the Upper Kobuk Mineral Projects in Alaska, USA, alongside its partners. During his six years at Trilogy Metals, Mr. Donnelly developed a key understanding of the permitting and political landscape of the state. Mr. Donnelly also held the position of President at First Mining Gold Corporation for over three years. At First Mining, where he was also a co-founder, he spearheaded the company’s initial public offering and listing on the Toronto Stock Exchange. Noteworthy achievements during his tenure at First Mining include the successful negotiation and completion of eight significant transactions. Mr. Donnelly holds a Master of Business Administration from the University of Toronto and a Bachelor of Science in Geological Sciences from the University of British Columbia. Mr. Donnelly is registered as a Professional Geoscientist with the Engineers and Geoscientists of British Columbia.
Committees of the Board of Directors
Our board of directors has an audit committee, and a compensation committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below upon the completion of this offering. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is composed of David Smallhouse, Kevin Nishi, and Susan Mitchell. Kevin Nishi is the chair of our audit committee. The majority of the members of our audit committee meet the independence requirements under SEC rules. Nishi, Smallhouse and Mitchell are considered to be “independent” within the meaning of NI 52-110. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Kevin Nishi is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not, however, impose on him or her any supplemental duties, obligations, or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Our audit committee’s principal functions are to assist our board of directors in its oversight of:
•
review, approve, and recommend for approval:

•
Our interim financial statements and management discussion and analysis;

•
The auditor’s report, if any, prepared in relation to such financial statements;

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recommend the external auditor to be nominated and determine the compensation of the external auditor;

•
oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services completed for us, including the resolution of disagreements between management and the external auditor regarding financial reporting, establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
monitor, evaluate and report to the board of directors on the integrity of the financial reporting process and the system of internal controls that management and the board of directors have established;

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monitor the management of the principal risks that could impact our financial reporting;

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establish procedures for:

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the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; and

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the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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pre-approve all non-audit services to be provided to us or its subsidiary entities by our external auditor;

•
review and approve our hiring policies regarding partners, employees and former partners and employees of our present and former external auditor, and

•
with respect to ensuring the integrity of disclosure controls and internal controls over financial reporting, understand the process utilized by the Chief Executive Officer and the Chief Financial Officer.

Compensation Committee
Our compensation committee is composed of Nathan Brewer, David Smallhouse, and Kevin Nishi. David Smallhouse is the chair of our compensation committee. The members of our compensation committee meet the independence requirements under SEC rules, and NI 52-110. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee is responsible for, among other things:
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Making recommendations to our Board regarding the compensation of our directors and officers.

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From time to time, establishing parameters and guidelines to the magnitude and frequency of security-based compensation arrangements for eligible new hires and other employees, within the parameters set out our LTIP and applicable exchange rules and policies, and recommending such grants to the Board for approval.

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Assessing our objectives in light of our external environment and current business situation.

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Considering and if appropriate recommending if annual bonuses should be granted to executive officers and recommends those grants to the Board.

EXECUTIVE COMPENSATION
Overview
The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during fiscal years 2023 and 2024, and our next two most highly compensated executive officers in respect of their service to our company for fiscal years 2023 and 2024. We refer to these individuals as our “NEOs”. Our NEOs for fiscal years 2023 and 2024 are:
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Christopher “Kit” Marrs, Chief Executive Officer

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Darren Morgans, Chief Financial Officer

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Joe Piekenbrock, Chief Exploration Officer

•
Alex Tong, Former Chief Financial Officer (Resigned effective May 31, 2024)

The compensation paid in Canadian dollars was converted to United States dollars using the Bank of Canada daily rate of exchange reported on June 30, 2025, as set forth in this prospectus under the heading “About this Prospectus and Exchange Rates”.
Summary Compensation Table
Name and principal position	Fiscal year	Salary ($)	Option- awards ($)(1)	Total ($)
Christopher Marrs, President and Chief Executive Officer	2024	257,111	131,688	388,799
	2023	288,746	145,970	434,716
Darren Morgans, Chief Financial Officer(2)	2024	65,835	39,676	105,511
	2023	—	—	—
Joe Piekenbrock, Chief Exploration Officer	2024	49,346	104,318	153,664
	2023	162,187	106,091	268,278
Alex Tong, Former Chief Financial Officer	2024	42,357	94,850	137,207
	2023	102,027	145,022	247,029

(1)
Amounts reflect the aggregate grant date fair value of stock options granted to our NEOs, computed in accordance with the provisions of ASC Topic 718, Compensation — Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the employee upon the vesting, settlement or exercise of the stock option. The assumptions that we used to calculate these amounts are discussed in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2024 filed on SEDAR on April 25, 2025.

(2)
Mr. Morgans’ Compensation is dominated in Canadian Dollars. For 2024 Mr. Morgans was paid C$88,000 which is converted to $65,835 at the monthly average exchange rate through the year.

(3)
Mr. Tong’s compensation is denominated in Canadian Dollars. For 2024 Mr. Tong was paid C$57,292 which was converted to $42,357 at the monthly average exchange rate through the year. For 2023 Mr. Tong was paid C$137,500 which was converted to $102,027 at the monthly average exchange rate through the year.

Narrative to 2024 Summary Compensation Table
Base Salaries:   Salaries and consulting fees are determined by the Compensation Committee based on market conditions and established in the executive employment agreements described below.
Annual Bonuses:   There were no annual bonuses paid in 2024 or 2023 due to our limited working capital. For the CEO and CFO, who are eligible for annual bonuses, the amount may be up to 50% to 70% of their base salary, as approved by the Board of Directors based on a recommendation from the Compensation Committee after an evaluation of their individual contributions to us during the fiscal year and consideration of our working capital position.
Equity Compensation:   We utilize stock options as a long-term incentive plan to attract and retain senior executives. The exercise price is the closing price of our subordinate voting shares on the day before the grant date. The stock options vest ratably over a period of zero to two years, and they are exercisable for a five-year term.
Grants of Options for 2023 and 2024:
Name	# of Options	Exercise price	Grant date	Vesting Schedule	Expiry
Alexander Tong	100,000	2.20	Jan 20, 2023	1	Jan 20, 2028
Alexander Tong	75,000	0.34	March 1, 2024	1	March 1, 2029
Christopher Marrs	100,000	2.20	Jan 20, 2023	1	Jan 20, 2028
Christopher Marrs	75,000	0.34	March 1, 2024	1	March 1, 2029
Christopher Marrs	125,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Darren Morgans	100,000	0.59	June 14, 2024	1	June 14, 2029
Darren Morgans	100,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Joe Piekenbrock	100,000	2.20	Jan 20, 2023	1	Jan 20, 2028
Joe Piekenbrock	50,000	0.34	March 1, 2024	1	March 1, 2029
Joe Piekenbrock	40,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Vesting Schedule 1:   These stock options vest 33% upon grant, 33% after one year and 34% after two years.
Vesting Schedule 2:   These stock options vest 100% upon grant.
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2024:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders	5,905,626	$0.88	561,376
Total

(1)
Consists of 278,126 restricted stock units, or “RSUs”, and 5,627,500 subordinate voting shares issuable upon exercise of stock options under the Long Term Incentive Plan.

(2)
This is the weighted average exercise price of the stock options. The RSUs have no exercise prices.

(3)
Consists of shares available for issuance under the Long Term Incentive Plan.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during fiscal year 2024.
Director compensation is limited strictly to non-employee directors. Our director compensation philosophy is as follows:
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To provide a compensation level that will attract exceptionally experienced and skilled candidates and encourage them to play an active role in our strategic development;

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To compensate for work on the Board and work on the committees of the Board; and

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To provide share-based compensation to align director compensation with increases in long-term shareholder value.

Annual Cash Retainers
In 2024, we adopted a director compensation policy under which our non-employee directors, other than Ms. Mitchell, received in 2024, a fee of $18,000 for board service, payable in cash or restricted stock units, or “RSUs”, at the election of each director. Each director elected to receive such fee in the form of RSUs. Ms. Mitchell did not receive any director fees in 2024, but was paid, through her limited liability company, an annual cash retainer of $36,000 in equal monthly installments for corporate finance advisory services provided to our company pursuant to an agreement entered in 2023 and terminated in October 2024.
As of January 1, 2025, all of our non-employee directors are entitled to receive annual compensation of $36,000 for board service, payable at the election of each director in cash or RSUs.
Chairs of the Audit and Compensation Committees do not receive additional retainers.
Share-Based Compensation
Non-employee directors are eligible for grants of stock options. The exercise price is the closing price of a share of our subordinate voting shares on the day before the grant date. The stock options vest immediately or over a two year period from the grant date, and they are exercisable for a five-year term. Refer to the table below for details of all stock options granted in the last two fiscal years.
Name	# of Options	Exercise price	Grant date	Vesting Schedule	Expiry
Kevin Nishi	75,000	2.20	Jan 20, 2023	1	Jan 20, 2028
Nathan Brewer	75,000	2.20	Jan 20, 2023	1	Jan 20, 2028
David Smallhouse	75,000	2.20	Jan 20, 2023	1	Jan 20, 2028
Susan Mitchell	75,000	0.34	March 1, 2024	1	March 1, 2029
Kevin Nishi	75,000	0.34	March 1, 2024	1	March 1, 2029
Nathan Brewer	75,000	0.34	March 1, 2024	1	March 1, 2029
David Smallhouse	75,000	0.34	March 1, 2024	1	March 1, 2029
Susan Mitchell	100,000	0.59	June 14, 2024	1	June 14, 2029
Susan Mitchell	75,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Kevin Nishi	75,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Nathan Brewer	75,000	0.31	Dec 27, 2024	2	Dec 27, 2029
David Smallhouse	75,000	0.31	Dec 27, 2024	2	Dec 27, 2029
Vesting Schedule 1:   These stock options vest 33% upon grant, 33% after one year and 34% after two years.
Vesting Schedule 2:   These stock options vest 100% upon grant.
Non-employee directors are also eligible to elect to receive their fee for serving as a director of our company in the form of RSUs. As a result, on October 17, 2024 we issued 38,196 RSUs to each of Mr. Smallhouse, Mr. Brewer and Mr. Nishi. Each RSU entitles the holder to be issued one subordinate voting share on vesting. All the RSUs will vest one year from the grant date. Ms. Mitchell did not receive any director fees in 2024 but instead was paid, through her limited liability company, S. Mitchell & Associates, LLC, an annual cash retainer of $36,000 in equal monthly installments for corporate finance advisory services provided to our company pursuant to an agreement entered in 2023 and terminated in October 2024.
RSUs accrue dividends that are only paid out on the vesting of the underlying subordinate voting shares. Each stock option and RSU award will vest in full upon a Change of Control, as previously defined under Executive Compensation — Termination and Change of Control Benefits.
The following table sets forth the total compensation for our non-employee directors for the fiscal year ended December 31, 2024.
Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Option awards(1) ($)	Non-equity incentive plan compensation ($)		Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total (C$)
				Annual incentive plans	Long- term incentive plans
Nathan Brewer	—	18,000	31,155	—	—	—	—	49,155
David Smallhouse	—	18,000	31,155	—	—	—	—	49,155
Kevin Nishi	—	18,000	31,155	—	—	—	—	49,155
Susan Mitchell	36,000	—	47,655	—	—	—	—	83,655

(1)
Amounts reflect the aggregate grant date fair value of RSUs and stock options granted to our non-employee directors, computed in accordance with the provisions of ASC Topic 718, Compensation — Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting, settlement or exercise of the RSU or stock option. The assumptions that we used to calculate these amounts are discussed in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2024 filed on SEDAR on April 25, 2025.

The table below shows the aggregate numbers of our subordinate voting shares subject to unvested RSUs or outstanding stock options (exercisable and unexercisable) held as of December 31, 2024 by each non-employee director who served on our Board during 2024.
Name	Options Outstanding at Year End (#)	RSUs Outstanding at Year End (#)
Nathan Brewer	365,000	38,196
David Smallhouse	285,000	38,196
Kevin Nishi	285,000	38,196
Susan Mitchell	250,000	38,196
Executive Employment Agreements
The following are descriptions of the employment agreements with our NEOs. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our NEOs, please see “Non-Employee Director Compensation — Termination and Change of Control Benefits” below.
Chief Executive Officer Agreement
We have in place an executive employment agreement with Christopher Marrs effective January 1, 2023 (the “CEO Agreement”), pursuant to which Mr. Marrs provides President and Chief Executive Officer services to us at an annual salary of $262,500 (the “CEO Fee”). Mr. Marrs is entitled to an annual bonus of up to 70% of the CEO Fee subject to approval of the Board of Directors based on a recommendation by the Compensation Committee.
Chief Financial Officer Agreement
We have in place an executive employment agreement with 1397257 BC Ltd, a company controlled by Mr. Morgans, effective May 20, 2024 (the “CFO Agreement”), pursuant to which Mr. Morgans provides

Chief Financial Officer services to us at an annual salary of C$144,000 (the “CEO Fee”). Mr. Morgans is entitled to an annual bonus of up to 50% of the CFO Fee subject to approval of the Board of Directors based on a recommendation by the Compensation Committee. Mr. Morgans dedicates approximately 50% of his time to us.
Chief Exploration Officer Agreement
We had put in place an executive employment agreement with Joe Piekenbrock effective January 1, 2023 (the “CXO Agreement”), pursuant to which Mr. Piekenbrock provides Chief Exploration Officer services to us at an annual salary of $243,750 which was reduced by 75% to $60,937.50 at June 1, 2023 (the “CXO Fee”). Effective July 1, 2024 the agreement was terminated, and Mr. Piekenbrock provided his services through Piek Exploration LLC, where the rate was further reduced to $3,000 per month plus expenses.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2024.
		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (C$)	Option Expiration Date
Christopher Marrs	Mar 1, 2021	150,000	—	—	$0.45	Mar 1, 2026
	Jun 15, 2021	80,000	—	—	$0.45	Jun 15, 2026
	Nov, 12, 2021	70,000	—	—	$0.67	Nov 12, 2026
	Jan 20, 2023	66,000	34,000	—	$2.20	Jan 20, 2028
	Mar 1, 2024	50,250	24,750	—	$0.34	Mar 1, 2029
Darren Morgans	Jun 14, 2024	33,000	64,000	—	$0.59	Jun 14, 2029
	Dec 27, 2024	100,000	—	—	$0.31	Dec 27, 2029
Joe Piekenbrock	Mar 1, 2021	50,000	—	—	$0.45	Mar 1, 2026
	Jun 15, 2021	30,000	—	—	$0.45	Jun 15, 2026
	Nov 12, 2021	30,000	—	—	$0.67	Nov 12, 2026
	Jan 20, 2023	66,000	34,000	—	$2.20	Jan 20, 2028
	Mar 1, 2024	16,500	33,500	—	$0.34	Mar 1, 2029
	Dec 27, 2024	40,000	—	—	$0.31	Dec 27, 2029

(1)
These option vests options vest 33% upon grant, 33% after one year and 34% after two years, except for the options granted on Dec 27, 2024 which vested 100% upon grant.

Pension and Other Retirement Benefits
We do not have a defined benefit plan, a deferred contribution plan, a deferred compensation plan or a pension plan.
Termination and Change of Control Benefits
Chief Executive Officer Agreement
We have in place an executive employment agreement with Christopher Marrs effective January 1, 2023 (the “CEO Agreement”), pursuant to which Mr. Marrs provides President and Chief Executive Officer services to us at an annual salary of $262,500 (the “CEO Fee”). Pursuant to the CEO Agreement, we may terminate the CEO Agreement at any time with or without cause. If we terminate the CEO Agreement without cause or if Mr. Marrs resigns under certain allowable circumstances, Mr. Marrs is entitled to a severance payment in an amount equal to (i) 2 times the CEO Fee; (ii) 2 times an amount equal to 70% of the CEO Fee and (iii) any unvested LTIP awards will vest immediately. If we terminate the CEO Agreement with cause or if Mr. Marrs resigns for any other reason, Mr. Marrs is not entitled to a severance payment nor any unvested LTIP awards. If, within 12 months of a Change of Control (as defined below), we terminate the CEO Agreement without cause or if Mr. Marrs resigns under certain allowable circumstances, Mr. Marrs is entitled to a severance payment in an amount equal to (i) 2 times the CEO Fee; (ii) 2 times an amount equal to 70% of the CEO Fee and (iii) any unvested LTIP awards will vest immediately. Under the LTIP, upon termination all LTIP awards terminate 120 days after termination.
Chief Financial Officer Agreement
We have in place an executive employment agreement with 1397257 BC Ltd, a company controlled by Mr. Morgans, effective May 20, 2024 (the “CFO Agreement”), pursuant to which Mr. Morgans provides Chief Financial Officer services to us at an annual salary of C$144,000 (the “CEO Fee”). Pursuant to the CFO Agreement, we may terminate the CFO Agreement at any time with or without cause. If we terminate the CFO Agreement without cause or if Mr. Morgans resigns under certain allowable circumstances, 1397257 BC Ltd is entitled to a severance payment in an amount equal to (i) the CFO Fee and (ii) an amount equal to the bonus paid in the previous year. If we terminate the CFO Agreement with cause or if Mr. Morgans resigns for any other reason, 1397257 BC Ltd is not entitled to a severance payment. If, within 12 months of a Change of Control (as defined below), we terminate the CFO Agreement without cause or if Mr. Morgans resigns under certain allowable circumstances, Mr. Morgans is entitled to a severance payment equal to (i) the CFO Fee and (ii) an amount equal to 50% of the CFO Fee. Under the LTIP, upon termination all LTIP awards terminate 120 days after termination.
Chief Exploration Officer Agreement
Our current consulting services agreement with Piek Exploration LLC, a company controlled by Mr. Piekenbrock, effective July 1, 2024, does not contain any change of control benefits. It does, however, provide that if termination occurs without cause and while Mr. Piekenbrock is in the field pursuant to the consulting services agreement, we must reimburse Mr. Piekenbrock for all reasonable expenses to return him to Evergreen, Colorado. Under the LTIP, upon termination all LTIP awards terminate 120 days after termination.
For the purposes of the executive employment and consulting agreements discussed above, a “Change of Control” is defined as the occurrence of any of the following: (a) any individual, entity or group of individuals or entities acting jointly or in concert (other than us, our subsidiaries or an employee benefit plan or trust maintained by us or our subsidiaries, or any company owned, directly or indirectly, by our Shareholders in substantially the same proportions as their ownership of Subordinate voting shares) acquiring beneficial ownership, directly or indirectly, of more than 50% of our combined voting power then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (b) below); (b) the consummation of an arrangement, amalgamation, merger, consolidation or other similar business combination transaction or any of our direct or indirect subsidiaries with any other corporation, other than an arrangement, amalgamation, merger, consolidation or other similar business combination transaction which would result in our voting securities outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of our securities or such surviving entity or any parent thereof outstanding immediately after such transaction; provided, however, that an arrangement, amalgamation, merger, consolidation or other similar business combination transaction effected to implement a recapitalization of our business (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of our combined voting power then outstanding securities shall not constitute a Change in Control of our business; or (c) a complete liquidation or dissolution of our business or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of our assets; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of our outstanding voting securities at the time of the sale.

Option Grant Policy and Practices
As a general practice, our Compensation Committee grants options prior to January 15 of each year and does not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our subordinate voting shares and we do not time the public release of such information based on stock option grant dates. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity-based compensation award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Christopher “Kit” Marrs, our Chief Executive Officer, President and Director, directly, and indirectly through his wife Joan Marrs, loaned us $125,000 on March 21, 2025 as part of a $1,200,000 that included other shareholders. The Loan is due to be repaid on March 21, 2028 and will accrue interest at 10% per year, payable at maturity of the Loan. The Loan may be repaid early but not before March 21, 2026. Related to the Loan, Christopher “Kit” Marrs, and indirectly through his wife Joan Marrs, received 281,000 warrants to acquire subordinate voting shares at an exercise price of C$0.64 per share. The warrants expire on March 21, 2028.
In 2021, WACG entered into the Piek Acquisition Agreement to acquire all of the issued and outstanding shares of common stock of Piek for a total purchase price of $3,698,000, which WACG satisfied by the issuance the Piek Promissory Note. Since 2021, the Piek Promissory Note has been amended seven times. As at December 31, 2024, we owed $2,356,065 to Joe Piekenbrock, our Chief Exploration Officer, who is the holder of the Piek Promissory Note. Under the terms of the Piek Promissory Note, as amended, 6% of all equity financings are due and payable upon closing of an equity financing to the holder. A principal reduction of $750,000 will be due on June 1, 2026 and the remaining balance and all accrued interest is be due on December 1, 2026.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated articles provide that we will indemnify each of our directors and officers to the fullest extent permitted under law. In addition, we have entered into an indemnification agreement with each of our directors and our Chief Financial Officer, which requires us to indemnify them.
Policies and Procedures for Transactions with Related Persons
Prior to completion of this offering, we intend to adopt a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our issued and outstanding subordinate voting shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our issued and outstanding subordinate voting shares, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, will be required to be presented to our Board or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or our audit committee will consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL SHAREHOLDERS
The table below sets forth information known to us regarding the beneficial ownership of our subordinate voting shares as of September 25, 2025 for:
•
each person we believe beneficially owns more than 5% of our outstanding subordinate voting shares;

•
each of our directors and NEOs; and

•
all our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all subordinate voting shares shown as beneficially owned by them, subject to community property laws where applicable. We do not know of any arrangement, the operation of which may at a subsequent date result in a change in control of us.
Beneficial ownership prior to this offering is based on 44,167,986 subordinate voting shares outstanding as of September 25, 2025. Beneficial ownership after this offering assumes the issuance of 13,690,476 subordinate voting shares in this offering. Upon the closing of this offering, we will issue the warrants included in the Units as well as the Underwriters’ Warrants, which warrants are all exercisable to purchase our subordinate voting shares. The number of subordinate voting shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of September 25, 2025. Percentage calculations assume, for each person and group, that all subordinate voting shares that may be acquired by such person or group pursuant to options or other securities currently exercisable or convertible or that become exercisable or convertible within 60 days of September 25, 2025 are outstanding for the purpose of computing the percentage of subordinate voting shares owned by such person or group. However, such unissued subordinate voting shares described above are not deemed to be outstanding for calculating the percentage of subordinate voting shares owned by any other person.
Name and Address of Beneficial Ownership	Number of Subordinate Voting Shares Beneficially Owned(1)	Percentage of Subordinate Voting Shares Beneficially Owned (%)	Number of Proportionate Voting Shares Beneficially Owned	Percentage of Proportionate Voting Shares Beneficially Owned (%)
Nate Brewer (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	389,500(2)	*	228	*
Christopher “Kit” Marrs (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada	12,299,605(3)	18.45%	88,202	39.24%
Susan Mitchell (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	192,500(4)	*	—	—
Darren Morgans (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	199,000(5)	*	—	—
Kevin Nishi (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	314,500(6)	*	—	—
Joe Piekenbrock (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	1,970,140(7)	2.96%	12,200	5.43%
David Smallhouse (1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3, Canada)	4,178,152(8)	6.27%	17,571	7.82%
Crescat Portfolio Management LLC (44 Cook Street, Suite 100, Denver, CO. 80206)	12,631,322(9)	18.95%	7,600	3.38%
Konwave AG Gold 2000 (Obstmarkt 1, CH-9100 Herisau, Switzerland)	6,000,000(10)	9.00%	—	—
All executive officers and directors as a group	19,543,397	29.32%	118,201	52.58%

*
Less than 1%.

(1)
Assuming the conversion of proportionate voting shares that may be converted at the option of the holders thereof.

(2)
Consists of 27,200 subordinate voting shares, 22,800 subordinate voting shares issuable upon conversion of 228 proportionate voting shares and 339,500 subordinate voting shares issuable upon exercise of options.

(3)
Consists of (a) 1,273,247 subordinate voting shares,4,400,700 subordinate voting shares issuable upon conversion of 44,007 proportionate voting shares, 334,500 subordinate voting shares issuable upon exercise of options, and 207,042 subordinate voting shares issuable upon exercise of warrants, in each case, held by Christopher “Kit” Marrs, and (b) 1,153,074 subordinate voting shares, 4,419,500 subordinate voting shares issuable upon conversion of 44,195 proportionate voting shares, 304,500 subordinate voting shares issuable upon exercise of options, and 207,042 subordinate voting shares issuable upon exercise of warrants, in each case held by Joan Marrs, who is Christopher “Kit” Marrs’s spouse.

(4)
Consists of 2,000 subordinate voting shares and 190,500 subordinate voting shares issuable upon exercise of options.

(5)
Consists of 199,000 subordinate voting shares issuable upon exercise of options.

(6)
Consists of 130,000 subordinate voting shares and 184,500 subordinate voting shares issuable upon exercise of options.

(7)
Consists of 520,940 subordinate voting shares, 1,220,000 subordinate voting shares issuable upon conversion of 12,200 proportionate voting shares, 173,000 subordinate voting shares issuable upon exercise of options, and 56,200 subordinate voting shares issuable upon exercise of 56,200 warrants.

(8)
Consists of (a) 304,500 subordinate voting shares, 135,000 subordinate voting shares issuable upon exercise of options and 65,000 subordinate voting shares upon exercise of warrants, in each case held by Mr. Smallhouse; (b) 90,700 subordinate voting shares, 619,300 subordinate voting shares issuable upon conversion of 6,193 proportionate voting shares and 81,200 subordinate voting shares issuable upon exercise of 81,200 warrants, in each case, held by Miramar Ventures LLC, a company controlled by Mr. Smallhouse; (c) 9,300 subordinate voting shares and 50,700 subordinate voting shares issuable upon conversion of 507 proportionate voting shares, in each case held by Arch Partners, LLC, a company controlled by Mr., Smallhouse; and (d) 1,161,186 subordinate voting shares, 1,087,100 subordinate voting shares issuable upon conversion of 10,871 proportionate voting shares and 574,166 subordinate voting shares issuable upon the exercise of 574,166 warrants, in each case, held by SBS Ventures, LLC, a company controlled by Mr. Smallhouse’ s spouse.

(9)
Consists of 9,932,924 subordinate voting shares, 760,000 subordinate voting shares issuable upon conversion of 7,600 proportionate voting shares and 1,938,398 subordinate voting shares issuable upon exercise of warrants all held by entities managed by Crescat Portfolio Management LLC (“Crescat”and such entities managed by Crescat, the “Funds”), which consist of (a) Crescat Global Macro Master Fund Ltd, which beneficially owns 4,203,386 subordinate voting shares, 202,700 subordinate voting shares issuable upon conversion of 2,027 proportionate voting shares and 536,637 subordinate voting shares issuable upon exercise of warrants; (b) Crescat Institutional Commodity Master Fund Ltd, which beneficially owns 346,352 subordinate voting shares and 42,266 subordinate voting shares issuable upon exercise of warrants, (c) Crescat Institutional Macro Master Fund Ltd, which beneficially owns 401,517 subordinate voting shares and 32,565 warrants exercisable for 35,565 subordinate voting shares, (d) Crescat Long/Short Master Fund Ltd, which beneficially owns 671,619 subordinate voting shares, 114,439 warrants exercisable for 114,439 subordinate voting shares, and 42,200 subordinate voting shares issuable upon conversion of 422 proportionate voting shares, and (e) Crescat Precious Metals Master Fund Ltd, which beneficially owns 4,310,050 subordinate voting shares, 1,212,491 warrants exercisable for 1,212,491 subordinate voting shares and 515,100 subordinate voting shares issuable upon conversion of 5,151 proportionate voting shares. Crescat has the sole power to direct the vote and disposition of the securities held by the Funds.

(10)
Consists of 3,000,000 subordinate voting shares and 3,000,000 subordinate voting shares issuable upon exercise of warrants.

DESCRIPTION OF SECURITIES
General
We are authorized to issue an unlimited number of subordinate voting shares and an unlimited number of proportionate voting shares without par value, of which 44,167,986 subordinate voting shares and 224,801 proportionate voting shares were issued and outstanding as at September 25, 2025. The proportionate voting shares are owned by US shareholders, and each proportionate voting share is convertible into 100 subordinate voting shares at the request of the shareholder and at the discretion of our company. The total number of equity shares assuming all are converted into subordinate voting shares would be 65,552,726. There are no limitations on the right of nonresident or foreign owners to hold or vote their subordinate voting shares or proportionate voting shares. Subject to the prior rights of the holders of any of our shares ranking in priority to the subordinate voting share or proportionate voting shares, in the event of the liquidation, dissolution or winding-up of our business or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, all the property and assets of our business available for distribution to the holders of the proportionate voting shares and subordinate voting shares will be paid or distributed to the holders on the basis that each proportionate voting share will be entitled to 100 times the amount distributed per subordinate voting share, but otherwise there is no preference or distinction among or between the proportionate voting shares and subordinate voting shares.
Our Articles, which are filed as an exhibit to this registration statement, provide further information regarding our securities and qualify the summary under this Item 11 of this registration statement in its entirety.
Certain Takeover Bid Requirements
Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.
In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.
This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.
Actions Requiring a Special Majority
Under the BCBCA, and the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.
Transfer Agent and Registrar
The transfer agent and registrar for our subordinate voting shares is Odyssey Trust Company, 350-409 Granville St., Vancouver, British Columbia, V6C 1T2, Canada.
Subordinate Voting Shares
Holders of subordinate voting shares are entitled to receive notice of and to attend all meetings of our shareholder meetings, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each subordinate voting share held. The holders of subordinate voting shares shall be entitled to receive dividends if and when declared by the Board. Furthermore, subject to the rights of holders of shares of any class ranking prior to the subordinate voting shares, holders of subordinate voting shares are entitled to receive our remaining property or assets. In the event of a take-over bid for proportionate voting shares, where such bid is not made to the holders of the subordinate voting shares, the subordinate voting shares may be converted, at the option of the holder into proportionate voting shares on the basis of 100 subordinate voting shares for each proportionate voting share, for the sole purpose of tendering such proportionate voting shares to the take-over bid.
As of September 25, 2025, we had 244 registered shareholders of our subordinate voting shares.
Proportionate Voting Shares
Holders of proportionate voting shares are entitled to receive notice of and to attend all our shareholder meetings, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to 100 votes in respect of each proportionate voting share held. The holders of proportionate voting shares shall be entitled to receive dividends if and when declared by our Board. Furthermore, subject to the rights of holders of shares of any class ranking prior to the proportionate voting shares, holders of proportionate voting shares are entitled to receive our remaining property or assets.
The proportionate voting shares are convertible at any time, at the option of the holder, into subordinate voting shares on the basis of 100 subordinate voting shares for each proportionate voting share upon the delivery of notice to us. In addition, in the event of a take-over bid for subordinate voting shares, where such bid is not made to the holders of the proportionate voting shares, the proportionate voting shares may be converted, at the option of the holder, into subordinate voting shares on the basis of 1 proportionate voting shares for each 100 subordinate voting shares, for the sole purpose of tendering such subordinate voting shares to the take-over bid.
Notwithstanding the foregoing, the Board may determine by resolution that it is no longer in our best interests that the proportionate voting shares be maintained as a separate class of shares of our company. If so determined, all proportionate voting shares will automatically, without any action on the part of a holder, be converted into subordinate voting shares on the basis of 100 subordinate voting shares for each 1 proportionate voting share. We are required to issue each holder of proportionate voting shares notice of such conversion at least 20 days prior to the record date specifying the date of conversion, the number of subordinate voting shares each holder of proportionate voting shares will be issued and the address of record for such holder.
As of September 25, 2025, we had 63 registered shareholders of our proportionate voting shares.
Options and Share Awards
In connection with the RTO and with our listing on the TSXV, we adopted a Long Term Incentive Plan. The LTIP authorizes our Board to issue a variety of equity-based awards that provide different types of incentives to be granted to directors, officers, employees and consultants, including options. The LTIP facilitates the granting of awards representing the right to receive one subordinate voting share (and in the case of RSUs and PSUs, one subordinate voting share, the cash equivalent of one subordinate voting share, or a combination thereof) in accordance with the terms of the LTIP.
As at the date of this prospectus, there are options outstanding that are exercisable for up to 5,125,500 subordinate voting shares and 357,808 RSUs outstanding.
The maximum number of subordinate voting shares reserved for issuance under the LTIP is 10% of the aggregate number of subordinate voting shares (calculated on the basis of all proportionate voting shares have been converted into subordinate voting shares) issued and outstanding from time to time. The aggregate number of subordinate voting shares (i) issued to insiders under the LTIP or any other proposed or established share-based compensation arrangement within any one-year period and (ii) issuable to insiders at any time under the LTIP or any other proposed or established share based compensation arrangement, shall in each case not exceed 10% of the aggregate number of issued and outstanding subordinate voting shares (calculated on the basis of all proportionate voting shares have been converted into subordinate voting shares) from time to time or such other number as may be approved by the TSXV and our shareholders from time to time.
In addition, at all times when we are listed on the TSXV: (i) the total number of subordinate voting shares which may be reserved for issuance to any one eligible participant under the LTIP together with all of our other previously established or proposed share compensation arrangements shall not exceed 5% of the issued and outstanding subordinate voting shares on the grant date or within any 12 month period (in each case on a non-diluted basis); (ii) the aggregate number of awards to any one eligible participant that is our consultant in any 12 month period must not exceed 2% of the issued subordinate voting shares calculated at the first such grant date; (iii) the aggregate number of options to all persons retained to provide investor relations activities must not exceed 2% of the issued subordinate voting shares in any 12-month period calculated at the first such grant date (and including any eligible participant that performs investor relations activities and/or whose role or duties primarily consist of investor relations activities); (iv) options granted to any person retained to provide investor relations activities must vest in a period of not less than 12 months from the date of grant of the award and with no more than 25% of the options vesting in any three (3) month period notwithstanding any other provision of the LITP; (v) the aggregate number of share units to any one eligible participant must not exceed (a) 1% of the issued subordinate voting shares at the first such grant date and (b) 2% of the issued subordinate voting shares in any 12-month period calculated at the first such grant date. At all times when we are listed on the TSXV, we are required to seek annual TSXV and shareholder approval for the LTIP in conformity with the rules of the TSXV.
Unless our board of directors determines otherwise, the LTIP provides that options will vest as to 1/3 following the first anniversary of the date of such grant, 1/3 following the second anniversary of the date of such grant and 1/3 following the third anniversary of the date of such grant. The exercise price of any option shall be fixed by the Board when such option is granted, but shall be no less than the five-day volume weighted average trading price of the subordinate voting shares on the TSXV on the day prior to the date of grant. An option shall be exercisable during a period established by the Board, which shall commence on the date of the grant and shall terminate no later than ten years after the date of granting the option, or such shorter period of time as our board of directors may determine.
With respect to RSUs, the Board shall determine the relevant conditions and vesting provisions of the RSUs at the time of their grant. With respect to PSUs, unless otherwise approved by our Board and except as otherwise provided in a participant’s grant agreement or any other provision of the LTIP, PSUs will vest subject to performance and time vesting.
Warrants
As of the date of this prospectus, we have an aggregate of 1,902,301 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one subordinate voting share. 1,491,024 of the warrants expire on May 4, 2026, 378,191 of the warrants expire on September 1, 2026, and 33,086 of the warrants expire on September 14, 2026. As of the date of this prospectus, we also have an aggregate of 12,359,204 warrants issued and outstanding that are exercisable at a price of C$0.90 per subordinate voting share. 8,533,852 of the warrants expire on April 26, 2027, 3,625,352 of the warrants expire on May 8, 2027 and 200,000 warrants expire on May 15, 2027. As of the date of this prospectus, we also have an aggregate of 545,964 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one subordinate voting share and expire on April 26, 2027. As of the date of this prospectus, we also have an aggregate of 2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one subordinate voting share and expire on March 21, 2028.
Finder Warrants
As of the date hereof, we have an aggregate of 94,093 finder warrants issued and outstanding. We issued 1,170 Finders warrants in 2023 (“2023 Finders Warrants”), which are exercisable at a price of $3.15 to purchase one subordinate voting share until September 1, 2026. We issued 92,923 Finders warrants issued in 2024 (“2024 Finder Warrants”), which are exercisable at a price of $0.90 to purchase one subordinate voting share until May 8, 2027. One finder in the United States received finder warrants, and that finder is registered as a broker-dealer under the Exchange Act.

Market Price of and Dividends on the Our Subordinate Voting Shares
Our subordinate voting shares are quoted under the symbol “WAM” on the TSXV. We are seeking the quotation of our subordinate voting shares on the OTCQX under the symbol “WAMFF”. There can be no assurance that our subordinate voting shares will be quoted on the OTCQX or that they will continue to trade on the TSXV, or that any liquidity for our shareholders will exist. There are approximately 244 subordinate voting shareholders and 63 proportionate voting shareholders of record as of September 25, 2025.
While there are no restrictions on the payment of dividends, we have never declared nor paid any cash dividends on our subordinate voting shares, and we presently have no intention of paying any cash dividend in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on our business, financial condition, results of operations, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our Board.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING
Units
Each Unit consists of one subordinate voting share and one warrant to purchase subordinate voting shares. The subordinate voting shares and warrants comprising the Units will be immediately separable upon issuance.
Warrants Included in the Units
The following summary of certain terms and provisions of the warrants included in the Units offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and Odyssey Transfer and Trust Company, as warrant agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement and the form of warrant.
Exercisability.   The warrants, with an exercise price equal to $0.97, will be exercisable at any time after their original issuance and at any time up to the date that is three years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the subordinate voting shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of subordinate voting shares purchased upon such exercise. If at the time of exercise of any warrants a registration statement registering the issuance of the subordinate voting shares underlying the warrants under the Securities Act is not effective or the prospectus contained therein is not available, the warrant is solely exercisable through a cashless exercise, in which case the holder would receive upon such exercise a net number of subordinate voting shares determined according to the formula set forth in the warrant. If the subordinate voting shares are at the time of any exercise of any warrants not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require any such warrant to be exercised on a cashless basis. If the holder exercises the warrants (other than pursuant to a cashless exercise) at a time when there is not a registration statement effective and available for the issuance of the subordinate voting shares underlying the warrants under the Securities Act, the holder will receive “restricted securities” subject to restrictions on transfer under the Securities Act. Additionally, there may be restrictions on exercise of the warrants in certain U.S. states pursuant to applicable U.S. state “blue sky” securities laws. No fractional shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
Exercise Limitation.   A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of subordinate voting shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.
Exercise Price.   The per share exercise price under the warrants will be $0.97. The exercise price will be subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications, recapitalizations, reorganizations, mergers or consolidations or similar events affecting our subordinate voting shares and also upon any distributions of assets, including cash, shares or other property to our shareholders.
No Listing or Quotation.   We do not intend to apply for listing or quotation of the warrants on any national securities exchange or trading system.
Transferability.   Although the warrants may be offered for sale, sold, transferred or assigned without our consent and will not bear a restrictive legend, we do not currently expect that they will be tradable on any securities exchange or nationally recognized trading system. Accordingly, the liquidity of the warrants will be limited, including in light of applicable U.S. state “blue sky” securities laws.

Warrant Agent.   The warrants will be issued in registered form under a warrant agency agreement between Odyssey Transfer and Trust Company, as warrant agent, and us.
Fundamental Transactions.   In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our subordinate voting shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding subordinate voting shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding subordinate voting shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the warrants.
Rights as a Shareholder.   Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our subordinate voting shares, the holder of a warrant does not have the rights or privileges of a holder of our subordinate voting shares, including any voting rights, until the holder exercises the warrant.
Governing Law.   The warrant agency agreement and the warrants are governed by Minnesota law.
Underwriters’ Warrants
The material terms and provisions of the underwriters’ warrants are described under the caption “Underwriting.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is, as of the date of this prospectus, a summary of certain material U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of Units, the acquisition, ownership and disposition of subordinate voting shares acquired as part of the Units, the exercise, lapse and disposition of warrants acquired as part of the Units, and the acquisition, ownership and disposition of subordinate voting shares received upon exercise of the warrants, all as issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax consequences relating thereto.
This summary is based on the United States Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), the U.S. Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention between the United States and Canada with respect to Taxes on Income and Capital of 1980, as amended (the “Treaty”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretations, possibly retroactively, which may result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek a ruling from the IRS or an opinion of legal counsel with respect to the statements made and the conclusions reached in this summary. There can be no assurance the IRS or a U.S. court will not take a contrary position to that discussed below regarding the tax consequences of the acquisition, ownership or disposition of Units, subordinate voting shares and warrants.
This discussion is limited to holders who hold subordinate voting shares and warrants that compose the Units as “capital assets” within the meaning of Section 1221 of the U.S. Tax Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
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brokers or dealers in securities or currencies;

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traders in securities or currencies;

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U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

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U.S. expatriates and certain former citizens or long-term residents of the United States;

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partnerships or other pass-through entities (and investors therein);

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S corporations (and shareholders thereof);

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“controlled foreign corporations” and “passive foreign investment companies” and shareholders of such entities;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. holders that hold Units, subordinate voting shares or warrants in connection with a trade or business, permanent establishment or fixed base outside the U.S.;

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banks, financial institutions, investment funds, or insurance companies;

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tax-exempt organizations and government organizations;

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tax-qualified retirement plans;

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real estate investment trusts and beneficial owners of such trusts;

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regulated investment companies and shareholders of such companies;

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persons that own, have owned, or will own, actually or constructively, more than 5% (by vote or value) of our shares;

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persons who have elected to mark securities to market;

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persons subject to special tax accounting rules;

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persons which acquire Units, subordinate voting shares or warrants as compensation for services or through the exercise or cancellation of employee stock options or warrants;

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Non-U.S. holders which are corporations organized outside the U.S., any state thereof, or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes; and

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persons holding Units, subordinate voting shares or warrants as part of a hedging, conversion, straddle, constructive sale, or other integrated transaction.

The U.S. federal income tax treatment of a partner in a partnership (including an entity treated as a partnership for U.S. federal tax purposes) that holds Units, subordinate voting shares or warrants generally will depend on the status of the partner and the activities of the partnership. Such partnerships and partners should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Units, subordinate voting shares and warrants.
This summary does not discuss all the aspects of U.S. federal income taxation that may be relevant to a holder considering the holder’s particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income, foreign income, generation-skipping, U.S. federal alternative minimum, Medicare tax on net investment income, or other non-income tax consequences or (except as specifically addressed herein) estate or gift tax consequences or (except as specifically addressed herein) the effect of any tax treaty. Except as specifically discussed herein, this summary does not discuss tax reporting matters.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF UNITS, SUBORDINATE VOTING SHARES AND WARRANTS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.
Our U.S. Tax Classification as a U.S. Domestic Corporation
Although we are a Canadian corporation, we are also classified as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the U.S. Tax Code and are subject to U.S. federal income tax on our worldwide income. We anticipate that we will experience a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes. It is anticipated that such U.S. tax treatment will continue indefinitely and that subordinate voting shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes.
This summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the U.S. Tax Code and the U.S. Treasury Regulations promulgated thereunder do not address all the possible tax consequences that may arise from our classification as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to us that are not discussed in this summary.
Generally, we are subject to U.S. federal income tax on our worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and will be required to file a U.S. federal income tax return annually with the IRS. We are also subject to tax in Canada. It is unclear how the foreign tax credit rules under the U.S. Tax Code will operate in certain circumstances, given our classification as a U.S. domestic corporation for U.S. federal income tax purposes and our also being subject to tax in Canada. Subject to the availability of income tax credits, we will be subject to double taxation with respect to all or part of our taxable income. The remainder of this summary assumes that we will be treated as a U.S. domestic corporation for U.S. federal income tax purposes.
Allocation of Offering Price for Units
Each Unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one subordinate voting share and one warrant. The offering price paid for a Unit will need to be allocated between these two components in proportion to their relative fair market values at the time of purchase by the holder. This allocation of the offering price will establish a holder’s initial tax basis for U.S. federal income tax purposes in the one subordinate voting share and one warrant, respectively.
For this purpose, we will allocate $0.6495 of the offering price to the one subordinate voting share and $0.0005 of the offering price to the one warrant. However, the IRS will not be bound by our allocation of the offering price or the allocation of the offering price by any holder, and therefore, the IRS or a U.S. court may not respect such allocation. Each holder should consult its own tax advisor regarding the allocation of the offering price.
U.S. Holders
The following is a summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the ownership and disposition of the subordinate voting shares and warrants acquired pursuant to the offering.
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. holder” is any beneficial owner of Units, subordinate voting shares or warrants that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the U.S.;

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a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state within the U.S. or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that either (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the U.S. Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
No dividends on the subordinate voting shares have been paid by us to date. Investors in our securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. If we make cash or other property distributions on subordinate voting shares (as well as any constructive distributions on warrants), the gross amount of such distributions (including any amount of Canadian withholding tax) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a non-taxable return of capital and be applied against and reduce a U.S. holder’s adjusted tax basis in its subordinate voting shares (or warrants), but not below zero, and thereafter will be treated as capital gain as described below under “Sale or Other Taxable Disposition.”
Dividends are treated as ordinary income but will generally be taxable to a non-corporate U.S. holder at the federal income tax rates applicable to long-term capital gains, provided that such holder meets certain holding period and other requirements. Dividends received by corporate U.S. holders may be eligible for a dividends received deduction, subject to certain restrictions relating to, among others, the corporate U.S. holder’s taxable income, holding period and debt financing.
Sale or Other Taxable Disposition
Upon the sale or other taxable disposition of subordinate voting shares or warrants, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized by such U.S. holder in connection with such sale or other taxable disposition, and (ii) such U.S. holder’s adjusted tax basis in such subordinate voting shares or warrants. Generally, such gain or loss will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such subordinate voting shares or warrants is longer than one year. U.S. holders who are individuals are currently eligible for preferential rates of federal income taxation in respect of their long-term capital gains. Deductions for capital losses are subject to certain limitations.
Exercise or Lapse of Warrants
A U.S. holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a subordinate voting share (unless cash is received in lieu of a fractional subordinate voting share). A U.S. holder’s initial tax basis in the subordinate voting share received upon the exercise of a warrant should be equal to the sum of (a) such U.S. holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such warrant. It is unclear whether a U.S. holder’s holding period for the subordinate voting share received upon the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. holder or the day following the date of exercise of the warrant.
If a warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term capital loss if the warrant has been held for longer than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to certain limitations.
In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of warrants into subordinate voting shares. The U.S. federal income tax treatment of a cashless exercise of warrants into subordinate voting shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.
Adjustment to Exercise Price
Under Section 305 of the U.S. Tax Code, an adjustment to the number of subordinate voting shares that will be issued upon the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether there is an actual distribution of cash or other property.
Foreign Tax Credit Limitations
As a result of our being subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to any dividends paid on subordinate voting shares. For U.S. federal income tax purposes, a U.S. holder may elect for any taxable year to receive either a credit or a deduction for foreign income taxes paid by the holder during the year. Complex limitations apply to foreign tax credits, including a general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax that the U.S. holder’s foreign source taxable income bears to the U.S. holder’s worldwide taxable income. In applying this limitation, items of income and deduction are classified as either foreign source or U.S. source. Our status as a U.S. domestic corporation for U.S. federal income tax purposes is expected to cause any dividends paid by us to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from us.
Similarly, to the extent a sale or disposition of subordinate voting shares by a U.S. holder results in Canadian tax payable by the U.S. holder (for example, in case the subordinate voting shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. holder for such Canadian tax. In the case of Canadian withholding on a dividend or in connection with a sale or disposition, a U.S. holder should be able to instead take a deduction for the U.S. holder’s Canadian tax paid, provided that the U.S. holder has not made an election to credit other foreign taxes during the same taxable year. In addition, U.S. Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations. The foreign tax credit rules are complex, and each U.S. holder should consult its own tax advisor regarding these rules.
Foreign Currency
The amount of any distribution paid to a U.S. holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of subordinate voting shares or warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the subordinate voting shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. A foreign currency tax loss generally will not be deductible by non-corporate U.S. holders. Different rules apply to U.S. holders who use the accrual method of tax accounting. Each U.S. holder should consult its own tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.
Information Reporting and Backup Withholding
U.S. backup withholding (currently at a rate of 24%) is imposed upon certain payments to persons that fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions to U.S. holders will generally be exempt from backup withholding, provided the U.S. holder meets applicable certification requirements, including providing a U.S. taxpayer identification number on a properly completed IRS Form W-9, or otherwise establishing an exemption. We must report annually to the IRS and to each U.S. holder the amount of distributions and dividends paid to that U.S. holder and the proceeds from the sale or other disposition of subordinate voting shares or warrants, unless such U.S. holder is an exempt recipient.
Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle such U.S. holder to a refund, provided the required information and returns are timely furnished by such U.S. holder to the IRS.
Non-U.S. Holders
Definition of a Non-U.S. Holder
For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Units, subordinate voting shares and warrants that is neither a “U.S. holder” nor an entity treated as a partnership for U.S. federal income tax purposes.
Distributions
No dividends on the subordinate voting shares have been paid by us to date. Investors in our securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. If we make cash or other property distributions on subordinate voting shares (as well as any constructive distributions on warrants), the gross amount of such distributions (including any amount of Canadian withholding tax) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a return of capital and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its subordinate voting shares (or warrants), but not below zero, and thereafter be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below regarding backup withholding and regarding FATCA (as defined below), any dividend paid to a non-U.S. holder of subordinate voting shares that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate as may be specified under an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form) properly certifying such holder’s eligibility for the reduced rate. If a non-U.S. holder holds subordinate voting shares through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, and the non-U.S. holder’s agent will then be required to provide such (or a similar) certification to us, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If we are a USRPHC (as defined below) and our subordinate voting shares do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.
Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, or fixed base, of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person. In such case, we will not have to withhold U.S. federal tax so long as the non-U.S. holder timely complies with the applicable certification and disclosure requirements. To obtain this exemption from withholding tax, a non-U.S. holder must provide its financial intermediary with an IRS Form W-8ECI properly certifying its eligibility for such exemption. Any such effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of subordinate voting shares or warrants, unless:
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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

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the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
the rules of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) apply to treat the gain as effectively connected with a U.S. trade or business.

A non-U.S. holder who has a gain that is described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition pursuant to regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person. In addition, a corporate non-U.S. holder described in the first bullet point immediately above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items.
A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, pursuant to FIRPTA, in general, a non-U.S. holder is subject to U.S. federal income tax in the same manner as a U.S. holder on any gain realized on the sale or other disposition of a “U.S. real property interest” within the meaning of Section 897(c)(1) of the U.S. Tax Code (a “USRPI”). For purposes of these rules, a USRPI generally includes stock in a U.S. corporation (like subordinate voting shares) assuming the U.S. corporation’s interests in U.S. real property constitute 50% or more, by value, of the sum of the U.S. corporation’s (i) assets used in a trade or business, (ii) U.S. real property interests, and (iii) interests in real property outside of the U.S. A U.S. corporation whose interests in U.S. real property constitute 50% or more, by value, of the sum of such assets is commonly referred to as a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Tax Code (a “USRPHC”). We believe that we are currently and anticipate remaining for the foreseeable future a USRPHC for U.S. federal income tax purposes. However, as long as our subordinate voting shares are regularly traded on an established securities market as determined under applicable U.S. Treasury Regulations (“Regularly Traded,” and the “Regularly Traded Exception”), our subordinate voting shares will be treated as a USRPI only if a non-U.S. holder actually (directly or indirectly) or constructively (under certain attribution rules) holds or has held more than five percent of such Regularly Traded subordinate voting shares at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our subordinate voting shares (a “5% Shareholder”). However, no assurance can be provided that our subordinate voting shares will be considered to be Regularly Traded for purposes of the rules described above. Since the warrants are not expected to be listed on a securities market, the warrants are unlikely to qualify for the Regularly Traded Exception and would thus likely be subject to U.S. federal income taxation on any gain if sold, exchanged, or otherwise disposed of. If gain on the sale or other taxable disposition of subordinate voting shares or warrants by a non-U.S. holder is subject to U.S. federal income taxation by reason of such subordinate voting shares or warrants, as applicable, being treated as a USRPI in respect of such non-U.S. holder, such non-U.S. holder generally would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a U.S. federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of such subordinate voting shares or warrants, as applicable, from a non-U.S. holder generally would be required to withhold and remit to the IRS 15% of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, the Regularly Traded Exception applies to the securities sold or another exception to such withholding applies. The determination of whether a non-U.S. holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. holders should consult with their own tax advisors regarding such determinations and the consequences of these rules on their investment.
Exercise or Lapse of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described above under the section entitled “U.S. Holders — Exercise or Lapse of a Warrant.”
U.S. Estate and Gift Tax Consequences of Owning Subordinate Voting Shares and Warrants
Because we are treated as a U.S. corporation under Section 7874(b) of the U.S. Tax Code, U.S. gift, estate, and generation-skipping transfer tax rules may apply to a non-U.S. holder of subordinate voting shares and warrants. In general, subordinate voting shares and warrants are considered a U.S.-situs asset for U.S. estate tax purposes and could be subject to U.S. estate tax at the death of a non-U.S. holder depending on the particular facts and circumstances of the non-U.S. holder. Non-U.S. holders should consult their own tax advisors with respect to U.S. gift, estate, and generation-skipping transfer tax consequences applicable to the ownership of Units, subordinate voting shares and warrants.
Information Reporting and Backup Withholding
With respect to distributions and dividends on subordinate voting shares, we must report annually to the IRS and to each non-U.S. holder the amount of distributions and dividends paid to such non-U.S. holder and any tax withheld with respect to such distributions and dividends, regardless of whether withholding was required with respect thereto. Copies of the information returns reporting such dividends and distributions and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty, tax information exchange agreement or other arrangement. A non-U.S. holder will be subject to backup withholding for dividends and distributions paid to such non-U.S. holder at a rate of 30% unless either (i) such non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (as defined in the U.S. Tax Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such non-U.S. holder otherwise establishes an exemption.
With respect to sales or other dispositions of subordinate voting shares or warrants, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of subordinate voting shares or warrants within the U.S. or conducted through certain U.S.-related financial intermediaries, unless either (i) such non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (as defined in the U.S. Tax Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such non-U.S. holder otherwise establishes an exemption.
Whether with respect to distributions and dividends, or the sale or other disposition of subordinate voting shares or warrants, backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In addition, backup withholding may be credited against any FATCA withholding discussed under the section below entitled “FATCA”.
FATCA
Withholding taxes may be imposed under Sections 1471 to 1474 of the U.S. Tax Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on our subordinate voting shares, or, subject to the proposed U.S. Treasury Regulations discussed below, gross proceeds from the disposition of, our subordinate voting shares or warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the U.S. Tax Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the U.S. Tax Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the U.S. Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.
Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on subordinate voting shares, and subject to proposed U.S. Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of subordinate voting shares and warrants. The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of subordinate voting shares and warrants. There can be no assurance that the proposed U.S. Treasury Regulations will be finalized in their present form.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in Units, subordinate voting shares and warrants, including the applicability of any intergovernmental agreements.
The preceding summary of U.S. federal income tax considerations is for informational purposes only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of acquiring, holding and disposing of Units, subordinate voting shares and warrants, including the consequences of any proposed changes in applicable laws

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated September 30, 2025, between us and Cantor Fitzgerald & Co., as representative of the underwriters named below (the “representative”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Units shown opposite its name below:
Underwriters	Number of Units
Cantor Fitzgerald & Co.	14,768,000
Canaccord Genuity	2,769,000
ATB Capital Markets	461,500
First Nations Financial Markets LP	461,500
Total	18,460,000
The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and the approval of certain legal matters by their counsel. The underwriting agreement provides for a firm commitment underwriting. The underwriters have advised us that they propose to offer the Units to the public at the initial public offering price set forth on the cover page of this prospectus.
The underwriters are offering the Units subject to their acceptance of the Units from us. The underwriters reserve the right to withdraw, cancel or modify offers to the public, and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
We have agreed to indemnify the underwriters and certain of their affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
This offering is being made concurrently in the United States and in each of the provinces and territories in Canada, other than Quebec. The Units are being offered and sold in this offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and are being offered and sold under Canadian securities laws pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45-106 — Prospectus Exemptions. Cantor Fitzgerald & Co. is not registered as an investment dealer in any Canadian jurisdiction and, accordingly, will only sell the Units in connection with this offering in the United States, and will not, directly or indirectly, sell or solicit offers to purchase any Units in Canada. Cantor Fitzgerald Canada Corporation will act as an agent of Cantor Fitzgerald & Co. for sales of the Units, if any, in Canada. Cantor Fitzgerald Canada Corporation is not a broker-dealer registered with the SEC and, therefore, may not make any sales of the Units in the United States or to U.S. persons. Cantor Fitzgerald Canada Corporation is an affiliate of Cantor Fitzgerald & Co.
Subject to applicable law, the underwriters, or such other registered dealers or other entities outside the United States and Canada that are affiliates of the underwriters as may be designated by the underwriters, may offer our Units outside of the United States and Canada. In Canada, the Units are to be taken up by Cantor Fitzgerald Canada Corporation, if at all, on or before a date not later than 42 days after the date of this prospectus.
Option to Purchase Additional Units
We have granted to the underwriters an option, exercisable for a period of 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,769,000 additional Units from us at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions.
Discounts and Commissions and Expenses
The underwriters have advised us that they propose to offer our Units to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers, which may include the underwriter, at that price less a concession not in excess of $0.0244 per Unit. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per Unit to certain brokers and dealers.
The following table shows the public offering price, the underwriting discounts and commissions that we will pay to the underwriters, and the proceeds to us, before expenses, in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units.
	Per Unit		Total
	No Exercise of Option to Purchase Additional Units	Full Exercise of Option to Purchase Additional Units	No Exercise of Option to Purchase Additional Units	Full Exercise of Option to Purchase Additional Units
Public offering price	$0.65000	$0.65000	$11,999,000	$13,798,850
Underwriting discounts and commissions(1)	$0.04875	$0.04875	$899,925.00	$1,034,913.75
Proceeds to us, before expenses	$0.60125	$0.60125	$11,099,075	$12,763,936.25

(1)
The underwriting discounts and commissions reflected in this table do not include (i) the issuance by us of the Underwriters’ Warrants to the underwriters (see “ — Underwriters’ Warrants” below), or (ii) the reimbursement by us of certain expenses as described below.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $700,000. We have also agreed to reimburse the underwriters up to $370,000 for certain of their out-of-pocket expenses reasonably incurred in connection with this offering, including up to $350,000 of the reasonable and documented fees of its legal counsels, which reimbursed fees are deemed by FINRA to be underwriting compensation for this offering.
Determination of Offering Price and Warrant Exercise Price
Prior to this offering, there has been no U.S. public market for our subordinate voting shares. The initial public offering price per Unit and the exercise price of the warrants to be issued in this offering were negotiated between us and the representative based on, among other things, the trading price of our subordinate voting shares on the TSXV immediately prior to the pricing of this offering. Other factors considered in determining the initial public offering price of the Units and the exercise price for warrants being issued in this offering included our history and prospects, the stage of development of our business, our strategic plans for the future, an assessment of our management team and its experience in the mining industry, our capital structure, general conditions of the securities markets at the time of this offering, and other factors that we and the representative deemed relevant.
Underwriters’ Warrants
We have agreed to issue to the underwriters, upon the closing of this offering, warrants exercisable for the number of our subordinate voting shares equal to 4% of the total number of Units sold in this offering (which we refer to as the “Underwriters’ Warrants”). The Underwriters’ Warrants will be exercisable at an exercise price equal to the exercise price of the warrants that form part of the Units being sold in this offering. Subject to FINRA Rule 5110(e)(1), the Underwriters’ Warrants will be exercisable, in whole or in part, from time to time after 180 days following the date of this prospectus, until the expiration of the Underwriters’ Warrants on the date that is 18 months following the date of this prospectus. The Underwriters’ Warrants and the subordinate voting shares issuable upon exercise of the Underwriters’ Warrants are also being registered under the registration statement of which this prospectus forms a part, and this prospectus also relates to the subordinate voting shares issuable upon exercise of the Underwriters’ Warrants.
In addition, pursuant to FINRA Rule 5110, the Underwriters’ Warrants and the subordinate voting shares underlying the Underwriters’ Warrants are deemed by FINRA to be underwriting compensation for this offering, and, as such, they will be subject to lock-up restrictions, as required by FINRA Rule 5110(e)(1), and may not be sold during this offering, or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales in this offering, except as provided in FINRA Rule 5110(e)(2).
The exercise price and the number of subordinate voting shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of certain share dividends and distributions, share splits, share combinations, reclassifications, recapitalizations, reorganizations, mergers or consolidations. You should review a copy of the form of the Underwriters’ Warrant, which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Underwriters’ Warrants.
No Sales of Similar Securities
We, each of our directors and executives, and our single largest shareholder immediately prior to this offering have agreed, subject to certain specified exceptions, not to, (i) for a period of 120 days following the date of this prospectus in the case of our directors and executives, and our shareholders that beneficially own at least 5% of our outstanding subordinate voting shares immediately prior to this offering, and (ii) for a period of 120 days following the date of this prospectus in the case of our Company, directly or indirectly:
•
offer, sell, contract or grant any option to sell (including any short sale), issue (in the case of our Company), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of, any subordinate voting shares, options or warrants to acquire subordinate voting shares, or securities exchangeable or exercisable for or convertible into subordinate voting shares currently or hereafter owned either of record or beneficially;

•
enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of subordinate voting shares, or securities exchangeable or exercisable for or convertible into subordinate voting shares; or

•
publicly announce an intention to do any of the foregoing, without the prior written consent of the representative.

In addition, we and each such person subject to the foregoing lock-up restrictions (which we refer to as a “Locked-up Person”) agreed that, without the prior written consent of the representative, we or such other Locked-up Person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any subordinate voting shares or any security exercisable or exchangeable for or convertible into subordinate voting shares.
The restrictions in the immediately preceding paragraphs do not apply in certain circumstances, including:
(a)
in the case of our directors and executives, and our shareholders that beneficially own at least 5% of our outstanding subordinate voting shares immediately prior to this offering, subject to certain exceptions:

•
transfers in connection with bona fide gifts or bona fide estate planning purposes;

•
transfers to immediate family members, related trusts or legal entities;

•
transfers to any fund or other entity controlling or controlled by such Locked-up Person or by his, her or its affiliate;

•
if such Locked-up Person is a corporation, partnership, limited liability company, trust or other business entity, transfers to another legal entity that is an affiliate of such Locked-up Person or as a distribution to general or limited partners or stockholders or other equity holders of such Locked-up Person;

•
if such Locked-up Person is a trust, transfers to beneficiaries of such trust;

•
transfers by operation of law, including pursuant to a qualified domestic order or in connection with a divorce settlement, divorce decree or separation agreement;

•
transfers by will or intestate succession upon the death of such Locked-up Person;

•
transfers of any subordinate voting shares acquired in the open market after the closing of this offering;

•
exercises of outstanding options or settlements of equity awards pursuant to our long term incentive plan or other similar plans;

•
exercises, vestings or settlements of options, deferred share units, warrants or other rights to purchase or acquire any subordinate voting shares;

•
transfers in connection with bona fide third-party tender offers, mergers, consolidations, or other similar transactions that are approved by our board of directors, offered to all our shareholders, and involve a change of control in our Company; and

•
the establishment of, but not sales under, Rule 10b5-1 trading plans; and

(b)
in the case of our Company, in connection with:

•
certain issuances of our subordinate voting shares or related securities in connection with our long term incentive plan or other similar plans;

•
issuances of our subordinate voting shares upon the exercise of warrants outstanding as of the date of this prospectus;

•
issuances of up to 10% of our subordinate voting shares outstanding as of immediately following the completion of this offering in connection with certain acquisitions, joint ventures, and similar strategic transactions by our Company; and

•
the filing of any Registration Statements on Form S-8.

The representative may, in its sole discretion and at any time or from time to time before the end of the 120-day period in the case of our Company, our directors and executives, and our single largest shareholder immediately prior to this offering release all or any portion of the securities subject to lock-up agreements or lock-up restrictions under the underwriting agreement.
Market Making, Stabilization and Other Transactions
The underwriters may make a market in our subordinate voting shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time in their sole discretion without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for our subordinate voting, that you will be able to sell any of the subordinate voting shares held by you at a particular time, or that the prices that you receive when you sell will be favorable.
The underwriters have advised us that they may engage, pursuant to Regulation M under the Exchange Act, in short sale transactions, stabilizing transactions, syndicate covering transactions, or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of our subordinate voting shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve “covered” short sales, which are sales made in an amount not greater than the underwriters’ option to purchase additional Units in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Units or purchasing subordinate voting shares in the open market. In determining the source of subordinate voting shares to close out the covered short position, the underwriters will consider, among other things, the price of our subordinated voting shares available for purchase in the open market as compared to the price at which they may purchase our subordinated voting shares through the option to purchase additional Units.
A stabilizing bid is a bid for the purchase of subordinate voting shares on behalf of an underwriter for the purpose of fixing or maintaining the price of the subordinate voting shares. A syndicate covering transaction is the bid for, or the purchase of, subordinate voting shares on behalf of an underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short sales may have the effect of raising or maintaining the market price of our subordinate voting shares or preventing or retarding a decline in the market price of our subordinate voting shares. As a result, the price of our subordinate voting shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting an underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the subordinate voting shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our subordinate voting shares. The underwriters are not obligated to engage in any of these activities and, if commenced, may end any of these activities at any time. These transactions may be effected on the TSXV, in the over-the-counter market, or otherwise.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on web sites or through online services maintained by the representative, selling group members (if any), or their respective affiliates. The underwriters may agree with us to allocate a specific number of subordinate voting shares sold as part of the Units for sale to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other web sites maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full-service financial institutions engaged in a wide range of activities for their own accounts and the accounts of their customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance, and securities lending. The underwriters and certain of their affiliates may in the future perform, from time to time, various investment banking and financial advisory services for us and our affiliates, for which such underwriters and their affiliates will receive customary fees and expenses.
In addition, in the ordinary course of their respective businesses, the underwriters and their affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities or instruments.
Notice to Investors
This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which any such an offer or solicitation is not authorized, (ii) in which any person making any such offer or solicitation is not qualified to do so, or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States and Canada) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement, or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations, and that all offers and sales of securities by it will be made on the same terms.
European Economic Area
Neither this prospectus nor any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (which we refer to as the “Prospectus Regulation”). This prospectus and any related free writing prospectus, and any offer if made subsequently, is directed only at persons in Member States of the European Economic Area (which we refer to as the “EEA”) who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation. This prospectus and any related free writing prospectus have been prepared on the basis that any offer of our securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer in a Member State of the EEA of our securities that are the subject of the offering contemplated in this prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do we or the underwriters authorize, the making of any offer of our securities in the EEA in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
In relation to each Member State of the EEA (each referred to as a “Relevant State”), no securities have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that our securities may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that, no such offer of our securities shall require us or the underwrite to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant State means the communication in any form and by any means of sufficient information regarding the terms of the offer and any securities to be offered so as to enable an investor to decide whether or not to purchase or subscribe for any securities. Each person in a Relevant State who acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of our securities being offered to a financial intermediary (as that term is used in Article 5(1) of the Prospectus Regulation), each such financial intermediary will be deemed to have represented, acknowledged and agreed to and we and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public, other than their offer or resale in a Relevant State to qualified investors or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.
We, the underwriters, and our and the underwriters’ respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
United Kingdom
In the United Kingdom, neither this prospectus nor any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended (which we refer to as the “UK Prospectus Regulation”).

This prospectus and any related free writing prospectus have been prepared on the basis that any offer if made subsequently is directed only at persons in the United Kingdom who are “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation. This prospectus and any related free writing prospectus have been prepared on the basis that any offer of our securities in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of our securities. Accordingly, any person making or intending to make an offer in the United Kingdom of our securities which are the subject of the offering contemplated in this prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (which we refer to as the “FSMA”), in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
This prospectus and any related free writing prospectus may not be distributed or circulated to any person in the United Kingdom, other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (which we refer to as the “Order”); and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons collectively being referred to as “relevant persons”). This prospectus and any related free writing prospectus are directed only at relevant persons. Other persons should not act on this prospectus and any related free writing prospectus or any of its contents. This prospectus and any related free writing prospectus are confidential and is being supplied to you solely for your information and may not be reproduced, redistributed or passed on to any other person, or published, in whole or in part, for any other purpose.
No securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to our securities which has been approved by the Financial Conduct Authority, except that our securities may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA;

provided that, no such offer of our securities shall require we or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to our securities in the United Kingdom means the communication in any form and by any means of sufficient information regarding the terms of the offer and any securities to be offered so as to enable an investor to decide whether or not to purchase or subscribe for any securities and the expression.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the sale or issue of our securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to our securities in, from or otherwise involving the United Kingdom.
Each person in the United Kingdom who acquires any securities in this offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any securities being offered to a financial intermediary (as that term is used in Article 5(1) of the UK Prospectus Regulation), each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public, other than their offer or resale in the United Kingdom to qualified investors or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.
We, the underwriters, and our and the underwriters’ respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
LEGAL MATTERS
Dorsey & Whitney LLP, which has acted as our United States counsel in connection with this offering, will pass on certain legal matters with respect to United States federal law in connection with this offering. DuMoulin Black LLP, which has acted as our Canadian counsel in connection with this offering, will pass on certain legal matters with respect to Canadian law in connection with this offering. Katten Muchin Rosenman LLP has acted as counsel to the underwriters in connection with this offering.
EXPERTS
Our consolidated financial statements for the years ended December 31, 2023 and 2024, have been incorporated by reference herein and in the registration statement in reliance upon the report of Davidson & Company LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Effective as of January 9, 2025, our previous auditor, De Visser Gray, resigned in connection with changing our accounting framework from International Financial Reporting Standards to U.S. GAAP. Other than a going concern qualification included in its audit report on our consolidated financial statements for the fiscal year ended December 31, 2023, De Visser Gray did not issue an adverse or qualified opinion in the last two years and the subsequent interim period until the date of its resignation, and there were no disagreements between the auditor and our company during that period. Our Audit Committee and the Board of Directors accepted the resignation and approved the appointment of Davidson & Company, effective January 10, 2025.
ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our subordinate voting shares and related warrants comprising the Units, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
On the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

ALASKA SILVER CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Expressed in United States Dollars)
	Notes	June 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash		$591,446	$849,572
GST receivable		51,280	33,389
Prepaid and deposits		93,127	105,347
Total current assets		735,853	988,308
Non-Current Assets
Equipment	3	1,337,881	1,558,765
Mineral properties	4	6,076,912	6,090,370
TOTAL ASSETS		$8,150,646	$8,637,443
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	5	$105,849	$86,682
Due to related parties	6	971,795	722,989
Promissory note – current portion	8	120,000	120,000
Total current liabilities		1,197,644	929,671
Non-Current Liabilities
Asset retirement obligation	7	221,860	225,959
Promissory note	8	2,928,247	2,236,065
TOTAL LIABILITIES		4,347,751	3,391,695
STOCKHOLDERS’ EQUITY
Capital stock	9
Authorized:
Unlimited without par value
Issued and outstanding:
42,287,602 subordinate voting shares at June 30, 2025 and 42,189,920 at December 31, 2024;224,801 proportionate voting shares at June 30, 2025 and December 31, 2024		—	—
Additional paid-in capital	9	46,721,715	45,969,682
Cumulative translation adjustment		(227,591)	(220,447)
Deficit		(42,691,229)	(40,503,487)
TOTAL SHAREHOLDERS’ EQUITY		3,802,895	5,245,748
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$8,150,646	$8,637,443
Nature and continuance of operations	1
Subsequent events	11
Approved by the Board of Directors:
“Christopher (Kit) Marrs” Director	“Kevin Nishi” Director
The accompanying notes are integral to these condensed consolidated financial statements.

ALASKA SILVER CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
		For the three months ended June 30		For the six months ended June 30
	Notes	2025	2024	2025	2024
EXPENSES
Accretion expense		$2,093	$2,164	$4,186	$4,328
Bank charges		1,189	721	1,487	1,180
Consulting fees		110,109	68,846	154,316	126,165
Depreciation		178	—	178	—
Exploration expenses	3	428,194	1,070,199	703,450	1,426,549
Filing and regulatory fees		50,824	54,845	62,367	61,344
Insurance		25,342	9,149	32,374	23,338
Management fees		292,489	355,940	530,102	759,928
Marketing expenses		101,571	106,665	195,847	249,425
Office and sundry		17,721	62,631	58,375	80,179
Professional fees		162,104	123,122	265,120	159,795
Travel and promotion		29,199	12,936	54,451	16,006
		(1,221,013)	$(1,867,218)	$(2,062,253)	$(2,908,237)
OTHER ITEMS
Foreign exchange gain (loss)		(43,382)	(3,189)	(29,198)	(3,719)
Interest expense	8	(72,509)	(31,713)	(104,056)	(65,463)
Interest income		4,906	29,073	7,765	31,699
NET LOSS		$(1,331,998)	$(1,873,047)	$(2,187,742)	$(2,945,720)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign exchange gain (loss) on translation of foreign operations		6,006	5,600	(7,144)	(7,901)
COMPREHENSIVE LOSS		$(1,325,992)	$(1,867,447)	$(2,194,886)	$(2,953,621)
LOSS PER SHARE – BASIC AND DILUTED		$(0.02)	$(0.03)	$(0.03)	$(0.06)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	9	64,706,656	59,806,520	64,688,439	55,203,513
The accompanying notes are integral to these condensed consolidated financial statements.

ALASKA SILVER CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
	June 30, 2025	June 30, 2024
Cash flows used in operating activities:
Loss for the period	$(2,187,742)	$(2,945,720)
Adjustments for non-cash items:
Accretion expense	4,186	4,328
Depreciation expense	220,884	219,942
Share-based payments	194,636	416,176
Unrealized foreign exchange loss	3,205	—
Interest accrued on Promissory Note	103,467	65,463
	(1,661,364)	(2,239,811)
Changes in non-cash working capital
GST receivable	(17,891)	6,871
Prepaids and deposits	12,220	(92,209)
Accounts payable and accrued liabilities	24,340	(173,259)
Due to related parties	248,806	169,304
	(1,393,889)	(2,329,104)
Cash flows (used in) from investing activities:
	—	—
Cash flows from (used in) financing activities:
Issuance of subordinate voting shares, net	—	5,861,002
Exercise of stock options	22,924	188,500
Exercise of warrants	—	72,236
Issuance of promissory note	1,179,983	—
Repayment of promissory note	(60,000)	(433,082)
	1,142,907	5,688,656
Effect of exchange rate changes on cash	(7,144)	(317)
Net change in cash for the period	(258,126)	3,359,235
Cash, beginning of period	849,572	1,191,561
Cash, end of period	$591,446	$4,550,796
Supplemental disclosure with respect to cash flows:
Revision in ARO estimate	$8,285	$8,403
Value of warrants issued with debt units	$534,473	$—
Interest paid in cash	$—	$—
The accompanying notes are integral to these condensed consolidated financial statements.

ALASKA SILVER CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars, except number of shares)
	Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Subordinate Voting	Proportionate Voting
December 31, 2023	28,120,406	224,801	$38,760,427	$(196,794)	$(33,224,389)	$5,339,244
Private placements, net	13,416,333	—	5,861,002	—	—	5,861,002
Exercise of stock options	290,000	—	188,500	—	—	188,500
Exercise of warrants	113,181	—	72,236	—	—	72,236
Stock-based compensation	—	—	416,176	—	—	416,176
Foreign translation exchange loss	—	—	—	(7,901)	—	(7,901)
Net loss	—	—	—	—	(2,945,720)	(2,945,720)
June 30, 2024	41,939,920	224,801	45,298,341	(204,695)	(36,170,109)	8,923,537
December 31, 2024	42,189,920	224,801	45,969,682	(220,447)	(40,503,487)	5,245,748
Exercise of stock options	70,000	—	22,924	—	—	22,924
Exercise of RSUs	27,682	—	—	—	—	—
Issuance of warrants	—	—	534,473	—	—	534,473
Stock-based compensation	—	—	194,636	—	—	194,636
Foreign translation exchange loss	—	—	—	(7,144)	—	(7,144)
Net loss	—	—	—	—	(2,187,742)	(2,187,742)
June 30, 2025	42,287,602*	224,801*	$46,721,715	$(227,591)	$(42,691,229)	$3,802,895

*
The proportionate voting shares are exchangeable into a total of 22,480,100 subordinate voting shares, for no additional consideration. See Note 9.

The accompanying notes are integral to these condensed consolidated financial statements.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
1.   NATURE AND CONTINUANCE OF OPERATIONS
Alaska Silver Corp., (formerly Western Alaska Minerals Corp.), (“Alaska Silver” or the “Company”), was incorporated under the Business Corporations Act of British Columbia on April 8, 2020, as 1246779 B.C. Ltd. (“779”). On April 25, 2025, the Company changed its name from Western Alaska Minerals Corp. to Alaska Silver Corp. The Company is a public company whose subordinate voting shares are listed for trading on the TSX Venture Exchange (“TSXV”) under the symbol “WAM”. The Company’s registered office is 1500-1111 West Hastings St, Vancouver BC V6E 2J3. As discussed further below, the Company is in the mineral exploration and development business.
Going Concern
These interim condensed consolidated financial statements have been prepared with the going concern assumption, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has no current source of operating revenue, has incurred a loss of $2,187,742 in the period and has an accumulated operating deficit of $42,691,229. The Company will require further financing to operate and further develop its business. The Company’s ability to realize its assets and discharge its liabilities is dependent upon it obtaining financing as necessary and ultimately upon its ability to dispose of its mineral property interests on a profitable basis or otherwise achieve profitable operations. These material uncertainties cast substantial doubt on the Company’s ability to continue as a going concern. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the Company’s financial position, operational success, cash flow, and prospects. These interim condensed consolidated financial statements do not give effect to adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.
2.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Statement of Compliance
These interim condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim condensed consolidated financial statements do not include all disclosures required of annual consolidated financial statements and, accordingly, should be read in conjunction with our annual financial statements for the year ended December 31, 2024.
These interim condensed consolidated financial statements were authorized for issue by the Board of Directors on September 4, 2025.
Basis of Presentation
These interim condensed consolidated financial statements have been prepared on a historical cost basis, modified where applicable. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.
Basis of Consolidation
These interim condensed consolidated financial statements include the accounts of the Company and its wholly owned and controlled entities. Control is achieved when the Company has the power to govern the financial operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are fully consolidated from the date on which control is transferred to the Company until the date on which control ceases.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
2.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following subsidiaries have been consolidated from all dates presented within these financial statements:
Subsidiary	Ownership	Location
Western Alaska Copper & Gold Company. (“WACG”)	100%	USA
Piek Inc.	100%	USA
All intercompany transactions, balances, income and expenses are eliminated upon consolidation.
These interim condensed consolidated financial statements are presented in United States dollars. The functional currency of each entity in the consolidated group is determined with reference to the currency of the primary economic environment in which that entity operates. Accordingly, the functional currency of entities operating principally in the United States is the United States dollar, while the functional currency of entities operating principally in Canada is the Canadian dollar.
Use of Estimates and Assumptions
The preparation of these interim condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of estimates include the carrying value and recoverability of mineral properties, valuation of asset retirement obligation, valuation of stock-based compensation and the recognition of deferred tax assets based on the change in unrecognized deductible temporary tax differences. Actual results could differ from those estimates and would impact future results of operations and cash flows.
In December 2023, the FASB issued Accounting Standards Update 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities on an annual basis to (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 is effective for fiscal years beginning after December 15, 2025. We are evaluating the impact of adopting ASU 2023-09 on our financial statements.
3.   EQUIPMENT
	June 30, 2025 ($)	December 31, 2024 ($)	Life
Cost:
Equipment	2,118,332	2,118,332	5 years
Vehicles	180,859	180,859	10 years
	2,299,191	2,299,191
Accumulated Amortization:
Equipment	(909,637)	(697,795)
Vehicles	(51,673)	(42,631)
	(961,310)	(740,426)
Total	1,337,881	1,558,765

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
3.   EQUIPMENT (Continued)
For the period ended June 30, 2025 depreciation of equipment and vehicles of $220,706 is included in exploration expenses (2024 — $219,942).
4.   MINERAL PROPERTIES
	Round Top ($)	Honker ($)	Illinois Creek ($)	Others ($)	Total ($)
Total Costs:
Balance at December 31, 2023	479,592	96,644	5,334,664	11,978	5,922,878
Additions	72,600	19,800	81,881	743	175,024
ARO change in estimates	(13)	(181)	(7,338)	—	(7,532)
Balance at December 31, 2024	552,179	116,263	5,409,207	12,721	6,090,370
Additions (recovery)	—	—	(5,173)	—	(5,173)
ARO change in estimates	(14)	(203)	(8,068)	—	(8,285)
Balance at June 30, 2025	552,165	116,060	5,395,966	12,721	6,076,912
Round Top Property, Alaska
The Round Top Property consists of 92 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
Honker Property Alaska
The Honker Property consists of 24 state mineral claims, owned 100% by WACG, located in the Mount McKinley mining district of Alaska.
Illinois Creek Mine Project, Alaska
WACG acquired a 100% interest in the Illinois Creek Mine Project in fiscal 2021 through the issuance of 120 WACG common shares (valued at $540,000) and $3,698,000 payable by the issuance of a promissory note (note 8). As part of the acquisition in fiscal 2021, the Company also terminated a joint venture agreement on the project dating back to fiscal 2018 and reclassified share consideration under the operating agreement of which consisted of 346 common shares (valued at $692,000).
The Illinois Creek Mine Project is comprised of various state mineral claims located in Alaska.
Other Exploration Target Projects, Alaska
Paw Print Property
The Paw Print Property consists of 18 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
Khotol Property
The Khotol Property consists of 16 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
In 2024, the Company staked 3 new claims in the Khotol property for a cost of $743.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
4.   MINERAL PROPERTIES (Continued)
The Company staked the claims of both Paw Print and Khotol properties for a total of $6,368 and $6,353 in 2022 and 2023 respectively.
5.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
	June 30, 2025	December 31, 2024
Accounts payable	$76,014	$73,255
Other payable	29,835	13,427
	$105,849	$86,682
6.   RELATED PARTY TRANSACTIONS
Due to/from Related Parties
As at June 30, 2025, $971,795 (December 31, 2024 — $722,989) was due to related parties for management fees and exploration expenses. Promissory notes (Note 8) in the amount of $2,498,013 (December 31, 2024 — $2,356,065) are owed to related parties.
During the period ended June 30, 2025, $175,000 in promissory notes with 393,400 warrants were issued to related parties (Note 8) while principal repayments of $60,000 were made on the promissory notes issued for the Illinois Creek Agreement.
Amounts owing to related parties are non-interest bearing and have no specific terms of repayment.
7.   ASSET RETIRMENT OBLIGATIONS
The following table presents the reconciliation of the beginning and ending obligations associated with the retirement of the properties:
Total
Balance, December 31, 2023	$224,835
Accretion expense	8,656
Change in estimates	(7,532)
Balance, December 31, 2024	225,959
Accretion expense	4,186
Change in estimates	(8,285)
Balance, June 30, 2025	$221,860
As at June 30, 2025, the total undiscounted amount of estimated cash flows required to settle the Company’s asset retirement obligations was $232,272 (December 31, 2024 — $232,272) over the next 4 years at an annual inflation rate of 2.6% (2024 — 3%) and discounted using an average discount rate of 3.80% (2024 — 4.33%).
During the period ended June 30, 2025, the Company did not incur any reclamation expenditures.
Estimated future reclamation costs are based on the extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. In view of uncertainties concerning asset retirement obligations, the ultimate costs could be materially different from the amounts estimated.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
8.   PROMISSORY NOTE
On March 31, 2021, and in accordance with the share purchase agreement entered upon the dissolution of the Illinois Creek Joint Venture LLC, WACG issued a promissory note of $3,698,000. The promissory note accrued interest at 2.0% per annum.
Under the terms of the promissory note, WACG made payments as follows:
(i)
$498,000, together with the accrued interest was paid during the year ended December 31, 2021;

(ii)
$500,000 was paid during the year ended December 31, 2022

Effective April 1, 2023, the promissory note was amended by both parties to increase the interest rate to 5.0% per annum from the previous rate of 2.0% per annum.
On September 30, 2023, the promissory note was further amended by both parties as follows:
(i)
The Company will commence monthly principal repayments of $25,000 at the later of March 31, 2024 or at the closing of the Company’s next financings;

(ii)
The Company will make additional principal reduction payments equal to 6% of all future equity financings;

(iii)
A principal reduction payment of $750,000 will be due on May 1, 2025;

(iv)
A principal reduction payment of the remaining balance and all accrued interest will be due on December 1, 2025.

During the year ended December 31, 2024, the promissory note was once again amended by both parties as follows:
(i)
The Company will commence monthly principal repayments of $10,000 until the closing of the next financing, at which time the monthly principal payments will increase to $25,000;

(ii)
A principal reduction payment of $750,000 will be due on June 1, 2026; and

(iii)
A principal reduction payment of the remaining balance and all accrued interest will be due on December 1, 2026.

As at June 30, 2025, the balance of the promissory note was $2,348,013 (December 31, 2024 — $2,356,065) with $291,096 (December 31, 2024 — $239,148) being accrued interest. During the period ended June 30, 2025, principal repayments of $60,000 were made.
On March 12, 2025, the Company completed unsecured loan transactions with certain lenders (the “Lenders”), pursuant to which the Company has issued debt units for total consideration of $1,200,000. Each debt unit included one promissory note in the principal amount of $1,000 and 2,248 subordinate voting share purchase warrants. The promissory notes will mature after 36 months and bear interest at rate of 10% per annum. A total of 2,697,600 subordinate voting share purchase warrants (the “Warrants”) were issued as part of the debt units. Each Warrant entitles the holder to purchase one subordinate voting share of the Company at an exercise price of CAD$0.64 for a period of 36 months from the date of issuance.
The net proceeds were allocated between the debt and equity components using the relative fair value method. Based on the fair values determined on the issuance date the Company allocated $645,510 of the proceeds to the promissory notes and $534,473 to the Warrants, net of share issuance costs of $20,017.
The warrants were valued at $747,488 using the Black-Scholes Option Pricing Model with the following assumptions: annualized volatility of 93.14%, risk-free interest rate of 2.52%, expected life of 3 years and a dividend rate of Nil. The debt was valued at $902,778 using a discount rate of 20%.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
8.   PROMISSORY NOTE (Continued)
The promissory notes carry an effective interest rate of 29.75% and have a net book value of $700,234 with accrued interest and accretion of $51,519 at June 30, 2025.
9.   SHARE CAPITAL
Authorized Capital
The Company is authorized to issue an unlimited number of subordinate voting shares without par value.
Subordinate Voting and Proportionate Stock
Pursuant to the reverse take-over (“RTO”) transaction in 2021, each WACG common share held by a U.S. resident shareholder was exchanged for either (i) a “Merger Unit”, comprised of 1,000 Alaska Silver subordinate voting shares (“Subordinate Voting Shares”) and 90 Proportionate Shares (“Proportionate Shares”); or (ii) 100 Proportionate Shares; and each WACG common share held by a non-U.S. resident shareholder was exchanged for 10,000 Subordinate Voting Shares. The Proportionate Shares are, in effect, Subordinate Voting Shares compressed at the ratio of 100:1 which have voting and economic rights on an as-converted basis. The Proportionate Shares are convertible to Subordinate Voting Shares at the request of the shareholder and with the consent of the Company.
Basic and diluted weighted average number of shares outstanding
	June 30, 2025	June 30, 2024
Subordinate voting shares	42,208,339	32,723,413
Proportionate voting shares	22,480,100	22,480,100
Weighted averages shares outstanding – basic and diluted	64,688,439	55,203,513
Stock Options
The Company has a stock option plan under which the Board of Directors may grant options to acquire Subordinate Voting shares of the Company to qualified directors, officers, employees, and other service providers. The stock option vests according to the provisions of the individual option agreements approved by the directors’ resolutions and have a maximum of 10 years until expiry. The plan allows for the issuance up to 10% of the number of issued and outstanding Subordinate Voting shares of the Company at any time on a non-diluted basis.
The changes in stock options are summarized as follows:
	Weighted Average Exercise Price (CAD)	Number of Shares Issued or Issuable on Exercise*
Balance at December 31, 2023	$1.69	3,817,500
Granted	$0.54	2,545,000
Exercised	$0.66	(490,000)
Expired	$0.81	(20,000)
Cancelled	$1.67	(225,000)
Balance at December 31, 2024	$1.54	5,627,500
Granted	$0.72	480,000
Exercised	$0.45	(70,000)
Balance at June 30, 2025	$1.22	6,037,500

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
9.   SHARE CAPITAL (Continued)
On March 1, 2024, the Company granted 1,000,000 options to directors, officers, employees and consultants of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.49 per Subordinate Voting Share and are vested 1/3 every year starting from March 1, 2024, onwards.
On June 14, 2024, the Company granted 450,000 options to directors, officers and consultants of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.85 per Subordinate Voting Share. For options granted to directors and officers, the options are vested 1/3 every year starting from June 14, 2024, onwards. For options granted to consultants, the options are vested 1/4 every three months starting from September 12, 2024, onwards.
On December 27, 2024, the Company granted 1,095,000 options to directors and officers of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.45 per Subordinate Voting Share and were vested immediately on grant date.
On April 2, 2025, the Company granted 80,000 options to consultants of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD$0.64 per Subordinate Voting Share. The options are vested 1/4 every three months starting from July 2, 2025.
On June 23, 2025, the Company granted 400,000 options to officers of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.73 per Subordinate Voting Share and are vested 1/3 every year starting from June 23, 2025, onwards.
The following assumptions were used for the Black-Scholes pricing model calculations:
	March 1, 2024	June 14, 2024	December 27, 2024	April 2, 2025	June 23, 2025
Risk-free interest rate	3.50%	3.51%	3.05%	2.58%	2.90%
Expected stock price volatility	72.61%	67.89%	67.89%	92.43%	90.33%
Expected option life in years	5 years	5 years	5 years	5 years	5 years
Dividend rate	Nil	Nil	Nil	Nil	Nil
Stock-based compensation related to stock options was allocated as follows:
— $97,265 (2024 — $247,590) was allocated to management fees;
— $10,922 (2024 — $112,342) was allocated to exploration expenses;
— $30,456 (2024 — $45,635) was allocated to consulting fees.

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
9.   SHARE CAPITAL (Continued)
Stock options outstanding and exercisable on June 30, 2025, are summarized as follows:
	Outstanding		Exercisable
Exercise Price (CAD)	Number of Subordinate Voting Shares Issuable on Exercise	Weighted Average Remaining Life (Years)	Number of Subordinate Voting Shares Issuable on Exercise	Weighted Average Remaining Life (Years)
$0.56	490,000	0.67	490,000	0.67
$0.56	630,000	0.96	630,000	0.96
$0.85	462,500	1.37	462,500	1.37
$0.96	25,000	1.58	25,000	1.58
$1.65	275,000	1.88	275,000	1.88
$2.75	175,000	2.36	175,000	2.36
$3.16	1,125,000	2.56	1,125,000	2.56
$2.70	100,000	2.77	100,000	2.77
$0.49	1,000,000	3.67	666,667	3.67
$0.85	450,000	3.96	383,333	3.96
$0.45	825,000	4.50	825,000	4.50
$0.64	80,000	4.76	—	4.76
$0.73	400,000	4.98	133,320	4.98
	6,037,500	2.85	5,290,820	2.65
As at June 30, 2025, the market price of the Company’s Subordinate Voting share was CAD$0.73 per share. The intrinsic value of the stock options was $504,451 (CAD$688,200).
Warrants
The following table summarizes information about warrants outstanding as at June 30, 2025:
	Date Issued	Expiry Date	Exercise Price (CAD)	Number of Warrants Outstanding
Outstanding as of December 31, 2023			$2.89	2,076,011
Private placement warrants	April 26, 2024	April 26, 2027	$0.90	9,403,352
Agents warrants	April 26, 2024	April 26, 2027	$0.90	564,200
Private placement warrants	May 8, 2024	May 8, 2027	$0.90	3,812,981
Finders warrants	May 8, 2024	May 8, 2027	$0.90	92,923
Private placement warrants	May 14, 2024	May 14, 2027	$0.90	200,000
Exercise	April 26, 2024	April 26, 2027	$0.90	(150,000)
Exercise	April 25, 2024	April 25, 2027	$0.90	(13,181)
Outstanding at December 31, 2024			$1.17	15,986,286
Promissory note warrants	March 21, 2025	March 21, 2028	$0.64	2,697,600
Expired			2.35	(172,540)
Outstanding at June 30, 2025			$1.09*	18,511,346

*
The weighted average exercise price and weighted average life was CAD$1.09 and 1.88 years, respectively.

As at June 30, 2025, the market price of the Company’s Subordinate Voting share was CAD$0.73 per share. The intrinsic value of the warrants was $211,045 (CAD$287,920).

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
9.   SHARE CAPITAL (Continued)
The Company’s Private placement warrants, Finder warrants and Promissory note warrants are warrants that when exercised by the holder, the Company will issue one subordinate voting share for each warrant exercise. For the Broker warrants, the holder receives one subordinate voting share and one Private placement warrant for each Broker warrant exercise.
Restricted Share Units
On March 1, 2024, the Company issued 88,538 restricted share units (“RSU”) to two employees with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $31,984, of which $11,455 have been recorded as a share-based payment during the period ended June 30, 2025.
On October 17, 2024, the Company issued 114,588 RSUs to three directors with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $51,666, of which $25,621 was recorded as a share-based payment during the period ended June 30, 2025.
On December 27, 2024, the Company issued 75,000 RSUs to two employees and an officer with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $23,411, of which $11,610 was recorded as a share-based payment during the period ended June 30, 2025.
On March 31, 2025, the Company issued 60,414 RSUs to three directors with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $28,156 of which $7,020 was recorded as a share-based payment during the period ended June 30, 2025.
On June 26, 2025, the Company issued 46,950 RSUs to three directors with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $26,498 of which $287 was recorded as a share-based payment during the period ended June 30, 2025.
Share-based payments for the RSUs was allocated as follows:
— $38,187 (2024 — $nil) from RSUs was allocated to management fees;
— $17,806 (2024 — $10,609) from RSUs was allocated to exploration expenses;
The following table summarizes information about RSUs outstanding as at June 30, 2025:
	Date Issued	Vesting Date	No. of RSUs
Grant	March 1, 2024	March 1, 2025	88,538
Grant	October 17, 2024	October 17, 2025	114,588
Grant	December 27, 2024	December 27, 2025	75,000
Outstanding at December 31, 2024			278,126
Grant	March 31, 2025	March 31, 2026	60,414
Grant	June 26, 2025	June 26, 2026	46,950
Exercised			(27,682)
Outstanding at June 30, 2025			357,808

ALASKA SILVER CORP.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(Expressed in United States Dollars)
10.   SEGMENTED INFORMATION
A reporting segment is defined as a component of the Company that:
(i)
Engages in business activities from which it may earn revenues and incur expenses;

(ii)
Operating results are reviewed regularly by the entity’s chief operating decision maker (“CODM”); and

(iii)
Discrete financial information is available.

The CODM is the CEO of the Company. The Company has determined that it operates its business in one geographical segment located in Alaska, United States, where the majority of its equipment and all of its mineral properties are located.
The CODM is responsible for evaluating performance, allocating resources, and making strategic decisions. The primary measure used to assess the Company’s profitability is consolidated net loss, which is used to compare budgeted versus actual results and informs operating cash flow decisions. The financial position, results of operations, and cash flows of the Company’s single reportable segment align with the consolidated financial statements presented herein. The measure of segment assets is reported on the consolidated balance sheet as total assets.
The CODM primarily evaluates the Company’s performance based on consolidated net loss and reviews significant expenses, when applicable, on a consolidated basis, consistent with the presentation in the consolidated statements of operations. While the CODM’s primary focus is on overall consolidated results, supplemental information on exploration costs is also reviewed.
11.   SUBSEQUENT EVENTS
Subsequent to June 30, 2025, the Company issued Subordinate Voting Shares as follows:
•
issued 372,500 Subordinate Voting Shares for the exercise of stock options for gross proceeds of CAD$207,425.

•
issued 412,524 Subordinate Voting Shares for the exercise of warrants for gross proceeds of CAD$355,396.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Directors of
Alaska Silver Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Alaska Silver Corp. (the “Company”), as of December 31, 2024 and 2023, and the related consolidated statements of loss and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Alaska Silver Corp. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023 in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no operating revenue, has incurred a net loss of $7,279,098, and has an accumulated operating deficit of $40,503,487 which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Assessment of Impairment Indicators of Mineral Properties
As described in Note 4 to the financial statements, the carrying amount of the Company’s mineral properties was $6,090,370 as of December 31, 2024. As more fully described in Note 2 to the financial statements, management assesses mineral properties for indicators of impairment at each reporting period.
The principal considerations for our determination that the assessment of impairment indicators of the mineral properties is a critical audit matter is that there was judgment made by management when assessing whether there were indicators of impairment for the mineral properties, specifically relating to the properties’ carrying amount which is impacted by the Company’s intent and ability to continue to explore and evaluate these properties. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in their assessment of indicators of impairment that could give rise to the requirement to prepare an estimate of the recoverable amount of the mineral properties.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures include, among others:
•
Evaluating management’s assessment of impairment indicators.

•
Evaluating the intent for the mineral properties through discussion and communication with management.

•
Reviewing the Company’s recent expenditure activity.

•
Obtaining, on a test basis, confirmation of title to ensure mineral rights underlying the mineral properties are in good standing.

We have served as the Company’s auditor since 2024.
Vancouver, CanadaChartered Professional Accountants
September 4, 2025

ASLAKA SILVER CORP.
CONSOLIDATED BALANCE SHEET
(Expressed in United States Dollars)
	Notes	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents		$849,572	$1,191,561
GST receivable		33,389	35,763
Prepaid and deposits		105,347	170,479
Total current assets		988,308	1,397,803
Non-Current Assets
Equipment	3	1,558,765	1,999,413
Mineral properties	4	6,090,370	5,922,878
TOTAL ASSETS		$8,637,443	$9,320,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	5	$86,682	$413,175
Due to related parties	6	722,989	523,757
Promissory note – current portion	8	120,000	225,000
Total current liabilities		929,671	1,161,932
Non-Current Liabilities
Asset retirement obligation	7	225,959	224,835
Promissory note	8	2,236,065	2,594,083
TOTAL LIABILITIES		3,391,695	3,980,850
STOCKHOLDERS’ EQUITY
Capital stock	9
Authorized:
Unlimited without par value
Issued and outstanding:
42,189,920 subordinate voting shares at December 31, 2024 and 28,120,406 at December 31, 2023; 224,801 proportionate voting shares at December 31, 2024 and 2023		—	—
Additional paid-in capital	9	45,969,682	38,760,427
Cumulative translation adjustment		(220,447)	(196,794)
Deficit		(40,503,487)	(33,224,389)
TOTAL SHAREHOLDERS’ EQUITY		5,245,748	5,339,244
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$8,637,443	$9,320,094
Nature and continuance of operations	1
Subsequent events	12
Approved by the Board of Directors:
“Christopher (Kit) Marrs” Director	“Kevin Nishi” Director
The accompanying notes are integral to these consolidated financial statements.

ASLAKA SILVER CORP.
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
	Notes	December 31, 2024	December 31, 2023
EXPENSES
Accretion expense		$8,656	$9,557
Bank charges		2,245	3,207
Consulting fees		306,835	510,103
Depreciation expense	3	61	—
Exploration expenses		4,218,109	6,441,491
Filing and regulatory fees		66,697	75,822
Insurance		49,068	48,634
Management fees		1,561,326	2,039,213
Marketing expenses		531,374	386,544
Office and sundry		129,808	129,689
Professional fees		259,140	264,052
Travel and promotion		121,234	58,134
		(7,254,553)	(9,966,446)
OTHER ITEMS
Foreign exchange gain (loss)		29,814	(33,688)
Interest expense	8	(120,065)	(118,824)
Interest income		65,706	45,184
NET LOSS		(7,279,098)	(10,073,774)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign exchange gain (loss) on translation of foreign operations		(23,653)	(126,288)
COMPREHENSIVE LOSS		$(7,302,751)	$(10,200,062)
LOSS PER SHARE – BASIC AND DILUTED		$(0.12)	$(0.21)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED		59,859,899	48,599,611
The accompanying notes are integral to these consolidated financial statements.

ALASKA SILVER CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
	Notes	December 31, 2024	December 31, 2023
Cash flows used in operating activities:
Loss for the year		$(7,279,098)	$(10,073,774)
Adjustments for non-cash items:
Accretion expense		8,656	9,557
Depreciation expense		441,733	271,600
Share-based payments	9	987,431	1,990,074
Interest accrued on Promissory Note	8	120,065	114,750
		(5,721,213)	(7,687,793)
Changes in non-cash working capital
GST receivable		2,374	4,931
Prepaids and deposits		65,132	(70,609)
Accounts payable and accrued liabilities		(326,493)	12,549
Due to related parties		199,232	269,507
		(5,780,968)	(7,471,415)
Cash flows (used in) from investing activities:
Purchase of equipment	3	(1,085)	(1,355,563)
Mineral properties acquisition costs		(175,024)	(161,874)
		(176,109)	(1,517,437)
Cash flows from (used in) financing activities:
Issuance of subordinate voting shares, net	9	5,865,837	5,917,765
Exercise of stock options	9	250,870	293,000
Exercise of warrants	9	105,117	—
Repayment of promissory note	8	(583,083)	—
		5,638,741	6,210,765
Effect of exchange rate changes on cash		(23,653)	126,900
Net change in cash for the year		(341,989)	(2,651,187)
Cash and cash equivalents, beginning of year		1,191,561	3,842,748
Cash and cash equivalents, end of year		$849,572	$1,191,561
Change in long-term deposits related to purchase of equipment		$—	$416,810
Revision in ARO estimate		$7,532	$22,942
Interest paid in cash		$—	$—
The accompanying notes are integral to these consolidated financial statements.

ALASKA SILVER CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars, except number of shares)
	Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Subordinate Voting	Proportionate Voting
December 31, 2022	23,810,804	224,801	$30,559,588	$(70,506)	$(23,150,615)	$7,338,467
Private placements, net	3,804,602	—	5,917,765	—	—	5,917,765
Exercise of stock options	505,000	—	293,000	—	—	293,000
Stock-based compensation	—	—	1,990,074	—	—	1,990,074
Foreign translation exchange loss	—	—	—	(126,288)	—	(126,288)
Net loss	—	—	—	—	(10,073,774)	(10,073,774)
December 31, 2023	28,120,406	224,801	38,760,427	(196,794)	(33,224,389)	5,339,244
Private placements, net	13,416,333	—	5,865,837	—	—	5,865,837
Exercise of stock options	490,000	—	250,870	—	—	250,870
Exercise of warrants	163,181	—	105,117	—	—	105,117
Stock-based compensation	—	—	987,431	—	—	987,431
Foreign translation exchange loss	—	—	—	(23,653)	—	(23,653)
Net loss	—		—	—	(7,279,098)	(7,279,098)

December 31, 2024	42,189,920*	224,801*	$45,969,682	$(220,447)	$(40,503,487)	$5,245,748

*
The proportional voting shares are exchangeable into a total of 22,480,100 subordinate voting shares, for no additional consideration. See Note 9.

The accompanying notes are integral to these consolidated financial statements.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
1.
NATURE AND CONTINUANCE OF OPERATIONS

Alaska Silver Corp., (formerly Western Alaska Minerals Corp.) (“Alaska Silver” or the “Company”) was incorporated under the Business Corporations Act of British Columbia on April 8, 2020, as 1246779 B.C. Ltd. (“779”). The Company is a public company whose subordinate voting shares are listed for trading on the TSX Venture Exchange (“TSXV”) under the symbol “WAM”. The Company’s registered office is PO Box 881, Talkeetna, Alaska, 99676. As discussed further below, the Company is in the mineral exploration and development business.
Going Concern
These consolidated financial statements have been prepared with the going concern assumption, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has no current source of operating revenue, has incurred a current loss of $7,279,098 and has an accumulated operating deficit of $40,503,487. The Company will require further financing to operate and further develop its business. The Company’s ability to realize its assets and discharge its liabilities is dependent upon it obtaining financing as necessary and ultimately upon its ability to dispose of its mineral property interests on a profitable basis or otherwise achieve profitable operations. These material uncertainties cast substantial doubt on the Company’s ability to continue as a going concern. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the Company’s financial position, operational success, cash flow, and prospects. These consolidated financial statements do not give effect to adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance
These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”).
These consolidated financial statements were authorized for issue by the Board of Directors on September 4, 2025.
Basis of Presentation
These consolidated financial statements have been prepared on a historical cost basis, modified where applicable. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.
Basis of Consolidation
These consolidated financial statements include the accounts of the Company and its wholly owned and controlled entities. Control is achieved when the Company has the power to govern the financial operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are fully consolidated from the date on which control is transferred to the Company until the date on which control ceases.
The following subsidiaries have been consolidated from all dates presented within these financial statements:
Subsidiary	Ownership	Location
Western Alaska Copper & Gold Company (“WACG”)	100%	USA
Piek Inc.	100%	USA

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

All intercompany transactions, balances, income and expenses are eliminated upon consolidation.
These consolidated financial statements are presented in United States dollars. The functional currency of each entity in the consolidated group is determined with reference to the currency of the primary economic environment in which that entity operates. Accordingly, the functional currency of entities operating principally in the United States is the United States dollar, while the functional currency of entities operating principally in Canada is the Canadian dollar.
Use of Estimates and Assumptions
The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of estimates include the carrying value and recoverability of mineral properties, valuation of asset retirement obligation, valuation of stock-based compensation and the recognition of deferred tax assets based on the change in unrecognized deductible temporary tax differences. Actual results could differ from those estimates and would impact future results of operations and cash flows.
Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and promissory notes. The fair values of these financial instruments approximate their carrying values unless otherwise noted.
Fair Value of Financial Assets and Liabilities
The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition.
Fair Value of Financial Assets and Liabilities
Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest rate method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.
The following indicates the fair value hierarchy of the valuation techniques the Company utilizes to determine the fair value of financial assets that are measured at fair value on a recurring basis.
Level 1
Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2
Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, and

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 3
Inputs that are not based on observable market data.

Cash is considered level 1 and classified as cash on hand and held at banks.
Financial instruments, including accounts payable, accrued liabilities and loans payable are classified as other financial liabilities and are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.
Concentration of Credit Risk
The financial instrument which potentially subjects the Company to concentration of credit risk is cash. We maintain cash in bank accounts that, at times, may exceed federally insured limits. However, we have not experienced any losses in such accounts and believe we are not exposed to any significant risks on the cash in our bank accounts.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of cash at banks and on hand, and short-term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. The Company’s cash is held with major financial institutions in business accounts, bankers’ acceptances and in government treasury bills which are available on demand by the Company for its programs and are not invested in any asset backed deposits/investments.
Mineral Properties
The costs of acquiring mineral rights are capitalized at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. If, after review, management concludes that the carrying amount of a mineral property is impaired, it will be written down to estimated fair value. Exploration costs incurred on mineral properties are expensed as incurred. Development costs incurred on proven and probable reserves will be capitalized. Upon commencement of production, capitalized costs will be amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves (which exclude non-recoverable and anticipated processing losses). When the Company receives an option payment related to a property, the proceeds of the payment are applied to reduce the carrying value of the exploration asset.
Long-Lived Assets
Long-lived assets, consisting of equipment held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Equipment
Equipment is recorded at cost less accumulated depreciation. Depreciation is provided over the assets’ useful lives on a straight-line basis. Management estimated the useful lives of its computer software to be 1 year; equipment to be 5 years and vehicles to be 10 years.
Asset Retirement Obligations
Future obligations to retire an asset, including dismantling, remediation and ongoing treatment and monitoring of the site, are recognized and recorded as a liability at fair value at the time when they are

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

incurred or when the event giving rise to such an obligation occurs. The liability is increased (accreted) over time through periodic charges to earnings. The corresponding asset retirement cost is capitalized as part of the asset’s carrying value and is amortized over the asset’s estimated useful life. The amount of the liability will be subject to re-measurement at each reporting period.
We are subject to laws and regulations relating to environmental matters in all jurisdictions in which we operate, including provisions relating to property reclamation, discharge of hazardous material and other matters. We may also be held liable should environmental problems be discovered that were caused by former owners and operators of our properties and properties in which we previously had an interest. We conduct our exploration and evaluation activities in compliance with applicable environment protection legislation. We are not aware of any existing environmental problems related to any of our current or former properties that may result in material liability to us.
Stock-Based Compensation
The Company accounts for share-based compensation under the provisions of ASC 718 Compensation-Stock Compensation. Under the fair value recognition provisions, stock-based compensation expense is measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measured. Share-based compensation for all stock-based awards to employees and directors is recognized as an expense over the requisite service periods, which is generally the vesting period. The Black-Scholes option valuation model is used to calculate fair value.
Related Party Transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
Income Taxes
The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss from the current year and any adjustment to income taxes payable related to previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or subsequently enacted by the year-end date.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be recognized.
Loss Per Share
The Company is required to calculate basic and diluted loss per share using the two-class method. The two-class method is required because the Company’s Proportionate Shares, each of which are in effect,

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Subordinate Voting Shares compressed at the ratio of 100:1 have voting and economic rights on an as-converted basis. The Proportionate Shares are convertible to Subordinate Voting Shares at the request of the shareholder and with the consent of the Company. Under the two-class method, earnings/loss for the period are allocated on a pro-rata basis to the Subordinate and Proportionate stockholders. The weighted average number of Subordinate Shares and Proportionate Shares (on an as converted basis) outstanding during the period is then used to calculate basic earnings or loss for each class of shares.
Stock options and other potential subordinate voting shares are included in the calculation of diluted earnings per share (“diluted EPS”). The Company uses the treasury stock method for calculating dilutive potential subordinate voting shares. In calculating diluted EPS, such shares are assumed to be exercised or converted, except when their effect would be anti-dilutive.
Potentially dilutive shares as of December 31, 2024 and 2023, are as follows:
	December 31,
	2024	2023
Share purchase options	5,627,500	3,817,500
Share purchase warrants	15,986,286	2,076,011
Restricted share units	278,126	—
Total	21,891,912	5,893,511
All potentially dilutive shares were excluded from the calculation of diluted loss per share as their exercise and conversion would be anti-dilutive.
Foreign Currency Translation
The functional currency of each entity in the consolidated group is the currency of the primary economic environment in which that entity operates. The foreign currency transactions of each entity are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.
Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the period in which they arise.
Management has assessed the functional currency of both WACG and Piek Inc. to be the USD, while the functional currency of Alaska Silver is the CAD. The Company’s consolidated reporting currency, which is determined on a discretionary basis, is USD. Exchange differences arising on the translation of Alaska Silver’s accounts to USD for reporting purposes, including the translation of non-monetary items using period end rates, are reported in Other Comprehensive Income and are maintained on a carry-forward basis within a separate component of equity.
Recent Accounting Pronouncements
In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting —  Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount for

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
2.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024.
In December 2023, the FASB issued Accounting Standards Update 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities on an annual basis to (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 is effective for fiscal years beginning after December 15, 2025. We are evaluating the impact of adopting ASU 2023-09 on our financial statements.
3.
EQUIPMENT

	December 31, 2024 ($)	December 31, 2023 ($)	Life
Cost:
Computer software	25,050	25,050	1 year
Equipment	2,118,332	2,117,247	5 years
Vehicles	180,859	180,859	10 years
	2,324,241	2,323,156
Accumulated Amortization:
Computer software	(25,050)	(25,050)
Equipment	(697,795)	(274,148)
Vehicles	(42,631)	(24,545)
	(765,476)	(323,743)
Total	1,558,765	1,999,413
For the year ended December 31, 2024 depreciation of equipment and vehicles of $441,672 is included in exploration expenses (2023 – $271,600).
4.
MINERAL PROPERTIES

	Round Top ($)	Honker ($)	Illinois Creek ($)	Others ($)	Total ($)
Total Costs:
Balance at December 31, 2022	407,025	77,308	5,293,245	6,368	5,783,946
Additions	72,600	19,800	63,864	5,610	161,874
ARO change in estimates	(33)	(464)	(22,445)	—	(22,942)
Balance at December 31, 2023	479,592	96,644	5,334,664	11,978	5,922,878
Additions	72,600	19,800	81,881	743	175,024
ARO change in estimates	(13)	(181)	(7,338)	—	(7,532)
Balance at December 31, 2024	552,179	116,263	5,409,207	12,721	6,090,370

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
4.
MINERAL PROPERTIES (Continued)

Round Top Property, Alaska
The Round Top Property consists of 92 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
Honker Property Alaska
The Honker Property consists of 24 state mineral claims, owned 100% by WACG, located in the Mount McKinley mining district of Alaska.
Illinois Creek Mine Project, Alaska
WAGC acquired a 100% interest in the Illinois Creek Mine Project in fiscal 2021 through the issuance of 120 WACG common shares (valued at $540,000) and $3,698,000 payable by the issuance of a promissory note (note 8). As part of the acquisition in fiscal 2021, the Company also terminated a joint venture agreement on the project dating back to fiscal 2018 and reclassified share consideration under the operating agreement of which consisted of 346 common shares (valued at $692,000).
The Illinois Creek Mine Project is comprised of various state mineral claims located in Alaska.
Other Exploration Target Projects, Alaska
Paw Print Property
The Paw Print Property consists of 18 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
Khotol Property
The Khotol Property consists of 16 state mineral claims, owned 100% by WACG, located in the Mount McKinley and Nulato mining districts of Alaska.
In 2024, the Company staked 3 new claims in the Khotol property for a cost of $743.
The Company staked the claims of both Paw Print and Khotol properties for a total of $6,368 and $6,353 in 2022 and 2023 respectively.
5.
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2024	December 31, 2023
Accounts payable	$73,255	$408,303
Other payable	13,427	4,872
	$86,682	$413,175

6.
RELATED PARTY TRANSACTIONS

Due to/from Related Parties
As at December 31, 2024, $722,989 (2023 – $523,757) was due to related parties for management compensation. Promissory notes (Note 8) in the amount of and $2,356,065 (2023 – $2,819,083) are owed to related parties.
Amounts owing to related parties are non-interest bearing and have no specific terms of repayment.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
7.
ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending obligations associated with the retirement of the properties:
Total
Balance, December 31, 2022	$238,220
Accretion expense	9,557
Change in estimates	(22,942)
Balance, December 31, 2023	224,835
Accretion expense	8,656
Change in estimates	(7,532)
Balance, December 31, 2024	$225,959
As at December 31, 2024, the total undiscounted amount of estimated cash flows required to settle the Company’s asset retirement obligations was $232,272 (December 31, 2023 – $223,081) over the next 4 years at an annual inflation rate of 3% (2023 – 4%) and discounted using an average discount rate of 3.70% (2023 – 3.86%).
During the year ended December 31, 2024, the Company did not incur any reclamation expenditures.
Estimated future reclamation costs are based on the extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. In view of uncertainties concerning asset retirement obligations, the ultimate costs could be materially different from the amounts estimated.
8.
PROMISSORY NOTE

On March 31, 2021, and in accordance with the share purchase agreement entered upon the dissolution of the Illinois Creek Joint Venture LLC, WACG issued a promissory note of $3,698,000. The promissory note accrued interest at 2.0% per annum.
Under the terms of the promissory note, WACG made payments as follows:
(i)
$498,000, together with the accrued interest was paid during the year ended December 31, 2021;

(ii)
$500,000 was paid during the year ended December 31, 2022

Effective April 1, 2023, the promissory note was amended by both parties to increase the interest rate to 5.0% per annum from the previous rate of 2.0% per annum.
On September 30, 2023, the promissory note was further amended by both parties as follows:
(i)
The Company will commence monthly principal repayments of $25,000 at the later of March 31, 2024 or at the closing of the Company’s next financings;

(ii)
The Company will make additional principal reduction payments equal to 6% of all future equity financings;

(iii)
A principal reduction payment of $750,000 will be due on May 1, 2025;

(iv)
A principal reduction payment of the remaining balance and all accrued interest will be due on December 1, 2025.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
8.
PROMISSORY NOTE (Continued)

On December 31, 2024, the promissory note was once again amended by both parties as follows:
(i)
The Company will commence monthly principal repayments of $10,000 until the closing of the next financing, at which time the monthly principal payments will increase to $25,000;

(ii)
The Company will make additional principal reduction payments equal to 6% of all equity financings, plus accrued interest on the outstanding principal balance, due and payable upon closing of each round;

(iii)
A principal reduction payment of $750,000 will be due on June 1, 2026;

(iv)
A principal reduction payment of the remaining balance and all accrued interest will be due on December 1, 2026.

During the year ended December 31, 2024, the Company repaid $583,083 in principal repayments. As at December 31, 2024, the balance of the promissory note was $2,356,065 (2023 – $2,819,083) with $239,148 (2023 – $119,083) being accrued interest.
9.
SHARE CAPITAL

Authorized Capital
The Company is authorized to issue an unlimited number of subordinate voting shares without par value.
Subordinate Voting and Proportionate Stock
Pursuant to the reverse take-over (“RTO”) transaction in 2021, each WACG common share held by a U.S. resident shareholder was exchanged for either (i) a “Merger Unit”, comprised of 1,000 Alaska Silver subordinate voting shares (“Subordinate Voting Shares”) and 90 Proportionate voting shares (“Proportionate voting shares”); or (ii) 100 Proportionate voting shares; and each WACG common share held by a non-U.S. resident shareholder was exchanged for 10,000 Subordinate Voting Shares. The Proportionate voting shares are, in effect, Subordinate Voting Shares compressed at the ratio of 100:1 which have voting and economic rights on an as-converted basis. The Proportionate voting shares are convertible to Subordinate Voting Shares at the request of the shareholder and with the consent of the Company.
Issued Share Capital
On February 1, 2023, the Company issued 20,000 Subordinate Voting Shares for gross proceeds of $9,000 on exercise of stock options.
On May 4, 2023, the Company issued 2,982,049 units in a private placement for CAD$2.35 per unit for gross proceeds $5,018,862 (CAD$7,007,815). Each unit consists of one subordinate voting share and one-half warrant with an exercise price of CAD$3.15 for a period of 36 months. In addition, the Company paid a cash commission of $298,886 (CAD$405,469) and issued 172,540 broker warrants to the agents. Each broker warrant entitles the holder to purchase one unit of the private placement for a period of 24 months following the closing of the private placement.
On June 23, 2023, the Company issued 25,000 subordinate voting shares for gross proceeds of $17,000 on exercise of stock options.
On September 1, 2023, the Company issued 756,382 units in the first tranche of a private placement for CAD$2.05 per unit, and on September 14, 2023, the Company issued 66,171 units in the final tranche.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
9.
SHARE CAPITAL (Continued)

Each unit consists of one subordinate voting share of the Company and one-half warrant with an exercise price of CAD$3.15 per share for a period of 36 months.
In addition, the Company paid a cash commission of $1,766 (CAD$2,399) and issued 1,170 Finder Warrants to the agents. Each Finder Warrant entitles the holder to purchase one subordinate voting share of the Company for a period of 36 months following the closing of the private placement.
On November 30, 2023, the Company issued 460,000 subordinate voting shares for gross proceeds of $267,000 on exercise of stock options.
On April 4, 2024, the Company issued 100,000 Subordinate Voting Shares to option holders who exercised their options in return for gross proceeds of $65,000.
On April 26, 2024, the Company issued 9,403,352 units in a brokered shelf prospectus offering for CAD$0.65 per unit for gross proceeds of $4,466,627 (CAD$6,112,179). Each unit consists of one Subordinate Voting Share and one warrant with an exercise price of $0.66 (CAD$0.90) for a period of 36 months. In addition, the Company paid a cash commission $268,313 (CAD$366,731) and issued 564,200 agent warrants to the agents. Each agent warrant entitles the holder to purchase one Subordinate Voting Share at $0.48 (CAD$0.65) for a period of 36 months from issuance date. The Company also incurred professional fees of $7,323 related to this financing.
On May 8, 2024, the Company issued 3,812,981 units in the first tranche of a non-brokered private placement for CAD$0.65 per unit, and on May 14, 2024, the Company issued 200,000 units in the final tranche, for total gross proceeds of $1,897,758 (CAD$2,608,438). Each unit consists of one Subordinate Voting Share and one warrant with an exercise price of $0.66 (CAD$0.90) for a period of 36 months. In addition, the Company paid a cash commission $82,423 (CAD$113,200) and issued 92,923 finders warrants to the finders. Each finders warrant entitles the holder to purchase one Subordinate Voting Share at $0.66 (CAD$0.90) for a period of 36 months from issuance date. The Company also incurred professional fees of $152,646 related to this financing.
On May 27, 2024, the Company issued 100,000 Subordinate Voting Shares to warrant holders who exercised their warrants in return for gross proceeds of $66,002
On June 17, 2024, the Company issued 190,000 Subordinate Voting Shares to option holders who exercised their options in return for gross proceeds of $123,500.
On June 17, 2024, the Company issued 13,181 Subordinate Voting Shares to warrant holders who exercised their warrants in return for gross proceeds of $6,234
On July 16, 2024, the Company issued 50,000 Subordinate Voting Shares to warrant holders who exercised their warrants in return for gross proceeds of $32,881.
On December 31, 2024, the Company issued 200,000 Subordinate Voting Shares to option holders who exercised their options in return for gross proceeds of $62,370.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
9.
SHARE CAPITAL (Continued)

Basic and diluted weighted average number of shares outstanding
	2024	2023
Weighted Average number of shares outstanding
Subordinate Voting shares	37,379,799	26,119,511
Proportionate Voting shares (as converted)	22,480,100	22,480,100
Weighted averages shares outstanding – basic and diluted	59,859,899	48,599,611
Loss attributed to owners	$(7,320,751)	$(10,200,062)
Loss per share	$(0.12)	$(0.21)
Loss attributed to Subordinate Voting shares	$(0.08)	$(0.11)
Loss attributed to Proportionate Voting shares (as converted)	$(0.05)	$(0.10)
Stock Options
The Company has a stock option plan under which the Board of Directors may grant options to acquire subordinate voting shares of the Company to qualified directors, officers, employees, and other service providers. The stock option vests according to the provisions of the individual option agreements approved by the directors’ resolutions and have a maximum of 10 years until expiry. The plan allows for the issuance up to 10% of the number of issued and outstanding subordinate voting and proportionate shares of the Company at any time on a non-diluted basis.
The changes in stock options are summarized as follows:
	Weighted Average Exercise Price* (CAD)	Number of Shares Issued or Issuable on Exercise*
Balance at December 31, 2022	$0.93*	3,057,500
Granted	3.12	1,265,000
Exercised	0.72	(505,000)
Balance at December 31, 2023	1.69	3,817,500
Granted	0.54	2,545,000
Exercised	0.66	(490,000)
Expired	0.81	(20,000)
Forfeited	1.69	(225,000)
Balance at December 31, 2024	1.26	5,627,500

*
The weighted average exercise price and number of subordinate voting shares issued or issuable on exercise have been adjusted for 1:10,000 split.

The following assumptions were used for the Black-Scholes pricing model calculations:
	January 20, 2023	April 6, 2023	March 1, 2024	June 14, 2024	December 27, 2024
Risk-free interest rate	2.88%	2.98%	3.50%	3.51%	3.05%
Expected stock price volatility	101.34%	100.86%	72.61%	67.89%	67.89%
Expected option life in years	5 years	5 years	5 years	5 years	5 years
Dividend rate	Nil	Nil	Nil	Nil	Nil

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
9.
SHARE CAPITAL (Continued)

Stock-based compensation related to stock options was allocated as follows:
•
$567,225 (2023 – $1,166,655) was allocated to management fees;

•
$226,112 (2023 – $739,889) was allocated to exploration expenses;

•
$156,288 (2023 – $83,530) was allocated to consulting fees.

Stock options outstanding and exercisable on December 31, 2024, are summarized as follows:
	Outstanding		Exercisable
Exercise Price (CAD)	Number of Subordinate Voting Shares Issuable on Exercise	Weighted Average Remaining Life (Years)	Number of Subordinate Voting Shares Issuable on Exercise	Weighted Average Remaining Life (Years)
$ 0.56	490,000	1.17	490,000	1.17
$ 0.56	630,000	1.46	630,000	1.46
$ 0.85	462,500	1.87	462,500	1.87
$ 0.96	25,000	2.08	25,000	2.08
$ 1.65	275,000	2.39	275,000	2.39
$ 2.75	175,000	2.86	175,000	2.86
$ 3.16	1,125,000	3.06	728,900	3.06
$ 2.70	100,000	3.27	66,000	3.27
$ 0.49	1,000,000	4.17	330,000	4.17
$ 0.85	450,000	4.46	191,667	4.46
$ 0.45	895,000	4.99	895,000	4.99
	5,627,500	3.20	4,269,067	2.98
As at December 31, 2024, the market price of the Company’s subordinate voting share was CAD$0.48 per share. The intrinsic value of the stock options was $19,601 (CAD$26,850).

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
9.
SHARE CAPITAL (Continued)

Warrants
The following table summarizes information about warrants outstanding as at December 31, 2024:
	Date Issued	Expiry Date	Exercise Price (CAD)	Number of Warrants Outstanding	Intrinsic Value ($)
Outstanding at December 31, 2022				—	—
Broker warrants	May 4, 2023	May 4, 2025	2.35	172,540	—
Private placement warrants	May 4, 2023	May 4, 2026	3.15	1,491,025	—
Private placement warrants	September 1, 2023	September 1, 2026	3.15	378,191	—
Finders warrants	September 1, 2023	September 1, 2025	3.15	1,170	—
Private placement warrants	September 14, 2023	September 14, 2026	3.15	33,086	—
Outstanding at December 31, 2023			3.08	2,076,011	—
Private placement warrants	April 26, 2024	April 26, 2027	0.90	9,403,352	—
Agents warrants	April 26, 2024	April 26, 2027	0.65	564,200	—
Private placement warrants	May 8, 2024	May 8, 2027	0.90	3,812,981	—
Finders warrants	May 8, 2024	May 8, 2027	0.90	92,923	—
Private placement warrants	May 14, 2024	May 14, 2027	0.90	200,000	—
Exercise	April 26, 2024	April 26, 2027	0.90	(150,000)	—
Exercise	April 25, 2024	April 25, 2027	0.65	(13,181)	—
Outstanding at December 31, 2024			1.18*	15,986,286	—

*
The weighted average exercise price and weighted average life was CAD$1.18 and 2.23 years, respectively.

The Company’s Private placement warrants and Finder warrants are warrants that when exercised by the holder, the Company will issue one subordinate voting share for each warrant exercise. For the Broker warrants, the holder receives one subordinate voting share and one Private placement warrant for each Broker warrant exercise.
Restricted Share Units
On March 1, 2024, the Company issued 88,538 restricted share units (“RSU”) to two employees with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $31,984, of which $26,727 have been recorded as management fees, exploration expenses and consulting fees during the year ended December 31, 2024.
On October 17, 2024, the Company issued 114,588 RSUs to three directors with a vesting date being one year from grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $51,666, of which $10,617 have been recorded as a stock-based compensation during the year ended December 31, 2024.
On December 27, 2024, the Company issued 75,000 RSUs to two employees and an officer with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
9.
SHARE CAPITAL (Continued)

Voting Share of the Company on vesting. These RSUs are valued at the date of grant at $23,411, of which $257 have been recorded as a share-based payment during the year ended December 31, 2024.
Share-based payments for the RSUs was allocated as follows:
•
$11,233 (2023 – $nil) from RSUs was allocated to management fees;

•
$26,573 (2023 – $nil) from RSUs was allocated to exploration expenses;

The following table summarizes information about RSUs outstanding as at December 31, 2024:
	Date Issued	Vesting Date	No. of RSUs
Grant	March 1, 2024	March 1, 2025	88,538
Grant	October 17, 2024	October 17, 2025	114,588
Grant	December 27, 2024	December 27, 2025	75,000
Outstanding at December 31, 2024			278,126

10.
INCOME TAXES

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:
	December 31, 2024	December 31, 2023
Net loss before tax	$(7,279,098)	$(10,073,774)
Statutory tax rate	27%	27%
Expected income tax recovery	(1,965,356)	(2,719,919)
Effect of current items	111,433	(131,408)
True-up of prior year amounts	(98,600)	—
Tax assets not recognized	1,952,523	2,851,327
Income tax recovery	$—	$—
The significant components of deferred tax assets that have not been included on the statements of financial position are as follows:
	December 31, 2024	December 31, 2023
Share issuance costs	$268,150	$238,300
Non-capital losses available for future period (USA)	2,381,162	1,888,920
Non-capital losses available for future period (Canada)	1,408,434	1,051,380
Exploration and evaluation assets	7,070,105	6,115,994
Equipment	206,678	87,411
Total deferred tax pools, net	11,334,529	9,382,005
Valuation allowance	(11,334,529)	(9,382,005)
	$—	$—
The Company has approximately $8,819,000 of non-capital losses in Canada which expire between 2041 and 2044 and approximately $5,146,000 of non-capital losses in the US. Tax attributes are subject to review and potential adjustment by tax authorities.

ALASKA SILVER CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(Expressed in United States Dollars)
11.
SEGMENTED INFORMATION

A reporting segment is defined as a component of the Company that:
(i)
Engages in business activities from which it may earn revenues and incur expenses;

(ii)
Operating results are reviewed regularly by the entity’s chief operating decision maker; and

(iii)
Discrete financial information is available.

The CODM is the CEO of the Company. The Company has determined that it operates its business in one geographical segment located in Alaska, United States, where majority of its equipment and all of its mineral properties are located.
The CODM is responsible for evaluating performance, allocating resources, and making strategic decisions. The primary measure used to assess the Company’s profitability is consolidated net loss, which is used to compare budgeted versus actual results and informs operating cash flow decisions. The financial position, results of operations, and cash flows of the Company’s single reportable segment align with the consolidated financial statements presented herein. The measure of segment assets is reported on the consolidated balance sheet as total assets.
The CODM primarily evaluates the Company’s performance based on consolidated net loss and reviews significant expenses, when applicable, on a consolidated basis, consistent with the presentation in the consolidated statements of operations. While the CODM’s primary focus is on overall consolidated results, supplemental information on exploration costs is also reviewed.
12.
SUBSEQUENT EVENTS

On March 21, 2025, the Company completed an unsecured loan transaction with certain lenders (the “Lenders”) to the Company, pursuant to which the Company has issued promissory notes in the aggregate principal amount of $1,200,000. The Loan will mature after 36 months and bear interest at rate of 10% per annum. The Loan will be payable by the Company after 12 months. In addition, the Company has also issued to the Lenders an aggregate of 2,697,600 bonus warrants (the “Warrants”). Each Warrant entitles the holder to purchase one subordinate voting share of the Company at an exercise price of CAD$0.64 for a period of 36 months from the date of issuance.
On March 31, 2025, the Company issued 60,414 RSUs to three directors with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting.
On April 2, 2025, the Company granted 80,000 options to a consultant of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.64 per Subordinate Voting Share and are vested 1/4 every three months starting from July 2, 2025, onwards.
On June 23, 2025, the Company granted 400,000 options to officers of the Company. These options may be exercised within 5 years from the date of grant at a price of CAD $0.73 per Subordinate Voting Share and are vested 1/3 every year starting from June 23, 2025, onwards.
On June 26, 2025, the Company issued 46,950 RSUs to three directors with a vesting date being one year from the grant date. Each RSU entitles the holder to be issued one Subordinate Voting Share of the Company on vesting.
The Company issued 442,500 Subordinate Voting Shares for the exercise of stock options for gross proceeds of CAD$238,925.
The Company issued 27,682 Subordinate Voting Shares for the exercise of RSUs.
The Company issued 412,524 Subordinate Voting Shares for the exercise of warrants for gross proceeds of CAD$355,396.

$10,000,000
18,460,000 Units
Consisting of 18,460,000 Subordinate Voting Shares and 18,460,000
Warrants to Purchase Subordinate Voting Shares
18,460,000 Subordinate Voting Shares Issuable upon the Exercise of the
Warrants
PROSPECTUS
September 30, 2025
Cantor
Sole Bookrunner